Prospectus filed pursuant to Rule 424(b)(3)
Registration No. 333-175778

PONIARD PHARMACEUTICALS, INC. 750 BATTERY STREET, SUITE 330 SAN FRANCISCO, CA 94111	ALLOZYNE, INC. 1600 FAIRVIEW AVE E., SUITE 300 SEATTLE, WA 98102

SUPPLEMENT TO THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION

DATED OCTOBER 10, 2011

This is a supplement to the proxy statement/prospectus/consent solicitation dated October 10, 2011, previously mailed to holders of Poniard Pharmaceuticals, Inc.’s common stock and to holders of Allozyne, Inc.’s common stock, Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock under separate cover on or about October 13, 2011.

The boards of directors of Poniard Pharmaceuticals, Inc., or Poniard, and Allozyne, Inc., or Allozyne, each has unanimously approved the Agreement and Plan of Merger and Reorganization, or the merger agreement, dated as of June 22, 2011, by and among Poniard, Allozyne and FV Acquisition Corp., or the Merger Sub, a direct wholly owned subsidiary of Poniard.

Poniard is soliciting proxies for use at a special meeting of shareholders to be held on November 21, 2011, to consider and vote upon (i) a proposal to approve the issuance of Poniard common stock and the resulting change of control of Poniard pursuant to the merger agreement, (ii) a proposal to approve the amendment of Poniard’s amended and restated articles of incorporation to effect a 1-for-40 reverse stock split of Poniard’s outstanding common stock, and (iii) a proposal to adjourn the special meeting, if necessary, to solicit additional votes if there are not sufficient votes in favor of the issuance of the shares or the reverse stock split. The board of directors of Poniard previously established October 4, 2011 as the record date for determining the shareholders who are entitled to notice of, and to vote, in person or by proxy at the special meeting, or any adjournments or postponements thereof. THE PONIARD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PONIARD SHAREHOLDERS VOTE “FOR” EACH OF THE PROPOSALS OUTLINED ABOVE. EACH PONIARD SHAREHOLDER SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY BY OVERNIGHT MAIL OR PROVIDE VOTING INSTRUCTIONS VIA TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

Allozyne is soliciting written consents from its stockholders to consider and vote upon a proposal to approve the merger and adopt and approve the merger agreement and the other transactions contemplated thereby. The Allozyne board of directors has requested that holders of record of Allozyne common stock and Allozyne preferred stock as of October 7, 2011, execute and return written consents to Allozyne. The Allozyne board of directors has set November 21, 2011 as the target date for receipt of all written consents, but reserves the right to extend the final date for receipt of written consents without any prior notice to Allozyne stockholders. THE ALLOZYNE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALLOZYNE STOCKHOLDERS APPROVE THE MERGER AND ADOPT AND APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY EXECUTING AND DELIVERING THE WRITTEN CONSENT DELIVERED WITH THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION, A COPY OF WHICH IS ALSO INCLUDED WITH THIS SUPPLEMENT.

Poniard and Allozyne are furnishing you this supplement to provide certain additional disclosures and to update certain information contained in the proxy statement/prospectus/consent solicitation previously mailed to you. This supplement should be read in conjunction with the proxy statement/prospectus/consent solicitation, which we urge you to read in its entirety.

In connection with the proposed transaction involving Poniard and Allozyne, Poniard has filed with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus/consent solicitation. The proxy statement/prospectus/consent solicitation dated October 10, 2011, was first mailed to shareholders of Poniard and stockholders of Allozyne on or about October 13, 2011. PONIARD SHAREHOLDERS AND ALLOZYNE STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Poniard shareholders and Allozyne stockholders may obtain free copies of the registration statement and the proxy statement/prospectus/consent solicitation and other documents filed with the SEC by Poniard through the website maintained by the SEC at www.sec.gov. In addition, Poniard shareholders and Allozyne stockholders may obtain free copies of the registration statement and the proxy statement/prospectus/consent solicitation and other documents filed with the SEC by contacting Poniard at Poniard Pharmaceuticals, Inc., 750 Battery Street, Suite 330, San Francisco, CA 94111, Attention: Investor Relations (telephone: 650-583-3774) or going to Poniard’s corporate website at www.poniard.com, or from Allozyne by directing a request to Allozyne, Inc., 1600 Fairview Ave E., Suite 300, Seattle, WA 98102, Attention: Chief Financial Officer (telephone: 206-518-5700).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under the proxy statement/prospectus/consent solicitation, as supplemented, or passed upon the adequacy or accuracy of the proxy statement/prospectus/consent solicitation, as supplemented. Any representation to the contrary is a criminal offense.

This supplement to the proxy statement/prospectus/consent solicitation is dated November 4, 2011 and will first be mailed to shareholders of Poniard and stockholders of Allozyne on or about November 7, 2011.

Page

SUPPLEMENTAL DISCLOSURES TO THE PROXY STATEMENT/PROSPECTUS/CONSENT SOLICITATION	1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	8

MARKET AND INDUSTRY DATA	9

PONIARD’S REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2011, INCLUDING PONIARD’S UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AT AND FOR THE PERIODS ENDED SEPTEMBER 30, 2011 AND PONIARD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF SEPTEMBER 30, 2011	10

ALLOZYNE’S UNAUDITED INTERIM FINANCIAL STATEMENTS AT AND FOR THE PERIODS ENDED SEPTEMBER 30, 2011	50

ALLOZYNE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	77

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA	95

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	101

ANNEX A: SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT	A-1

ANNEX B: WARRANT TO PURCHASE SERIES B-2 PREFERRED STOCK	B-1

SUPPLEMENTAL DISCLOSURES TO THE PROXY STATEMENT/PROSPECTUS/CONSENT

SOLICITATION

Introduction

With this supplement, Poniard and Allozyne are providing the following additional disclosures that are supplemental to those contained in the proxy statement/prospectus/consent solicitation previously mailed to you. The information in this supplement should be read in conjunction with the proxy statement/prospectus/consent solicitation, which we urge you to read in its entirety. The information in this supplement is qualified by reference to the definitive proxy statement/prospectus/consent solicitation except to the extent the information in this supplement supersedes the information contained in the proxy statement/prospectus/consent solicitation. Defined terms used but not defined herein have the meanings set forth in the proxy statement/prospectus/consent solicitation.

Litigation Relating to the Merger

As described on pages 143 and 231-232 of the proxy statement/prospectus/consent solicitation, Poniard, members of Poniard’s board of directors, certain Poniard senior management and Allozyne have been named as defendants in putative class action lawsuits brought by alleged stockholders challenging the proposed merger.

The first action, Aronheim v. Poniard Pharmaceuticals, Inc., et al (Case Number: CGC-11-512033), filed on June 27, 2011 in the Superior Court of California, San Francisco County, alleges in summary that, in connection with the proposed merger with Allozyne, the members of the Poniard board of directors breached their fiduciary duties by purportedly conducting an unfair sale process and agreeing to an unfair sale price, and by purportedly engineering the proposed merger to provide them with improper personal benefits. The action also alleges that Poniard and Allozyne aided and abetted the Poniard board members’ purported breaches of fiduciary duty. The plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, a declaration that the merger agreement was entered into in breach of the Poniard board members’ fiduciary duties, rescission of the merger agreement, an injunction against the proposed merger, a directive that the Poniard board members exercise their fiduciary duties to obtain a transaction that is in the best interests of Poniard’s shareholders, the imposition of a constructive trust in favor of the plaintiff and the class upon any benefits improperly received by the Poniard board members as a result of their purportedly wrongful conduct and fees and costs.

The second lawsuit, Wing Sze Wu v. Robert S. Basso, et al (Case Number: CGC-11-513652), filed on August 24, 2011 in the Superior Court of California, San Francisco County, alleges in summary that the members of the Poniard board of directors breached their fiduciary duties by agreeing to pay purportedly excessive compensation and benefits to Poniard’s senior management, that such members of Poniard’s senior management were allegedly unjustly enriched when they received such executive compensation and benefits, that Poniard’s board of directors breached their fiduciary duties by conducting a purportedly unfair sale process in connection with the proposed transaction with Allozyne and agreeing to an allegedly unfair and dilutive sale price and a transaction that included improper “deal protection measures,” and by providing allegedly materially inadequate disclosures and material disclosure omissions to Poniard’s shareholders. The plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, an injunction against the proposed merger, rescission of the proposed merger to the extent it occurs before final judgment in the lawsuit or rescissory damages, a directive that the defendants account for all damages allegedly caused by them and account for all profits and special benefits obtained as a result of their alleged breaches of their fiduciary duties, and for costs, attorneys fees, expenses and such other relief as the court deems just and proper.

The parties to both the Aronheim case and the Wu case signed a Memorandum of Understanding dated October 19, 2011, providing for the settlement of both cases. The settlement is subject to final settlement documentation, court approval, and the closing of the merger transaction, among other things. The settlement would provide for dismissal of both the Aronheim and Wu cases, for certain additional disclosures, and for payment of plaintiffs’ attorneys’ fees. Poniard has estimated a possible range of loss and has accrued a loss contingency equal to the minimum value of this range, or $215,000. There can be no assurance that the merger will be consummated or that the parties ultimately will execute the final settlement documentation, or that the court will approve the settlement. The settlement will not affect the merger consideration that the Allozyne stockholders will receive in the merger. If the settlement does not become effective, the Aronheim and Wu cases will continue. An estimate of the possible loss or range of loss in that event cannot be made at this time for either Poniard or Allozyne. If that should happen, Poniard, its board of directors and executive management and Allozyne would vigorously defend the respective claims against them.

The defendants deny all liability with respect to the facts and claims alleged in the lawsuits and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims, the defendants have agreed to the terms of the proposed settlement.

Additional Disclosures in Connection with the Proposed Settlement

As contemplated by the proposed settlement, Poniard and Allozyne are providing certain additional disclosures that are supplemental to those contained in the proxy statement/ prospectus/consent solicitation previously mailed to you. You should read this supplement together with the proxy statement/prospectus/consent solicitation carefully in its entirety. As noted above, none of the defendants has admitted wrongdoing of any kind, including but not limited to, inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of fiduciary duty, or aiding or abetting any of the foregoing. The additional disclosures are as follows:

Background of the Merger

The following disclosure replaces the last paragraph beginning on page 65 and ending on page 66 of the proxy statement/prospectus/consent solicitation concerning the merger discussions between Poniard and Company A.

From April 2010 through November 2010, Poniard conducted extensive negotiations, including the exchange of draft agreements and due diligence materials with Company A. From mid-July until the end of October 2010, Poniard and Company A and their respective legal and financial advisors and other representatives conducted detailed due diligence, negotiated the structure and terms of a proposed transaction and prepared initial drafts of the transaction documents. The proposed transaction called for a stock-for-stock transaction in which Poniard shareholders would own less than one-third of the combined company and in addition Company A shareholders would receive shares of a newly created class of Company A redeemable non-voting securities having a right to receive dividends based on a fixed percentage of any royalties received on a certain Company A product.

The following disclosure replaces the second full paragraph on page 66 of the proxy statement/prospectus/consent solicitation concerning the merger discussions between Poniard and Company A.

In mid-October 2010, Company A met with representatives of the stock exchange of Company A’s domicile country to seek confirmation that the redeemable non-voting dividend securities to be issued by Company A in connection with the proposed transaction, or the Company A dividend shares, would be accepted for listing on that stock exchange. The quotation of the Company A dividend shares on its domicile country’s stock exchange was fundamental to Company A’s ability to achieve certain international tax, accounting and strategic objectives and was an express condition to Company A’s moving forward with the negotiated transaction with Poniard. On October 18, 2010, the stock exchange advised Company A that it would not accept the Company A dividend shares for listing based on specific rules of the stock exchange and prior precedent in which similar securities had been rejected for quotation by the exchange. Poniard and Company A were unable to identify a mutually satisfactory alternative structure for a transaction. Consequently, Company A officially terminated discussions on or about November 19, 2010.

The following disclosure replaces the third full paragraph on page 66 of the proxy statement/prospectus/consent solicitation concerning the merger discussions between Poniard and Allozyne.

On November 3, 2010, Mr. Martell met with Steven Gillis, Ph.D. to identify potential merger candidates from ARCH Venture Partners’ portfolio companies. Allozyne and four additional companies were suggested as possible candidates. Following initial due diligence by Poniard’s management team, of the five suggested ARCH Venture Partners’ portfolio companies, only Allozyne was identified as a viable merger candidate.

The following disclosure replaces the fourth full paragraph on page 66 of the proxy statement/prospectus/consent solicitation concerning Poniard’s search for merger candidates.

The Poniard board of directors met on November 19, 2010, to discuss the strategic alternatives available to Poniard given that negotiations with Company A had been terminated by Company A. At that meeting, management recommended the strategy of exploring a merger with a private company seeking access to the U.S. capital markets and as a means to diversify Poniard’s pipeline. Working with Leerink, management advised that it had screened 55 companies, none of which were included in the set of 78 companies contacted by Leerink and management between April and July 2010, and identified 33 potential counterparties. In identifying potential counterparties, management focused on U.S.-based private companies having a market cap similar to that of Poniard and a clinical stage pipeline. The strategic objective was to create a combined company with a product pipeline that could attract sufficient financing to advance the development of its product candidates. The Poniard board authorized management to proceed with high-level discussions with the identified counterparties and to conduct preliminary due diligence as appropriate. The board also authorized management to continue to explore opportunities to partner picoplatin. Potential partners for picoplatin spanned a broad range of candidates with varying attributes, including privately held and publicly traded companies, specialty pharmaceuticals in Europe and Asia, and large, mid-size and small biopharmaceuticals worldwide.

The following disclosure replaces the fifth full paragraph on page 66 of the proxy statement/prospectus/consent solicitation concerning Poniard’s search for merger candidates.

While 33 companies were initially identified as potential counterparties, discussions were held with only 26 of these parties (23 potential merger candidates and three new potential picoplatin partners) during a three-month period beginning November 2010 based on responsiveness of the parties to inbound calls regarding the potential transaction and further review of the likelihood that the parties would represent potential counterparties for a transaction. The three potential picoplatin partners all have clinical-stage oncology product pipelines. Two of the three potential picoplatin partners are based in the United States, one of which is a publicly traded company, and the third potential partner is based in China. Eight of the potential merger candidates, including Allozyne, executed CDAs. Poniard’s management team conducted initial financial, business and scientific due diligence on each of these companies. Such due diligence included assessment of the market size, competitive landscape, clinical progress and risks associated with each company’s lead compounds and platforms, as well as the extent to which such compounds and platforms address an unmet medical need. Financial due diligence included a review of the candidate’s financing history, valuation and cash position.

The following disclosure replaces the fourth full paragraph on page 68 of the proxy statement/prospectus/consent solicitation concerning the merger discussions between Poniard and Company B.

At the April 12, 2011 board meeting, Dr. Kwok updated the board on the status of discussions with Allozyne and Company B and, after discussion, the board indicated its interest in pursuing a transaction with Company B and discussed the terms of a proposed counterproposal. On April 15, 2011, telephonic meetings of the board and executive committee were held and, following an update by Mr. Martell on his discussions with Company B and Allozyne, the decision was made to move forward with Company B and to suspend discussions with Allozyne in order to focus management’s resources on one potential transaction that presented attractive synergies with Poniard because Company B was a clinical stage product company with an advanced pipeline that included oncology products. On April 15, 2011, Mr. Martell phoned Dr. Gillis to inform him that Poniard would not be moving forward with Allozyne at the present time.

Opinion of the Poniard Financial Advisor

The following disclosure supplements the discussion at page 80 of the proxy statement/prospectus/consent solicitation concerning the summary of the results of the analysis of selected publicly traded companies in the biopharmaceutical industry.

The equity value and the enterprise value for each of the selected comparable public companies observed (market data as of June 20, 2011):

	Equity Value ($mm)	Enterprise Value ($mm)
Infinity Pharmaceuticals	$191.1	$100.6
AVI Biopharma	$190.5	$134.7
StemCells	$79.2	$58.3
Threshold Pharmaceuticals	$78.3	$40.0
Neuralstem	$69.8	$61.2
Aeolus Pharmaceuticals	$44.6	$42.9

The following heading replaces the section heading on page 82 of the proxy statement/prospectus/consent solicitation:

Analysis of Selected Reverse Merger Transactions

The following disclosure replaces the table on page 83 of the proxy statement/prospectus/consent solicitation concerning results of the analyses of selected reverse merger transactions.

	Pro Forma Ownership %
Selected Merger Transactions:	Private Company Target		Public Company Acquiror
Mean	70.6%		29.4%
Median	63.6%		36.4%
Range	58.0	%-96.4%	3.6	%-42.0%

Current Transaction:	Allozyne Stockholders		Poniard Shareholders
At Signing	62.6%		37.4%
At Closing	65.4%		34.6%

The following disclosure supplements the discussion at page 83 of the proxy statement/prospectus/consent solicitation concerning the analysis of Poniard’s value per share that could potentially be recovered if Poniard were to liquidate its assets and enter a dissolution procedure.

The individual projected values for Poniard’s assets and liabilities used by Leerink, including the range of values for picoplatin, which resulted in the indicated vale range ($0.01 to $0.10).

Assets
Cash and cash equivalents	$4,179,164
Restricted cash	157,508
Receivables	59,914
Prepaids and deposits	289,887
Total Current Assets	$4,686,473
Facilities and equipment, net	$28,759
Licensed products (picoplatin)	5,871,034
Total Assets	$10,586,266

Liabilities & Future Costs
Accounts payable	$218,849
Accrued liabilities	1,147,175
Total Current Liabilities	$1,366,024
Heraeus obligation	$1,595,945
Severance payable upon liquidation	1,320,891
Total Liabilities	$4,282,860

Cash Available for Distribution	$6,303,406
Basic shares outstanding	59,859,271
RSUs vesting upon liquidation (1)	883,000
Fully-diluted shares outstanding	60,742,271
Cash per share (if picoplatin carrying value realized)	$0.10
Cash per share (if zero value realized for picoplatin)	$0.01

(1)	Assumption from Poniard management.

The picoplatin value range was created based on Poniard management’s assumption of the value Poniard would realize should they be able to close a partnership transaction for picoplatin. This range of value was $0 on the low end, since there is an assumption that it may not be possible to partner picoplatin, and $5,871,034 on the high end based on the book value of the asset. Per the Engagement Letter in this matter, Leerink made no independent investigation of the value of the picoplatin asset.

The following disclosure replaces the third full paragraph on page 84 of the proxy statement/prospectus/consent solicitation concerning the services Leerink provided to Poniard.

Leerink acted as financial advisor to Poniard in connection with, and participated in certain of the negotiations leading to, the merger and other transactions contemplated by the merger agreement. Leerink has not provided any services to, or received fees from, Poniard or Allozyne during the past two years; however, in the ordinary course of business, Leerink and its affiliates may, in the future, provide commercial and investment banking services to Poniard, Allozyne or their respective affiliates. In connection with such services, Leerink and its affiliates may, in the future, receive customary compensation.

Disclosures Relating to Other Events Since the Date of the Proxy Statement/Prospectus/Consent Solicitation

In addition to the additional disclosures in connection with the proposed settlement set forth above, this supplement provides certain disclosures that update and amend the information contained in the proxy statement/prospectus/consent solicitation to reflect certain events that have occurred since the date of the proxy statement/prospectus/consent solicitation.

Extension of Termination Date of the Merger Agreement

The following disclosure supplements the discussion on pages 117-118 of the proxy statement/prospectus/consent solicitation regarding the termination of the merger agreement.

On October 26, 2011, Poniard delivered a notice to Allozyne exercising its right to extend the date for termination of the merger agreement pursuant to Section 9.1(b) for an additional sixty (60) days after October 31, 2011. As a result, the date for termination of the merger agreement pursuant to Section 9.1(b) has been extended to December 30, 2011.

Allozyne’s Entry into a New Credit Facility

The following disclosure supplements the discussion on page 158 of the proxy statement/prospectus/consent solicitation regarding Allozyne’s anticipated entry into a credit facility to borrow up to $1,000,000.

In October 2011, Allozyne amended its loan agreement with Comerica, pursuant to which Allozyne is able to borrow up to $1,000,000, with an interest rate equal to the prime rate (3.25% per annum at October 7, 2011) plus 2.00% and a maturity date of January 7, 2012. The loan agreement, as amended, continues to be collateralized by a security interest in Allozyne and contains a covenant to raise $10,000,000 from investors on or before December 7, 2011 and other covenants and conditions of default that are customary for credit facilities of this type, including payment defaults, insolvency defaults and the occurrence of certain material adverse change events. See Annex A to this supplement for a copy of the Second Amendment to the Loan and Security Agreement. In addition, the credit facility provides for the issuance to Comerica of a warrant to purchase up to 40,000 shares of Allozyne’s Series B-2 Preferred Stock. See Annex B to this supplement for a copy of the Warrant to Purchase Series B-2 Preferred Stock. Allozyne intends to use this credit facility to fund its operations.

Updates to Allozyne’s Phase 1 Clinical Trials

The following disclosure supplements the discussion on pages 131-132 of the proxy statement/prospectus/ consent solicitation regarding the initial results of Allozyne’s multiple-ascending dose phase 1b trial for AZ01.

AZ01 is currently in Phase 1 clinical trials. The Phase 1a trial evaluated the safety, tolerability, pharmacokinetic and pharmacodynamic response to AZ01 in 40 normal healthy volunteers after a single subcutaneous administration.

Based on Phase 1a data, the initial pharmacokinetic profile suggests that AZ01 has superior half life that comes with a slower release pharmacological profile than currently approved interferon beta products, including Avonex®, as well as Biogen Idec’s BIIB017, which is a PEGylated interferon beta-1a, conjugated with a 20 kDa linear PEG and currently in clinical development. The mean results of AZ01’s Phase 1a trial, as shown in the following graph, illustrate that AZ01 can remain detectable in human serum for over 14 days. Allozyne is not aware of any other approved or late stage interferon beta therapeutics with a similar pharmacokinetic profile. As such, Allozyne believes that AZ01 has the potential for a monthly dosing regimen.

Note: The graphic above reflects the more recent data for Biogen Idec’s BIIB017 that was provided in the article written by Hu et al in the Journal of Clinical Pharmacology. The data for BIIB017 in the original graphic on page 131 of the proxy statement/prospectus/consent solicitation were inaccurately attributed to the article written by Hu et al in the Journal of Clinical Pharmacology and should have been attributed to the Biogen Idec Poster for the 2009 AAN Meeting in Seattle, Washington.

There were no detectable antibodies against the interferon beta protein or the chemical hinge used to connect the PEG to the protein in AZ01 during AZ01’s Phase 1a trial. Allozyne did, however, detect antibodies against PEG, which led to accelerated clearance of AZ01. In order to optimize the purity and potency of AZ01, Allozyne has completed an extensive manufacturing process development campaign. The in vivo results of this campaign, which were collected in animal models, indicate an approximate doubling in potency and a significant diminution of antibodies against PEG.

Note: The graphic above reflects initial results from Allozyne’s Phase 1b trial in October 2011.

The optimized version of AZ01 is currently being tested in a Phase 1b, multiple-ascending dose trial designed to evaluate the safety, tolerability, pharmacokinetic and pharmacodynamic response to AZ01 in 48 normal healthy volunteers with subcutaneous administrations of AZ01 at two- and four- week intervals. Patient dosing commenced in June 2011. Allozyne received initial results from this trial in October 2011, which indicated that AZ01 has a comparable half-life after each administration and the half-life is two to three times longer than other PEGylated interferon beta therapeutics known currently to be in clinical development. In addition to establishing a pharmacokinetic profile, neopterin levels were measured as a pharmacodynamic biomarker for interferon activity. The initial data indicate a neopterin response that is greater in duration than the PK response thereby suggesting a prolonged biological effect of interferon beta. Overall AZ01 was well tolerated and subjects dosed experienced typical symptoms associated with interferon beta treatment, most resolving within 24 hours. Additional dosing cohorts are still being evaluated, and Allozyne expects to receive final data from the completed Phase 1b trial by the end of 2011.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The proxy statement/prospectus/consent solicitation and this supplement thereto contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can” and similar expressions identify forward-looking statements. Forward-looking statements in the prospectus/proxy statement/consent solicitation and this supplement thereto include, without limitation, statements regarding corporate strategy, forecasts of product development, potential benefits and timing of the closing of the proposed merger and future expectations concerning available cash and cash equivalents, the expected timing of the conclusion of preclinical and clinical trials, the timing of regulatory filings and approvals or clearances, and other matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed in or implied by the prospectus/proxy statement/consent solicitation and this supplement thereto. Such risk factors include, among others: the ability to consummate the proposed merger; the ability of the combined company to develop and commercialize product candidates; the ability to obtain the substantial additional funding required to conduct clinical trials and development and commercialization activities; the ability to obtain regulatory approvals; the ability to comply with NASDAQ listing standards; the ability to conduct clinical trials; the results of preclinical studies and clinical trials with respect to products under development and whether such results will be indicative of results obtained in later clinical trials; the competitive environment in the biopharmaceutical industry; and the ability to obtain, maintain and enforce patent and other intellectual property protection for product candidates. These and other risks are described in greater detail in the section entitled “Risk Factors” beginning on page 24 of the proxy statement/prospectus/consent solicitation.

Many of the important factors that will determine these results and values are beyond Poniard’s and Allozyne’s ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements. Except as otherwise required by law, Poniard and Allozyne do not assume any obligation to update any forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled “Risk Factors” beginning on page 24 of the proxy statement/prospectus/consent solicitation.

MARKET AND INDUSTRY DATA

Information and management estimates contained in this supplement to the proxy statement/prospectus/ consent solicitation concerning the biotechnology industry, including general expectations and market position, market opportunity and market share, are based on publicly available information, such as clinical studies, academic research reports and other research reports, as well as information from industry reports provided by third-party sources, such as Datamonitor. The management estimates are also derived from Allozyne’s internal research, using assumptions made by Allozyne that it believes to be reasonable and Allozyne’s knowledge of the industry and markets in which Allozyne operates and expects to compete. None of the sources cited in this supplement to the proxy statement/ prospectus/consent solicitation has consented to the inclusion of any data from its reports, nor have Poniard or Allozyne sought their consent. Allozyne’s internal research has not been verified by any independent source, and Allozyne has not independently verified any third-party information. In addition, while Allozyne believes the market position, market opportunity and market share information included in this supplement to the proxy statement/prospectus/consent solicitation is generally reliable, such information is inherently imprecise. Such data involves risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” beginning on page 24 of the proxy statement/prospectus/consent solicitation.

PONIARD’S REPORT ON FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2011, INCLUDING PONIARD’S UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AT AND FOR THE PERIODS ENDED SEPTEMBER 30, 2011 AND PONIARD’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AS OF SEPTEMBER 30, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2011

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to

Commission File No. 0-16614

PONIARD PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Washington	91-1261311
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

750 Battery Street, Suite 330, San Francisco, CA 94111

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 583-3774

(Former Name, Former Address and Former Fiscal Year, if Changed Since the Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).     Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of October 25, 2011, 59,969,271 shares of the registrant’s common stock, $0.02 par value per share, were outstanding.

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTER ENDED SEPTEMBER 30, 2011

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements

PONIARD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2011	December 31, 2010
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$1,984	$1,284
Cash—restricted	22	158
Investment securities	0	3,046
Prepaid expenses and other current assets	246	729

Total current assets	2,252	5,217
Facilities and equipment, net of depreciation of $701 and $745 at September 30, 2011 and December 31, 2010, respectively	18	49
Licensed products, net of amortization of $6,534 and $5,623 at September 30, 2011 and December 31, 2010, respectively	5,466	6,377

Total assets	$7,736	$11,643

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,483	$392
Accrued liabilities	1,496	1,224

Total current liabilities	2,979	1,616

Long-term liabilities:
Capital lease obligations, noncurrent portion	1,640	1,574

Total long-term liabilities	1,640	1,574

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.02 par value, 2,998,425 shares authorized: Convertible preferred stock, Series 1, 78,768 shares issued and outstanding as of September 30, 2011 and December 31, 2010 (entitled in liquidation to $2,033 and $1,985, respectively)	2	2
Common stock, $0.02 par value, 200,000,000 shares authorized: 59,944,271 and 48,547,896 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	1,199	971
Additional paid-in capital	451,878	446,415
Other comprehensive income	0	8
Accumulated deficit	(449,962)	(438,943)

Total shareholders’ equity	3,117	8,453

Total liabilities and shareholders’ equity	$7,736	$11,643

See notes to the condensed consolidated financial statements.

PONIARD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2011	2010	2011	2010
Operating expenses:
Research and development	$287	$891	$1,062	$7,870
General and administrative	3,461	5,060	9,756	13,747
Restructuring	0	0	0	1,626

Total operating expenses	3,748	5,951	10,818	23,243

Loss from operations	(3,748)	(5,951)	(10,818)	(23,243)

Other (expense) income:
Interest expense	(23)	(516)	(70)	(1,744)
Interest income and other, net	0	18	13	103

Total other (expense) income, net	(23)	(498)	(57)	(1,641)

Net loss	(3,771)	(6,449)	(10,875)	(24,884)
Preferred stock dividends	(48)	(48)	(144)	(118)
Preferred stock dividends, in-kind	0	0	0	(570)

Net loss applicable to common shareholders	$(3,819)	$(6,497)	$(11,019)	$(25,572)

Net loss per share applicable to common shareholders—basic and diluted	$(0.06)	$(0.13)	$(0.20)	$(0.55)

Weighted average common shares outstanding—basic and diluted	59,934	48,237	54,506	46,357

See notes to the condensed consolidated financial statements.

PONIARD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,

	2011	2010
Cash flows from operating activities:
Net loss	$(10,875)	$(24,884)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	951	989
Amortization of discount on note payable	0	820
Gain realized on sale of investment securities	(8)	0
Accretion of premium on investment securities	14	390
Loss on disposal of facilities and equipment	0	58
Restructuring	0	321
Decrease in restricted cash for operating lease	136	0
Interest accrued on capital lease obligation	66	66
Share-based compensation issued for services	(12)	369
Share-based employee compensation	2,519	6,998
Change in operating assets and liabilities:
Prepaid expenses and other assets	483	(25)
Accounts payable	1,091	730
Accrued liabilities	224	(5,062)

Net cash used in operating activities	(5,411)	(19,230)

Cash flows from investing activities:
Proceeds from maturities of investment securities	3,032	22,089
Purchases of investment securities	0	(7,322)
Facilities and equipment purchases	(9)	(7)
Proceeds from disposals of equipment and facilities	0	58

Net cash provided by investing activities	3,023	14,818

Cash flows from financing activities:
Repayment of principal on note payable	0	(6,589)
Repayment of capital lease obligation	0	(38)
Decrease in restricted cash	0	123
Net proceeds from issuance of common stock	3,184	6,092
Payment of preferred dividends	(96)	(96)

Net cash provided by (used in) financing activities	3,088	(508)

Net increase (decrease) in cash and cash equivalents	700	(4,920)
Cash and cash equivalents:
Beginning of period	1,284	15,938

End of period	$1,984	$11,018

Supplemental disclosure of non-cash financing activities:
Accrual of preferred dividends	$144	$118
Preferred stock dividends, in-kind	0	570
Supplemental disclosure of cash paid during the period for:
Interest	$0	$897

See notes to the condensed consolidated financial statements.

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Business Overview and Summary of Significant Accounting Policies

Overview

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of cancer therapeutics. The Company’s lead product candidate is picoplatin, a chemotherapeutic designed to treat solid tumors that are resistant to existing platinum-based cancer therapies. Clinical studies to date suggest that picoplatin has an improved safety profile relative to existing platinum-based cancer therapies. The Company has completed a pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of picoplatin in the second-line treatment of patients with small cell lung cancer. This trial did not meet its primary endpoint of overall survival. The Company also has completed Phase 2 trials evaluating picoplatin as a first-line treatment of metastatic colorectal cancer and castration-resistant (hormone-refractory) prostate cancer and a Phase 1 study evaluating an oral formulation of picoplatin in solid tumors.

The accompanying condensed consolidated financial statements include the accounts of Poniard Pharmaceuticals, Inc. (“Poniard”) and its wholly-owned subsidiaries, NeoRx Manufacturing Group, Inc. and FV Acquisition Corp. (collectively, the “Company”). All intercompany balances and transactions have been eliminated.

Basis of Presentation

The accompanying condensed consolidated financial statements contained herein have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). As permitted under those rules, certain footnotes or other financial information that are normally required by accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of the Company’s management, the accompanying interim unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company’s financial position as of September 30, 2011, results of operations for the three and nine months ended September 30, 2011 and 2010, and cash flows for the nine months ended September 30, 2011 and 2010.

The results of operations for the periods ended September 30, 2011, are not necessarily indicative of the expected operating results for the full year.

The balance sheet as of December 31, 2010 has been derived from the audited financial statements at that date. The balance sheet presented herein does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011, and available on the SEC’s website, www.sec.gov.

Merger Agreement with Allozyne, Inc.

On June 22, 2011, Poniard, FV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Poniard (“Merger Sub”), and Allozyne, Inc., a private Delaware corporation (“Allozyne”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Under the terms of the Merger Agreement, which was approved by the boards of directors of Poniard and Allozyne, Merger Sub will merge with and into Allozyne, with Allozyne becoming a wholly-owned subsidiary of Poniard and the surviving corporation

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

of the merger. The merger is expected to create a Nasdaq-listed biotechnology company focused on the development and commercialization of therapeutics in the area of autoimmune and inflammatory disease and cancer. The combined company expects to seek a partnership for the continued development of picoplatin. The resulting company will be named Allozyne, Inc. and will be headquartered in Seattle, Washington.

If the merger is consummated, at the effective time of the merger, the outstanding shares of Allozyne common and preferred stock will be converted into the right to receive the number of shares of Company common stock representing approximately 65% of the shares of outstanding common stock of the combined company, after giving effect to the issuance of shares pursuant to Allozyne’s and the Company’s outstanding options, warrants and other securities convertible into capital stock. Each share of Allozyne common stock and Allozyne preferred stock is expected to convert into the right to receive that number of shares of Company common stock equal to approximately 0.0610 after giving effect to a 1-for-40 reverse stock split of Company common stock to be implemented subject to approval by the Company’s shareholders and prior to the consummation of the merger. The actual number of shares of Company common stock to be issued in respect of each share of Allozyne common stock or preferred stock will be adjusted to reflect the Company’s and Allozyne’s net debt and net cash, respectively, and certain permitted financings completed prior to the closing of the merger, divided by the number of shares of Allozyne common stock and Allozyne preferred stock outstanding and deemed outstanding pursuant to the formula set forth in the Merger Agreement.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by the shareholders of the Company and Allozyne and approval for listing of the common shares of the combined company on The Nasdaq Capital Market. As a condition to the parties entering into the Merger Agreement, certain of Allozyne’s stockholders who in the aggregate beneficially own approximately 65% of the outstanding shares of Allozyne capital stock, and certain of the Company’s shareholders who in the aggregate beneficially own approximately 21% of the outstanding shares of Company common stock, entered into shareholder agreements, whereby they have agreed to vote in favor of the transactions contemplated by the Merger Agreement and against any competing acquisition proposal, subject to the terms of the shareholder agreements. In addition, subject to certain limited exceptions, such Allozyne and Company shareholders also have agreed not to sell or transfer their shares of Allozyne capital stock or Company common stock, including shares of Company common stock received in the merger or issuable upon exercise of Company options or warrants, until the earlier of the termination of the Merger Agreement or six months after the effective time of the merger.

The Merger Agreement contains certain termination rights for both the Company and Allozyne, and further provides that, upon termination of the Merger Agreement under specified circumstances, either party may be required to pay the other party a termination fee of $1,000,000.

In addition, in connection with the merger, the employment of all of the Company’s current executive officers will be terminated prior to the consummation of the merger. The executive officers of Allozyne will assume their respective positions in the combined company following the closing of the merger. The combined company’s board of directors is expected to consist of a total of seven members, four of whom are currently directors of Allozyne, two of whom are currently directors of the Company (Ronald A. Martell and Fred B. Craves, Ph.D.), and one director to be appointed by a majority of the members of the board of directors of the combined company.

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

On July 25, 2011, the Company filed its Registration Statement on Form S-4 (No. 333-175778) (the “Registration Statement”) with the SEC in connection with the proposed merger. The SEC declared the Company’s Registration Statement effective on October 7, 2011.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Liquidity and Financial Resources

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business for a reasonable period of time. The Company has historically experienced recurring operating losses and negative cash flows from operations. As of September 30, 2011, the Company had negative working capital of $727,000, an accumulated deficit of $449,962,000 and total shareholders’ equity of $3,117,000. The Company’s total cash and cash equivalent balances, excluding restricted cash of $22,000, was $1,984,000 at September 30, 2011. The Company has financed its operations to date primarily through the sale of equity securities, borrowings under debt instruments, and through technology licensing and collaborative agreements. The Company invests any excess cash in investment securities to fund future operating costs. Cash used for operating activities for the nine months ended September 30, 2011 totaled $5,411,000.

Concurrent with execution of the Merger Agreement discussed above, Bay City Capital LLC (“BCC”), a related party, executed a binding commitment to loan the Company $2,400,000, on a nonrecourse basis, prior to the closing of the merger. Two Company directors, Fred B. Craves, Ph.D. and Carl S. Goldfischer M.D., are managing directors and managers of BCC and its affiliates. Michael S. Perry, D.V.M., Ph.D., the Company’s President and Chief Medical Officer, is a venture partner of BCC. The Company’s receipt of the loan funds is a condition to Allozyne’s obligation to effect the merger. The Company intends to use the loan proceeds to satisfy the employee severance, change of control and other related employee obligations arising in connection with the merger with Allozyne, which are expected to total approximately $2,400,000. The Company paid BCC a commitment fee of $50,000 in connection with BCC’s delivery of its binding commitment on June 22, 2011. The commitment fee is recorded as an issuance cost and will be amortized over the term of the loan. See Note 5 below for further details about the BCC loan.

In February 2011, the Company sold an aggregate of 9,444,116 shares of its common stock to Small Cap Biotech Value, Ltd. (“Small Cap Biotech”), pursuant to two draw downs under an equity line of credit facility dated December 20, 2010, described further in Note 6 below. Net proceeds of approximately $3,184,000 were received after deducting offering costs of approximately $274,000.

During the first half of 2010, the Company implemented two restructurings that reduced its workforce from 50 employees to 12 employees. On March 24, 2010, the Company announced that it was suspending its effort to seek regulatory approval for picoplatin in small cell lung cancer. The Company made this decision following a detailed analysis of primary and updated data from its Phase 3 trial and evaluation of the New Drug Application (“NDA”) process with the U.S. Food and Drug Administration (“FDA”). The Company subsequently

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

has focused its efforts on developing registration strategies for advancing picoplatin into pivotal clinical trials in colorectal, prostate, ovarian and small cell lung cancers and exploring partnering and other transactions to enable execution of these strategies. In March 2010, the Company engaged the investment banking firm of Leerink Swann LLC to conduct a comprehensive review of strategic alternatives aimed at supporting and optimizing the value of its picoplatin program to its shareholders. The Company has completed internal preparation of potential registration strategies and is conducting stability studies of its picoplatin supplies and maintaining active investigational new drug applications (“INDs”) in the U.S. and IND equivalents in China and in Europe to preserve its picoplatin clinical program. However, the Company is not conducting significant picoplatin development activities while it explores potential picoplatin partnering opportunities and works to complete the proposed merger with Allozyne.

The Company will require substantial additional capital to support its future operations and the continued development of picoplatin. The Company may not be able to obtain required additional capital and/or enter into strategic transactions on a timely basis, on terms that ultimately prove favorable to it, or at all. Conditions in the capital markets in general, and in the life science capital markets specifically, may affect the Company’s potential financing sources and opportunities for strategic transactions. Uncertainty about current global conditions and the current financial uncertainties affecting capital and credit markets may make it particularly difficult for the Company to obtain capital market financing or credit on favorable terms, if at all, or to attract potential partners or enter into other strategic relationships. In addition, the Company has no assurance that any strategic transaction or financing would, once identified, be approved by its shareholders, if approval is required. The Company anticipates that any such transaction would be time-consuming and may require it to incur significant additional costs, even if not completed. The Company’s current financial condition may make securing additional capital extremely difficult. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company believes that its current cash resources and cash equivalents will be adequate to continue operations at substantially their current level into the fourth quarter of 2011. The Company’s operating budget, however, does not include additional costs associated with the proposed merger with Allozyne or, if the Company is unable to complete the proposed merger, the costs of a liquidation and winding up the Company. These costs may be substantial and include costs incurred in connection with the proposed merger, estimated to total approximately $1,550,000, in addition to severance and accrued vacation expense, accelerated payments due under existing contracts, and legal, accounting and/or advisory fees. The Company can provide no assurance that it will have sufficient cash to cover these additional costs.

If the merger with Allozyne is not completed, the Company’s board of directors will be required to explore alternatives for the Company’s business and assets. These alternatives might include raising capital, seeking to merge or combine with another company, seeking dissolution and liquidation, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with the Company or would agree to a price and other terms that the Company would deem adequate or that its shareholders would approve any such transaction. Although the Company may try to pursue an alternative transaction and would seek to continue its current efforts to enter into a partnership or other strategic collaboration to support the continued development of picoplatin, the Company likely will have very limited cash resources and, unless it raises additional capital, likely will be forced to file for federal bankruptcy protection.

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Nasdaq Common Stock Listing

On July 20, 2010, the Company received a letter from the Nasdaq Listing Qualifications Staff (the “Staff”) stating that the minimum bid price of its common stock has been below $1.00 per share for 30 consecutive business days and that the Company was not in compliance with the minimum bid price requirements of The Nasdaq Global Market. The Company was provided 180 calendar days, or until January 18, 2011 (the “initial compliance period”), to regain compliance. The Company transferred the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market on December 17, 2010, at which time it was afforded the remainder of the initial compliance period. On January 19, 2011, the Company received a letter from the Staff notifying it that it had been granted an additional 180 calendar day period (the “additional compliance period”), to regain compliance with the minimum bid price requirement. The additional time period was granted based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the bid price requirement, and the Company’s written notice to Nasdaq of its intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary. To regain compliance, the Company’s closing bid price of its common stock must meet or exceed $1.00 per share for at least ten consecutive trading days, but generally no more than 20 consecutive business days, before determining that it has demonstrated an ability to maintain long-term compliance.

On June 9, 2011, after election of directors and ratification of auditors, the Company adjourned its 2011 annual meeting of shareholders to July 8, 2011 and further adjourned to July 22, 2011, to solicit additional proxies to vote in favor of a proposal to authorize the board of directors to, on or before August 1, 2011, implement a reverse stock split of the Company’s outstanding common stock at a ratio between 1-for-15 and 1-for-25, with the exact ratio to be set by the Company board in its discretion. The purpose of the reverse stock split proposal was to facilitate Company’s efforts to regain compliance with The Nasdaq Capital Market minimum bid price requirement. The Company adjourned its reconvened annual meeting of shareholders on July 22, 2011, with an insufficient number of votes to approve the reverse stock split proposal. Although 91.6% of the shareholders who voted at the annual meeting voted in favor of the reverse stock split proposal, those shareholders held only 49.2% of the Company’s common stock outstanding and entitled to vote. A majority (50% plus one share) of the Company’s common stock outstanding and entitled to vote was required to approve the reverse stock split proposal. On July 19, 2011, the Company received a letter from the Staff advising that the Company has not regained compliance with the $1.00 per share minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) and, unless the Company requests an appeal of this determination, the Company’s common stock would be delisted from The Nasdaq Capital Market. On August 25, 2011, representatives of the Company attended a hearing to appeal the Staff decision and to present a plan for compliance. On September 2, 2011, the Nasdaq Hearings Panel determined to allow the continued listing of the Company’s common stock on The Nasdaq Capital Market subject to the conditions that, on or before December 31, 2011, the Company must have (i) held a shareholders’ meeting; (ii) obtained shareholder approval for the merger with Allozyne and a reverse stock split in a ratio sufficient to allow the stock to trade above $4.00 per share; and (iii) obtained approval of the Staff for listing of the combined company on The Nasdaq Capital Market. The Company intends to regain compliance with the minimum bid price requirement by undertaking a reverse stock split of its outstanding common stock, at an exchange ratio of 1-for-40, in connection with the proposed merger with Allozyne. The Company is seeking shareholder approval of the proposed reverse stock split at the special meeting of Company shareholders to be held on November 21, 2011 in connection with the merger. A detailed description of the reverse stock split proposal and other matters to be voted on at the special meeting is included in the definitive proxy statement/prospectus/consent solicitation dated October 10, 2011, which was mailed to Company and Allozyne shareholders on or about October 13, 2011. There can be no assurance that the proposed

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

reverse stock split will be approved by the Company’s shareholders or that the Company will in the future continue to meet the $2,500,000 shareholders’ equity and other requirements for continued listing on The Nasdaq Capital Market.

Note 2. Fair Value Measurements

The Company categorizes assets and liabilities recorded at fair value in its condensed consolidated balance sheets based upon the level of judgment associated with inputs used to measure their value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs when determining fair value and then ranks the estimated values based on the reliability of the inputs used following the fair value hierarchy set forth by the Financial Accounting Standards Board (“FASB”). The three levels of the FASB fair value hierarchy are as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The determination of a financial instrument’s level within the fair value hierarchy is based on an assessment of the lowest level of any input that is significant to the fair value measurement. The Company utilizes the market approach to measure fair value for its financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The following tables present a summary of the Company’s assets that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements as of September 30, 2011
	Total	Level 1	Level 2	Level 3
Cash equivalents	$1,411	$1,411	$0	$0

	Fair Value Measurements as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Cash equivalents	$965	$965	$0	$0
Investment securities	3,046	0	3,046	0

	$4,011	$965	$3,046	$0

As of September 30, 2011 and December 31, 2010, the Company’s cash equivalents and investment securities are recorded at fair value as determined through market prices and other observable and corroborated sources (see Note 3 below for further details on investment securities). At September 30, 2011, the cash equivalents balance consists of $1,411,000 in money market funds. The Company did not have any investment securities as of September 30, 2011.

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

When the estimated fair value of a security is below its carrying value, the Company evaluates whether it is more likely than not that it will be required to sell the security before its anticipated recovery in market value and whether evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. The Company also evaluates whether or not it intends to sell the investment. If the impairment is considered to be other-than-temporary, the security is written down to its estimated fair value. In addition, the Company considers whether credit losses exist for any securities. A credit loss exists if the present value of cash flows expected to be collected is less than the amortized cost basis of the security. Other-than-temporary declines in estimated fair value and credit losses are charged to investment income. The Company has not deemed it necessary to record any charges related to impairments or other-than-temporary declines in the estimated fair values of its marketable debt securities or credit losses as of September 30, 2011.

Note 3. Investment Securities

The Company’s investment securities, consisting of debt securities, are classified as available-for-sale. Unrealized holding gains or losses on these securities are included in other comprehensive income on the condensed consolidated balance sheets. Realized gains and losses and declines in value judged to be other-than-temporary (of which there have been none to date) on available-for-sale securities are included in interest income and other, net, in the condensed consolidated statements of operations. The Company did not have any investment securities as of September 30, 2011.

Investment securities consisted of the following at December 31, 2010 (in thousands):

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	(Losses)
Type of security:
Corporate debt securities, with unrealized gains	$3,038	$8	$0	$3,046
Corporate debt securities, with unrealized losses	0	0	0	0

	$3,038	$8	$0	$3,046

Net unrealized gain			$8

Maturity:

Less than one year	$3,038			$3,046
Due in 1–2 years	0			0

	$3,038			$3,046

PONIARD PHARMACEUTICALS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Note 4. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	September 30, 2011	December 31, 2010

Clinical trials	$217	$138
Accrued expenses	1,051	716
Compensation	228	176
Severance	0	194

	$1,496	$1,224

Accrued expenses above consist of general operating expenses such as legal and accounting fees, consulting, benefits and preferred dividends.

Note 5. Notes Payable

Bay City Capital Loan Commitment

On June 22, 2011, concurrent with the Merger Agreement discussed under Note 1 above, BCC, a related party, executed a binding commitment to loan the Company $2,400,000 (the “BCC Loan”), on a nonrecourse basis, immediately prior to the closing of the merger. Two of the Company’s directors, Fred B. Craves, Ph.D. and Carl S. Goldfischer, M.D., are managing directors and managers of BCC and its affiliates. Michael S. Perry, D.V.M., Ph.D., the Company’s President and Chief Medical Officer, is a venture partner of BCC. The receipt of the loan funds is a condition to Allozyne’s obligation to effect the merger, and the BCC Loan will continue as an obligation of the combined company following closing of the merger. The Company intends to use the loan proceeds to satisfy employee severance, change of control and other related employee obligations arising in connection with the merger with Allozyne, which are expected to total approximately $2,400,000. The Company paid BCC a commitment fee of $50,000 in connection with BCC’s delivery of its binding commitment. The commitment fee is recorded as an issuance cost and will be amortized over the term of the loan.

The terms of the BCC Loan will be as set forth in a loan and security agreement and related instruments (the “Loan Documents”) agreed upon by the Company and BCC at the time of delivery of the loan commitment. Under the loan and security agreement, BCC will lend the Company $2,400,000 against the Company’s issuance of a secured non-recourse promissory note. The BCC Loan will accrue interest at the rate of 18% per annum, with the principal amount of the BCC Loan, all accrued interest and all other amounts payable under the Loan Documents due and payable in full within one year after the date of the BCC Loan. Repayment and performance of the BCC Loan will be secured by a first priority exclusive security interest in the Company’s trademarks, patents, agreements and other rights and interests related to picoplatin (the “Collateral”).

Upon the occurrence and continuation of any event of default under the Loan Documents, BCC will have the right, without notice or demand, to any or all of the following:

•	declare all obligations under the Loan Documents immediately due and payable;

•	take possession of the Collateral and take any action that BCC considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral; or

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•	exercise all rights and remedies available to BCC under the Loan Documents or at law or equity.

In addition, BCC may during any event of default require the Company (or the combined company) to:

•	seek any consent required to transfer or assign all or part of the Collateral to BCC or its designee;

•	grant to BCC or its designee an exclusive license or sublicense to all or part of the Collateral; and

•	assign to BCC any investigational new drug application or other regulatory approval pertaining to the Collateral, to the extent assignable.

Any of the following would be deemed “event of default” under Loan Documents:

•	the failure to pay the principal amount of the BCC Loan and all accrued interest in full on the maturity date;

•	any breach of any term, covenant, condition or agreement contained in the Loan Documents;

•	the material inaccuracy of any representation or warranty made in the Loan Documents;

•	the occurrence of a change of control of the combined company without the prior written consent of BCC;

•	the failure to create a valid and perfected first priority security interest in any Collateral; and

•	any bankruptcy or insolvency proceedings of the Company (or the combined company).

The loan and security agreement provides that BCC will not enter into, and will require that any transferee or licensee of any interest in the Collateral not enter into, any agreement or arrangement with W.C. Heraeus GmbH (“Heraeus”) or its affiliates, for the supply of picoplatin active pharmaceutical ingredient (“API”), without assuming the Company’s obligation to repay the costs to Heraeus for the purchase and set-up of dedicated equipment under the picoplatin API commercial supply agreement between the Company and Heraeus. This obligation is described further below under Note 12, Commitment and Contingency.

During the time that any obligations under the Loan Documents are outstanding, the Company agrees not to take the following actions without first obtaining the written consent of BCC:

•

create, incur or allow any mortgage, lien, pledge, security interest or other encumbrance on any Collateral or permit any Collateral not to be subject to the first priority security interest granted under the Loan Documents;

•

transfer or otherwise assign, pledge, license, or encumber, or enter into any agreement (except with or in favor of BCC) that directly or indirectly prohibits or has the effect of prohibiting BCC from selling, transferring, assigning, pledging, or encumbering any of the intellectual property included in the Collateral;

•

file a petition for bankruptcy or permit or suffer any receiver, trustee or assignee for the benefit of creditors, or any other custodian to be appointed to take possession of all or any of the Company’s assets;

•

change the Company’s state of organization, location of the Company chief executive office/chief place of business or remove its books and records from the location specified in the Loan Documents, or change the Company name, identity or structure to such an extent that any financing statement filed

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in connection with the Loan Documents would become ineffective or seriously misleading, except that the Company may change the Company’s name to “Allozyne, Inc.” upon closing of the merger;

•

take any action which could reasonably be expected to result in a material alteration or impairment of any of the assigned agreements included in the Collateral or of the Loan Documents which is materially adverse to the interests of BCC; and

•	deliver any notice of termination or terminate any of the assigned agreements included in the Collateral.

GE Business Financial Services, Inc. and Silicon Valley Bank Loan Agreement

On September 2, 2008, the Company entered into an Amended and Restated Loan and Security Agreement (“loan agreement”), with GE Business Financial Services Inc. and Silicon Valley Bank. The loan agreement amended and restated in its entirety the earlier loan and security agreement dated as of October 25, 2006, with the lenders, pursuant to which the Company obtained a $15,000,000 capital loan that was to mature on April 1, 2010.

The loan agreement provided for a $27,600,000 senior secured term loan facility (“loan facility”) that consisted of an initial term loan advance in the amount of $17,600,000 and a second term loan advance in the amount of $10,000,000, which was fully funded on September 30, 2008. The advances under the loan facility were repayable over 42 months, commencing on October 1, 2008. Interest on the advances was fixed at 7.8% per annum. Final loan payments in the amounts of $1,070,000 and $900,000 were due upon maturity or earlier repayment of the loan advances. All final payment amounts were accreted to the note payable balance over the term of the loan facility using the effective interest rate method and reflected as additional interest expense. The loan facility was secured by a first lien on all of the non-intellectual property assets of the Company.

On December 20, 2010, the Company voluntarily prepaid $12,353,000 of aggregate principal, interest and fees due under the loan facility. The payoff amount reflects approximately $9,857,000 of aggregate outstanding principal and accrued but unpaid interest as of December 20, 2010, approximately $480,000 remaining interest due to be paid in the future, and the aggregate final payment of $1,970,000. The Company recorded a loss on extinguishment of debt of $1,217,000 in the fourth quarter of 2010 in connection with the prepayment of the loan facility. The prepayment discharged the Company’s material liabilities and obligations under the loan facility which terminated, along with the security interests of the lenders, on the prepayment date.

Note 6. Common Stock Purchase Agreements

On December 20, 2010, the Company entered into an equity line of credit facility with Small Cap Biotech, pursuant to which Small Cap Biotech committed to purchase from the Company up to $10,000,000 worth of shares of the Company’s registered common stock, subject to a maximum aggregate limit of 9,444,116 common shares, which is equal to one share less than 20% of the Company’s outstanding common shares on the closing date of the facility, the trading market limit, less 221,218 shares issued to Small Cap Biotech as a commitment fee. The facility provided that the Company could, from time to time, at its sole discretion, present Small Cap Biotech with draw down notices to purchase Company common stock at a price equal to the daily volume weighted average price of the Company common shares on each day during the draw down period on which shares were purchased, less a discount ranging from 6.0% to 7.0%, based on the trading price of the Company’s common stock. On February 9, 2011, the Company completed a draw down and sale of 4,914,632 shares of common stock, at a price of approximately $0.39 per share, for net proceeds of approximately $1,702,000. On

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February 25, 2011, the Company completed a second draw down and sale of 4,529,484 shares of common stock, at a price of approximately $0.34 per share, for net proceeds of approximately $1,482,000. With the closing of the second draw, the Company had sold all of the 9,444,116 common shares available for issuance under the equity line and the facility, by its terms, automatically terminated on that date.

On February 23, 2010, the Company entered into an equity line of credit facility with Commerce Court Small Cap Value Fund, Ltd. (“Commerce Court”). The facility provides that, upon the terms and subject to the conditions therein, Commerce Court was committed to purchase up to $20,000,000 worth of shares of the Company’s registered common stock over approximately 18 months; provided, however, that in no event may the Company issue to Commerce Court more than 8,423,431 shares of common stock, which is equal to one share less than 20% of the Company’s outstanding common shares on the closing date of the facility, the trading market limit, less 121,183 shares issued to Commerce Court as a commitment fee. The facility provided that the Company could, from time to time, at its sole discretion, present Commerce Court with draw down notices to purchase Company common stock at a price equal to the daily volume weighted average price of the Company’s common shares on each date during the draw down period on which shares were purchased, less a discount ranging from 3.125% to 5.0%, based on the trading price of the Company’s common stock. On March 15, 2010, the Company completed a draw down and sale of 4,229,000 shares of common stock, at a price of approximately $1.49 per share, to Commerce Court under the equity line of credit facility. Net proceeds of approximately $6,092,000 were received, after deducting offering costs of approximately $228,000. On December 20, 2010, immediately preceding the Company’s entry into the Small Cap Biotech agreement discussed above, the Company and Commerce Court mutually agreed to terminate this equity line of credit facility. The Company did not incur any penalties in connection with such early termination.

Note 7. Restructuring

April 2010 Restructuring

On March 24, 2010, the Company announced a restructuring plan in connection with its decision to suspend efforts to pursue a NDA for picoplatin in small cell lung cancer. This restructuring plan resulted in a reduction of the Company’s workforce from 22 employees to 12 employees, effective April 30, 2010. In connection with this plan, the Company recorded a restructuring charge of approximately $543,000 for the period ended March 31, 2010, consisting of one-time employee termination benefits, which were paid in their entirety by January 31, 2011. The following table summarizes the activity related to these restructuring charges (in thousands):

Description	Initial Restructuring Charge March 2010	Payment of Restructuring Obligations	Accrued Restructuring Charge as of December 31, 2010	Payment of Restructuring Obligations	Accrued Restructuring Charge as of March 31, 2011
Employee termination benefits	$543	$(520)	$23	$(23)	$0

As a consequence of the restructuring, approximately 965,000 restricted stock units (“RSUs”), which were awarded in February 2010 pursuant to the Amended and Restated 2004 Incentive Compensation Plan (the “2004 Plan”), became fully vested in accordance with the terms of the underlying RSU agreements (see Note 10 below for additional information). These RSUs converted to common stock on a one-for-one basis in the second quarter of 2010. The Company recognized approximately $1,486,000 in share-based compensation expense for the terminated employees in the first half of 2010 related to the accelerated vesting of these RSUs as a result of the restructuring.

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February 2010 Restructuring

On February 5, 2010, the Company implemented a restructuring plan to conserve its capital resources, resulting in a reduction in the Company’s workforce from 50 employees to 22 employees. The Company incurred restructuring charges of approximately $1,083,000, primarily consisting of one-time employee termination benefits. The following table summarizes the activity related to these restructuring charges (in thousands):

Description	Initial Restructuring Charge February 2010	Payment of Restructuring Obligations	Accrued Restructuring Charge as of December 31, 2010	Payment of Restructuring Obligations	Accrued Restructuring Charge as of March 31, 2011
Employee termination benefits	$1,061	$(1,009)	$52	$(52)	$0
Other termination costs	22	(22)	0	0	0

Total	$1,083	$(1,031)	$52	$(52)	$0

As a consequence of the restructuring, approximately 130,000 RSUs, which were awarded in July 2009 pursuant to the 2004 Plan, became fully vested in accordance with the terms of the underlying RSU agreements (see Note 10 below for additional information). These RSUs converted to common stock on a one-for-one basis in February 2010. The Company recognized approximately $174,000 in share-based compensation expense for the terminated employees in the first quarter of 2010 related to the accelerated vesting of these RSUs as a result of the restructuring.

Note 8. Picoplatin License and Amendment

The Company has entered into an exclusive worldwide license, as amended, with Sanofi-Aventis (successor to Genzyme Corporation (successor to AnorMED, Inc.)) for the development and commercial sale of picoplatin. Under that license, the Company is solely responsible for the development and commercialization of picoplatin. Sanofi-Aventis retains the right, at the Company’s cost, to prosecute its patent applications and maintain all licensed patents. The parties executed the license agreement in April 2004, at which time the Company paid a one-time up-front payment of $1,000,000 in common stock and $1,000,000 in cash. The original agreement excluded Japan from the licensed territory and provided for $13,000,000 in development and commercialization milestones, payable in cash or a combination of cash and common stock, and a royalty rate of up to 15% on product net sales after regulatory approval. The parties amended the license agreement on September 18, 2006, modifying several key financial terms and expanding the licensed territory to include Japan, thereby providing the Company worldwide rights. In consideration of the amendment, the Company paid Sanofi-Aventis $5,000,000 in cash on October 12, 2006 and an additional $5,000,000 in cash on March 30, 2007. The amendment eliminated all development milestone payments to Sanofi-Aventis. Sanofi-Aventis remains entitled to receive up to $5,000,000 in commercialization milestones upon the attainment of certain levels of annual net sales of picoplatin after regulatory approval. The amendment also reduced the royalty payable to Sanofi-Aventis to a maximum of 9% of annual net product sales and eliminated the sharing of sublicense revenues with Sanofi-Aventis.

The Company accounted for all payments made in consideration of the picoplatin license, as amended, by capitalizing them as an intangible asset. The Company’s capitalization of the total $12,000,000 of picoplatin license payments is based on the Company’s reasonable expectation at the time of acquisition and through the date of the amendment that the intravenous formulation of picoplatin, as it existed at the time of the acquisition of the picoplatin license and the license amendment, would be used in research and development (“R&D”)

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projects and, therefore, had alternative future uses in the treatment of different cancer indications. At the time of acquisition, the Company planned to use intravenous picoplatin in a Phase 2 clinical trial in patients with small cell lung cancer and reasonably expected that the intravenous formulation could be used in additional, currently identifiable R&D projects in the form of clinical trials for other solid tumor cancer indications, such as prostate and colorectal cancers.

The Company, at the time of acquisition of the picoplatin license, reasonably anticipated using intravenous picoplatin in clinical trials that could be conducted during the remaining term of the primary patent, which is active through 2016. The Company concluded that the 12 years remaining for the primary patent term was the appropriate useful life for the picoplatin intangible asset, in accordance with the FASB’s guidance for intangibles, and is amortizing the initial $2,000,000 aggregate license payment over this 12 year useful life beginning in April 2004. The Company concluded that no change in the 12 year useful life of the picoplatin intangible asset occurred as a result of the 2006 license amendment and is, therefore, continuing to amortize the initial $2,000,000 aggregate license payment over the 12 year useful life and is amortizing the license amendment payment of $10,000,000 over the remainder of the 12 year useful life of the picoplatin intangible asset.

The Company reviews its long-lived assets for possible impairment whenever significant events indicate such impairment may have occurred. In November 2009, the Company announced that its pivotal Phase 3 SPEAR trial of picoplatin in the second-line treatment of patients with small cell lung cancer did not meet its primary endpoint of overall survival. The Company considered this event a trigger for testing its picoplatin intangible asset for possible impairment; however, upon analysis of the expected future undiscounted net cash flows identifiable to the picoplatin license, the Company determined that the picoplatin intangible asset was recoverable and that no impairment occurred. In connection with the Company’s current efforts to identify strategic partnering and other collaborative arrangements for picoplatin and its proposed merger with Allozyne, the Company considered it appropriate to update its analysis of the recoverability of the picoplatin intangible asset as of June 30, 2011. Consistent with prior periods, the Company estimated the fair value of the picoplatin intangible asset using a discounted cash flow analysis. Such cash flows were based on the Company’s estimates of the probability of entering into various licensing and related arrangements for the future development of picoplatin and achieving potential milestones, and then discounted using an appropriate rate for such transactions, which is a level 3 basis of determining fair value as discussed above in Note 2. Based on the results of this updated analysis, the Company reaffirmed that no impairment to the picoplatin intangible asset has occurred. The Company continues to believe that the picoplatin intangible is recoverable as of September 30, 2011.

The licensed products balance consists of the picoplatin amortizable intangible asset with a gross amount of $12,000,000, net of accumulated amortization of $6,534,000 and $5,623,000 at September 30, 2011 and December 31, 2010, respectively.

Note 9. Net Loss Per Common Share

Basic and diluted loss per share are based on net loss applicable to common shares, which is comprised of net loss and preferred stock dividends in all periods presented. Shares used to calculate basic loss per share are based on the weighted average number of common shares outstanding during the period. Shares used to calculate diluted loss per share are based on the potential dilution that would occur upon the exercise or conversion of securities into common stock using the treasury stock method. The calculation of diluted loss per share excludes

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the effect of stock options and warrants to purchase additional shares of common stock because the share increments would not be dilutive. The following table presents the weighted-average number of shares that were excluded from the number of shares used to calculate diluted net loss per share (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Common stock options	4,844	5,758	5,042	5,829
Restricted stock units	3,350	2,982	3,287	2,521
Common stock warrants	197	4,991	2,017	5,054

In addition, 14,966 shares of common stock that would be issuable upon conversion of the Company’s Series 1 preferred stock are not included in the calculation of diluted loss per share for the three and nine month periods ended September 30, 2011 and 2010, respectively, because the effect of including such shares would not be dilutive.

Note 10. Share-based Compensation

The Company recorded the following amounts of share-based compensation expense, excluding expense for non-employee consultants, for the periods presented (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Research and development expense	$86	$136	$277	$2,139
General and administrative expense	566	1,433	2,242	4,859

Total	$652	$1,569	$2,519	$6,998

There were no options granted during the three or nine month periods ended September 30, 2011. The share-based compensation expense for the three and nine months ended September 30, 2011 and 2010 includes a stock option granted during the first quarter of 2010 to a Company officer to purchase an aggregate of 500,000 shares of common stock which vests over a four year period.

A summary of the Company’s fully vested stock options is presented below (shares and aggregate intrinsic value in thousands):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term in Years	Aggregate Intrinsic Value
Options exercisable at September 30, 2011	4,279	$5.87	5.1	$0

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Estimated fair values of stock options granted have been determined using the Black-Scholes option pricing model with the following assumptions for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Expected term (in years)	NA	NA	NA	5.0
Risk-free interest rate	NA	NA	NA	2.22%
Expected stock price volatility	NA	NA	NA	95%
Expected dividend rate	NA	NA	NA	0%

Certain options that were granted to officers of the Company during 2006 and 2007 vest 50% in equal monthly installments over four years from the date of grant and vest 50% on the seven year anniversary of the date of grant, subject to accelerated vesting of up to 25% of such portion of the options, based on the Company’s achievement of annual performance goals established under its management incentive plan, at the discretion of the equity awards subcommittee of the compensation committee of the Company’s board of directors. Based on the overall achievement of corporate goals in 2009, the equity awards subcommittee accelerated vesting with respect to 25% of the shares subject to the seven year vesting schedule in the first quarter of 2010. As of September 30, 2011, the cumulative accelerated vesting for options subject to the seven year vesting schedule equals 85% of the shares granted in 2006 and 65% of the shares granted in 2007.

The Company’s share-based compensation expense also includes RSUs awarded to employees and non-employee consultants. All RSUs awarded are subject to acceleration or forfeiture based upon the terms of their specific agreement. The table below summarizes RSU awards outstanding as of September 30, 2011 (RSUs in thousands):

	Restricted Stock Units (RSUs)													Weighted Average Grant Date Fair Value per RSU
Award Date	Unvested as of Decem- ber 31, 2010	Awarded	Vested	Forfeited	Unvested as of March 31, 2011	Awarded	Vested	Forfeited	Unvested as of June 30, 2011	Awarded	Vested	Forfeited	Unvested as of Septe- mber 30, 2011
03/14/2011	0	224	0	0	224	0	(112)	0	112	0	0	0	112	$0.38	(A)
02/15/2011	0	2,430	0	0	2,430	0	0	0	2,430	0	0	0	2,430	0.39	(B)
06/09/2010	836	0	(32)	0	804	0	(355)	0	449	0	0	0	449	0.83
04/09/2010	550	0	0	(2)	548	0	(274)	0	274	0	0	0	274	1.14
10/06/2009	75	0	0	0	75	0	0	0	75	0	0	0	75	7.27
07/11/2009	85	0	0	0	85	0	0	0	85	0	(85)	0	0	6.60

Total RSUs	1,546	2,654	(32)	(2)	4,166	0	(741)	0	3,425	0	(85)	0	3,340

(A)	On March 14, 2011, the Company awarded 224,000 RSUs to an officer of the Company. The fair value of the RSU award was $0.38 per unit, or approximately $85,000 in total, based upon the closing market price of the Company’s common stock on the award date. These RSUs vested 50% on April 9, 2011 and the remaining 50% will vest on April 9, 2012.

(B)	On February 15, 2011, the Company awarded an approximate aggregate of 1,973,000 RSUs to officers and an approximate aggregate of 457,000 RSUs to non-officer employees of the Company as an incentive for future performance. The fair value of the RSU award was $0.39 per unit, or approximately $948,000 in total, based upon the closing market price of the Company’s common stock on the award date. These RSUs vest on February 15, 2012, the one year anniversary of the award date.

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On June 22, 2011, the board of directors of the Company, upon recommendation from the Compensation Committee of the board of directors, approved a resolution to modify the terms of all awards outstanding under the 2004 Plan such that 100% of awards outstanding under the 2004 Plan would be accelerated upon consummation of the Allozyne merger or, if earlier, upon termination of employment by the Company without cause. Management reviewed the resolution in conjunction with the specific terms of all outstanding awards (options and RSUs) and determined that a modification occurred. The modification, however, did not result in a change in accounting for the outstanding awards as the modification did not result in an increase in fair value of the awards nor would the expense be accelerated for the change of control until consummation of the merger.

Additionally, on June 22, 2011, the board of directors, upon recommendation from the Compensation Committee of the board of directors, approved a resolution to award the Company’s Chief Executive Officer (“CEO”) an RSU grant under the 2004 Plan in lieu of certain cash compensation payable to him under his severance and change of control agreements in the event of a qualifying termination of employment prior to or in connection with the merger. The RSU award is to be calculated as the equivalent number of shares of Company common stock equal to (i) the amount of accrued but unpaid vacation as of the effective date of termination and the total bonus severance amount payable to the CEO under his change of control agreement, divided by (ii) $9.08 (the 5-day average closing sales price of Company common stock prior to announcement of the Merger Agreement after giving effect to the 1-for-40 reverse stock split to be implemented subject to approval by the Company shareholders and prior to the consummation of the merger), rounded up to the nearest whole number of shares and the RSUs would vest and be settled in shares of Company common stock upon consummation of the merger. However, there is no guarantee that the reverse stock split or merger will occur. If the merger is not consummated, the CEO will forfeit the RSU award and will receive his accrued but unpaid vacation in cash at that time but will not be eligible to receive any portion of the bonus severance amount.

No income tax benefit has been recorded for share-based compensation expense as the Company has a full valuation allowance and management has concluded that it is more likely than not that the Company’s net deferred tax assets will not be realized. As of September 30, 2011, total unrecognized costs related to employee share-based compensation is approximately $1,985,000. Unrecognized share-based compensation expense from outstanding stock options is approximately $808,000 and is expected to be recognized over a weighted average period of approximately 1.9 years. Unrecognized share-based compensation expense from outstanding RSUs is approximately $1,177,000 and is expected to be recognized over a weighted average period of approximately six months subject to acceleration with the occurrence of certain qualifying events.

Note 11. Comprehensive Loss

The Company’s comprehensive loss for the three and nine months ended September 30, 2011 and 2010 is summarized as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss	$3,771	$6,449	$10,875	$24,884
Net unrealized loss/(gain) on investment securities	0	(13)	8	(33)

Comprehensive loss	$3,771	$6,436	$10,883	$24,851

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Note 12. Commitment and Contingency

Contractual Commitment

The Company entered into a picoplatin API commercial supply agreement with Heraeus in March 2008. Under this agreement, Heraeus will produce the picoplatin API to be used for preparing picoplatin finished drug product for commercial use. Manufacturing services are provided on a purchase order, fixed-fee basis, subject to certain purchase price adjustments and minimum quantity requirements. The costs to Heraeus for the purchase and set-up of dedicated equipment as required under the commercial supply agreement, will be repaid by the Company in the form of a surcharge on an agreed upon amount of the picoplatin API ordered and delivered on or before December 31, 2013. If the Company orders and takes delivery of less than the agreed upon amount of picoplatin API through December 31, 2013, it will be obligated to pay the balance of the dedicated equipment cost as of that date. As of December 31, 2009, Heraeus had completed construction of the dedicated equipment at a total cost of approximately $1,485,000. The Company determined that the equipment should be accounted for as a capital lease and accordingly recognized an asset and long-term obligation for the equipment of $1,485,000 on its consolidated balance sheet as of December 31, 2009. The Company will reflect the surcharge payments as reductions to the capital lease balance outstanding, and will accrete a finance charge to interest expense as specified under the agreement. The balance of the obligation at September 30, 2011 was $1,640,000, including accreted interest of approximately $155,000. The Company does not anticipate beginning production of commercial supplies of picoplatin API, thereby utilizing the dedicated equipment, within the next 12 months and has, therefore, classified the obligation as long-term. Future minimum payments for the obligation as of September 30, 2011 are approximately $1,841,000. Because payments are determined based on the production of commercial supplies, which has been delayed, the Company is not able to identify payment totals for each of the years after September 30, 2011, but assumes that the entire amount of $1,841,000 will be paid no later than December 31, 2013. Due to the delay in the Company’s plans for the commercialization of picoplatin, the Company determined that its capital lease asset for equipment under the Heraeus agreement was impaired as of December 31, 2009 and, therefore, recognized an asset impairment charge of $1,485,000 in the consolidated statement of operations for the year ended December 31, 2009.

Contingency

On June 27, 2011, a putative class action lawsuit was filed in the Superior Court of California, San Francisco County, against the Company, its board of directors and Allozyne. The action, titled Aronheim v. Poniard Pharmaceuticals, Inc., et al. (Case Number: CGC-11-512033) alleges in summary that, in connection with the proposed merger with Allozyne, the members of the Company board of directors breached their fiduciary duties by purportedly conducting an unfair sale process and agreeing to an unfair sale price, by purportedly making inadequate disclosures about the merger, and by purportedly engineering the proposed merger to provide them with improper personal benefits. The action also alleges that the Company and Allozyne aided and abetted the Company board members’ purported breaches of fiduciary duty. The plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, a declaration that the Merger Agreement was entered into in breach of the Company board members’ fiduciary duties, rescission of the Merger Agreement, an injunction against the proposed merger, a directive that the Company board members exercise their fiduciary duties to obtain a transaction that is in the best interests of the Company’s shareholders, the imposition of a constructive trust in favor of the plaintiff and the class upon any benefits improperly received by the Company board members as a result of their purportedly wrongful conduct and fees and costs. The Company and its board of directors believe that the claims are without merit.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

On August 24, 2011, a putative class action lawsuit was filed in the Superior Court of California, San Francisco County, against the Company and its board of directors, as well as against the Company’s Chief Executive Officer, its President and Chief Medical Officer, its Interim Chief Financial Officer, its Senior Vice President of Corporate Development, and its Vice President, Legal and Corporate Secretary. The action, titled Wing Sze Wu v. Robert S. Basso, et al. (Case Number: CGC-11-513652), alleges in summary that the members of the Company’s board of directors breached their fiduciary duties by agreeing to pay purportedly excessive compensation and benefits to the Company’s senior management, that such members of the Company’s senior management were allegedly unjustly enriched when they received such executive compensation and benefits, that the Company’s board of directors breached its fiduciary duties by conducting a purportedly unfair sale process in connection with the proposed transaction with Allozyne and agreeing to an allegedly unfair and dilutive sale price and a transaction that included improper “deal protection measures,” and by providing allegedly materially inadequate disclosures and material disclosure omissions to the Company’s shareholders. The plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, an injunction against the proposed merger, rescission of the proposed merger to the extent it occurs before final judgment in the lawsuit or rescissory damages, a directive that the defendants account for all damages allegedly caused by them and account for all profits and special benefits obtained as a result of their alleged breaches of their fiduciary duties, and for costs, attorneys fees, expenses and such other relief as the court deems just and proper. The Company, its board of directors and Company management believe that the claims are without merit.

The parties to both the Aronheim case and the Wu case signed a Memorandum of Understanding dated October 19, 2011, providing for the settlement of both cases. The settlement is subject to final settlement documentation, court approval, and the closing of the merger transaction, among other things. The settlement would provide for dismissal of both the Aronheim and Wu cases, for certain additional disclosures, and for payment of plaintiffs’ attorneys’ fees. The Company has estimated a possible range of loss and has accrued a loss contingency equal to the minimum value of this range, or $215,000. There can be no assurance that the settlement will become effective. If the settlement does not become effective, the Aronheim and Wu cases will continue. If that should happen, the Company would vigorously defend the lawsuits. An estimate of the possible loss or range of loss in that event cannot be made at this time.

Note 13. Exchange of Preferred Stock

On February 6, 2010, the Company issued 379,956 shares of its common stock to an institutional shareholder in exchange for the shareholder’s delivery to the Company of 126,572 shares of the Company’s outstanding $2.4375 convertible exchangeable preferred stock, Series 1 (“Series 1 shares”). The shareholder approached the Company with the proposed exchange transaction and the final terms of the exchange were determined by arms-length negotiation between the parties. A portion of the common stock issued by the Company in the exchange was in addition to the number of shares that were calculable under the exchange provisions of the Series 1 preferred stock designation of rights in the Company’s articles of incorporation. This portion was accounted for by the Company in 2010 as an in-kind dividend, the fair value of which is $570,000. The Series 1 shares received by the Company in the exchange constitute authorized but unissued shares of preferred stock of the Company.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Important Information Regarding Forward-Looking Statements

This Form 10-Q contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “propose,” “continue,” “assume” or other similar expressions, or the negatives of those expressions. All statements contained in this Form 10-Q regarding our corporate objectives and strategies, future operations, the proposed merger with Allozyne, Inc., potential picoplatin partnering and other strategic collaborations, projected financial position, planned product development activities, proposed registration strategies and product indications, future regulatory approvals, proposed product commercialization, adequacy of current cash resources, projected costs, potential sources and availability of capital, ability to regain and maintain compliance with The Nasdaq Stock Market listing requirements, future prospects, the future of our industry, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because these statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this report. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. Factors that could contribute to such differences include, but are not limited to, our limited cash resources, our significant corporate expenses and limited or no revenue to offset those expenses, the failure of Poniard or Allozyne to meet any of the conditions to closing the merger, the failure to realize anticipated benefits of the merger, the availability of appropriate strategic opportunities, litigation and the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, or SEC, on March 30, 2011 and available on the SEC’s website, www.sec.gov, including under the heading “Risk Factors” in the Form 10-K, and in this Form 10-Q, including in this “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and in the section entitled “Risk Factors” in Part II of this report. Please consider our forward-looking statements in light of these risks as you read this report and our other SEC filings.

Except as required by law, we undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events.

Recent Events

On June 22, 2011, we entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement, with Allozyne, Inc., a private Delaware corporation, or Allozyne. Under the terms of the Merger Agreement, which was approved by our board of directors and the board of directors of Allozyne, FV Acquisition Corp., our wholly owned subsidiary, will merge with and into Allozyne, with Allozyne surviving the merger and becoming a wholly-owned subsidiary of Poniard. The merger is expected to create a Nasdaq-listed biotechnology company focused on the development and commercialization of therapeutics in the area of autoimmune and inflammatory disease and cancer. The combined company expects to seek a partnership for the continued development of picoplatin. The resulting company will be named Allozyne, Inc. and will be headquartered in Seattle, Washington.

If the merger is consummated, at the effective time of the merger, the outstanding shares of Allozyne common and preferred stock will be converted into the right to receive the number of shares of our common stock representing approximately 65% of the shares of outstanding common stock of the combined company, after giving effect to the issuance of shares pursuant to Allozyne’s and our outstanding options, warrants and other securities convertible into capital stock. Each share of Allozyne common stock and Allozyne preferred stock is expected to convert into the right to receive that number of shares of our common stock equal to approximately 0.0610, after giving effect to a 1-for-40 reverse stock split of our common stock to be implemented subject to approval by our shareholders and prior to the consummation of the merger. The actual number of shares of our common shares to be issued in respect of each share of Allozyne common stock or preferred stock will be adjusted to reflect ours and Allozyne’s net debt and net cash, respectively, and certain permitted financings completed prior to the closing of the merger, divided by the number of shares of Allozyne common stock and Allozyne preferred stock outstanding and deemed outstanding pursuant to the formula set forth in the Merger Agreement.

Consummation of the merger is subject to certain closing conditions, including, among other things, approval by our shareholders and the stockholders of Allozyne and approval for listing of the common shares of the combined company on The Nasdaq Capital Market. As a condition to the parties entering into the Merger Agreement, certain of Allozyne’s stockholders who in the aggregate beneficially own approximately 65% of the outstanding shares of Allozyne capital stock, and certain of our shareholders who in the aggregate beneficially own approximately 21% of the our outstanding common shares, entered into shareholder agreements, whereby they have agreed to vote in favor of the transactions contemplated by the Merger Agreement and against any competing acquisition proposal, subject to the terms of the shareholder agreements. In addition, subject to certain limited exceptions, such shareholders also have agreed not to sell or transfer their shares of Allozyne capital stock or our common stock, including shares of our common stock received in the merger or issuable upon exercise of our options or warrants, until the earlier of the termination of the Merger Agreement or six months after the effective time of the merger.

The Merger Agreement contains certain termination rights for both us and Allozyne, and further provides that, upon termination of the Merger Agreement under specified circumstances, either we or Allozyne may be required to pay the other party a termination fee of $1.0 million.

In addition, in connection with the merger, the employment of all of our current executive officers will be terminated prior to the consummation of the merger. The executive officers of Allozyne will assume their respective positions in the combined company following the closing of the merger. The combined company’s board of directors is expected to consist of a total of seven members, four of whom are currently directors of Allozyne, two of whom are currently directors of Poniard (Ronald A. Martell and Fred B. Craves, Ph.D.), and one director to be appointed by a majority of the members of the board of directors of the combined company.

Important Additional Information Filed with the SEC

On July 25, 2011, we filed a Registration Statement on Form S-4 (No. 333-75778), which included a preliminary proxy statement/prospectus/consent solicitation in connection with the merger. The Registration Statement was declared effective by the SEC on October 7, 2011 and the definitive proxy statement/prospectus/consent solicitation dated October 10, 2011 was mailed to the Company and Allozyne shareholders on or about October 13, 2011. Investors and security holders of the Company and Allozyne are urged to carefully read the definitive proxy statement/prospectus/consent solicitation and any supplements or amendments thereto because these materials contain important information about the Company, Allozyne and the proposed transaction.

Investors and security holders of the Company may obtain free copies of the definitive proxy statement/prospectus/consent solicitation through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement/prospectus/consent solicitation and our other filings with the SEC also may be obtained by contacting us at 750 Battery Street, Suite 330, San Francisco, CA 94111, or accessed via our website at www.poniard.com.

The Company, and our directors and executive officers, may be deemed to be participants in the solicitation of proxies from shareholders in favor of the proposed transaction. Information regarding our directors and executive officers and their interests in the proposed transaction is available in the definitive proxy statement/prospectus/information statement.

Critical Accounting Policies and Estimates

Our critical accounting policies and estimates have not materially changed from those reported in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011. For a more complete description, please refer to our Annual Report on Form 10-K.

Results of Operations

Three and Nine Months Ended September 30, 2011 Compared to the Three and Nine Months Ended September 30, 2010

Research and Development

Research and development expenses decreased 68% to approximately $0.3 million in the third quarter of 2011 and decreased 87% to approximately $1.1 million in the first nine months of 2011 from the comparable periods in 2010. The significant decrease in our research and development expenses during the three and nine months ended September 30, 2011 is primarily a result of the wind down and completion of our picoplatin trials in 2010. Our research and development expenses are summarized as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	($ in thousands)			($ in thousands)
Contract manufacturing	$15	$167	-91%	$196	$1,024	-81%
Clinical	186	586	-68%	589	4,309	-86%
Share-based compensation	86	138	-38%	277	2,537	-89%

Total	$287	$891	-68%	$1,062	$7,870	-87%

Contract manufacturing costs decreased 91% to approximately $15,000 in the third quarter of 2011 and decreased 81% to approximately $0.2 million in the first nine months of 2011 from the comparable periods in 2010. These decreases reflect completed and reduced drug product stability testing and analyses in 2011 compared to 2010. Clinical costs decreased 68% to approximately $0.2 million in the third quarter of 2011 and decreased 86% to approximately $0.6 million in the first nine months of 2011 from the comparable periods in 2010. These decreases are primarily due to the wind down and completion of our clinical trials and the impact of our corporate restructurings in 2010. Share-based compensation expense decreased 38% to approximately $86,000 in the third quarter of 2011 and decreased 89% to approximately $0.3 million in the first nine months of 2011 from the comparable periods in 2010, primarily due to expense recognized for accelerated vesting of restricted stock units, or RSUs, in connection with our February 2010 and April 2010 restructurings and to lower expense recognized for options resulting from the reduction in our headcount in 2010, offset by RSUs awarded in the first quarter of 2011 as incentives for future performance.

Recap of Development and Clinical Program Costs. Our research and development administrative overhead costs, consisting of rent, utilities, indirect personnel costs, consulting fees and other various overhead costs, are included in total research and development expense for each period, but are not allocated to our picoplatin project. Our total research and development costs are summarized below:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	($ in thousands)			($ in thousands)
Picoplatin	$16	$587	-97%	$208	$3,838	-95%
Other unallocated costs and overhead	185	166	11%	577	1,495	-61%
Share-based compensation	86	138	-38%	277	2,537	-89%

Total	$287	$891	-68%	$1,062	$7,870	-87%

Our external costs for picoplatin for the three and nine month periods ended September 30, 2011 and for the comparable periods in 2010, reflect costs associated with our various picoplatin clinical studies and the manufacture and development of drug product to support our clinical trials. We expect our external costs for picoplatin to continue to decrease for the remainder of 2011, reflecting reduced costs due to completion of our small cell lung, colorectal and prostate cancer trials and oral picoplatin study.

As of September 30, 2011, we have incurred external costs of approximately $77.4 million in connection with our entire picoplatin clinical program. Material cash inflows relating to the commercialization of picoplatin will not commence unless and until required clinical studies are completed and U.S. Food and Drug Administration, or FDA, and other required regulatory approvals are obtained, and then only if picoplatin finds acceptance in the marketplace. To date, we have not received any revenues from sales of picoplatin.

Due to the risks inherent in our business and given the stage of development of picoplatin, we are unable to estimate with any certainty the future costs we will incur in support of picoplatin. Clinical development timeliness, the probability of success and development costs can differ materially from expectations. In addition, we cannot forecast with any degree of certainty when or whether picoplatin will be subject to collaboration or other strategic arrangement, the nature and terms of any such arrangement, and the extent to which such arrangement would impact our current operations and capital requirements.

The process of developing and obtaining FDA approval of product is costly and time consuming. Development activities and clinical trials can take years to complete and failure can occur at any time during the development and clinical trial process. In addition, the results from earlier trials may not be predictive of results of subsequent and larger clinical trials, and product candidates in later stages of clinical trials may fail to show the desired safety and efficacy, despite having progressed successfully through initial clinical testing. Although we seek to mitigate these risks, the successful development of picoplatin is highly uncertain. Further, even if picoplatin is approved for sale, it may not be successfully commercialized and, therefore, future revenues may not materialize.

If we fail to complete the development of picoplatin in a timely manner, our operations, financial position and liquidity could be severely impaired.

We are not conducting significant picoplatin development activities while we explore potential picoplatin partnering opportunities and work to complete the proposed merger with Allozyne, and we cannot predict the period in which material cash inflows from our picoplatin program will commence, if ever.

A further discussion of the risk and uncertainties associated with completing our picoplatin development program on schedule, or at all, and the consequences of failing to do so are discussed in our Annual Report on Form 10-K filed with the SEC and in Part II, Item 1A, of this report under the heading “Risk Factors.”

General and Administrative

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	($ in thousands)			($ in thousands)
General and administrative	$2,895	$3,633	-20%	$7,526	$8,917	-16%
Share-based compensation	566	1,427	-60%	2,230	4,830	-54%

Total	$3,461	$5,060	-32%	$9,756	$13,747	-29%

Total general and administrative expenses costs decreased 32% to approximately $3.5 million in the third quarter of 2011 and decreased 29% to approximately $9.8 million in the first nine months of 2011 from the comparable periods in 2010. Excluding share-based compensation expense, general and administrative expenses decreased 20% to approximately $2.9 million in the third quarter of 2011 and decreased 16% to approximately $7.5 million in the first nine months of 2011 from the comparable periods in 2010. The three and nine month periods ended September 30, 2011 reflect decreased personnel costs compared to the comparable periods in 2010 due to headcount reductions in 2010. However, this is offset by increased legal fees in connection with the proposed merger of approximately $0.5 million and $1.2 million for the three and nine months ended September 30, 2011, respectively, and additional legal fees of approximately $0.6 million in the third quarter of 2011 related to litigation. Share-based compensation expense decreased 60% to approximately $0.6 million in the third quarter of 2011 and decreased 54% to approximately $2.2 million in the first nine months of 2011 from the comparable periods in 2010, primarily as a result of the higher expense recognized in the six months of 2010 for accelerated vesting of RSUs in connection with our February 2010 and April 2010 restructurings and for accelerated vesting of stock options held by certain officers based on overall achievement of 2009 corporate goals, offset by RSUs awarded in the first quarter of 2011 as incentives for future performance.

Other Operating Expense

	Nine Months Ended September 30,
	2011	2010	% Change
	($ in thousands)
Restructuring	$0	$1,626	-100%

2010 Restructurings. In February 2010, we restructured our operations to conserve resources and support our registration and partnering strategies, followed by another reduction in workforce headcount effective in April 2010. Through these two restructuring steps, our headcount was reduced from 50 to 12 employees. In connection with these two restructurings, in the first quarter of 2010 we recorded charges of approximately $1.1 million and $0.5 million, respectively, consisting of one-time employee termination benefits. There were no restructuring charges recorded in the second or third quarters of 2010 or in the first nine months of 2011.

As a consequence of the February 2010 restructuring, approximately 130,000 RSUs, held by the terminated employees, became fully vested in accordance with the terms of the underlying RSU agreements and converted to common stock on a one-for-one basis in February 2010. We recognized approximately $0.2 million in share-based compensation expense in the first quarter of 2010 related to the accelerated vesting of these RSUs resulting from this restructuring. As a consequence of the April 2010 restructuring, approximately 965,000 RSUs, held by the terminated employees, became fully vested in accordance with the terms of the underlying RSU agreements and converted to common stock on a one-for-one basis in the second quarter of 2010. We recognized approximately $1.5 million in share-based compensation expense in the nine month period ended September 30, 2010, related to the accelerated vesting of these RSUs resulting from this restructuring. There was no share-based compensation expense related to the accelerated vesting of RSUs resulting from restructurings in the third quarter of 2010 or in the first nine months of 2011.

Other Income and Expense

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	% Change	2011	2010	% Change
	($ in thousands)			($ in thousands)
Interest expense	$(23)	$(516)	-96%	$(70)	$(1,744)	-96%
Interest income and other, net	0	18	-100%	13	103	-87%

Total	$(23)	$(498)	-95%	$(57)	$(1,641)	-97%

Interest expense decreased 96% to approximately $23,000 in the third quarter of 2011 and decreased 96% to approximately $70,000 in the nine months ended September 30, 2011 from the comparable periods in 2010. The decreases in interest expense are primarily due to the payoff of our secured loan facility in December 2010. Interest income and other, net decreased 100% to approximately $0 in the third quarter of 2011 and decreased 87% to approximately $13,000 in the nine months ended September 30, 2011 from the comparable periods in 2010. The decreases are primarily due to decreased balances in and lower average yields from our investment securities portfolio.

Liquidity and Capital Resources

	September 30, 2011	December 31, 2010
	($ in thousands)
Cash, cash equivalents and investment securities	$1,984	$4,330
Working capital	(727)	3,601
Shareholders’ equity	3,117	8,453

	Nine Months Ended September 30,
	2011	2010
	($ in thousands)
Cash provided by (used in):
Operating activities	$(5,411)	$(19,230)
Investing activities	3,023	14,818
Financing activities	3,088	(508)

We have historically experienced recurring operating losses and negative cash flows from operations. Cash and cash equivalents, net of restricted cash of approximately $22,000, totaled approximately $2.0 million at September 30, 2011. As of September 30, 2011, we had negative working capital of approximately $0.7 million, an accumulated deficit of approximately $450.0 million and total shareholders’ equity of approximately $3.1 million. We have historically maintained our financial position through strategic management of our resources, including the sale of equity securities, borrowings under debt instruments, technology licensing, and collaborative agreements. We invest any excess cash in investment securities to fund future operating costs. Cash used for operating activities for the nine months ended September 30, 2011 totaled approximately $5.4 million.

Capital Resources

Equity Financings. On December 20, 2010, we entered into an equity line of credit facility with Small Cap Biotech Value, Ltd., or Small Cap Biotech, pursuant to which Small Cap Biotech committed to purchase from us up to $10.0 million worth of shares of our registered common stock, subject to a maximum aggregate limit of approximately 9.4 million common shares. The facility provided that we could, from time to time, at our sole discretion, present Small Cap Biotech with draw down notices to purchase our common stock at a price equal to the daily volume weighted average price of our common stock on each day during the draw down period on which shares were purchased, less a discount ranging between 6 % and 7%. On February 9, 2011, we completed a draw down and sale to Small Cap Biotech of approximately 4.9 million shares of our common stock, at a price of approximately $0.39 per share, for net proceeds of approximately $1.7 million. On February 25, 2011, we completed a second draw down and sale to Small Cap Biotech of approximately 4.5 million common shares, at a price of approximately $0.34 per share, for net proceeds of approximately $1.5 million. With the closing of the second draw down, we had sold all of the 9.4 million common shares available for issuance under the equity line, and the facility, by its terms, automatically terminated on that date. We are using the net proceeds of these draw downs for working capital and other general corporate purposes.

On February 23, 2010, we entered into an equity line of credit facility with Commerce Court Small Cap Value Fund, Ltd., or Commerce Court. On March 15, 2010, we completed a draw down and sale to Commerce Court of approximately 4.2 million shares of our common stock, at a price of approximately $1.49 per share, for net proceeds of approximately $6.1 million. We are using the proceeds of this draw down to fund our efforts to develop registration strategies and explore partnering and other strategic relationships to support the continued development of picoplatin in small cell lung, colorectal, prostate and ovarian cancers. We and Commerce Court, by mutual agreement, terminated this facility immediately prior to our entry into the equity line with Small Cap Biotech on December 20, 2010.

Bay City Capital Loan Commitment. Concurrent with execution of the Merger Agreement discussed above in the section entitled “Recent Events”, Bay City Capital LLC, or BCC, a related party, executed a binding commitment to loan us $2.4 million, on a nonrecourse basis, prior to the closing of the merger. We refer to this as the BCC Loan. Two of our directors, Fred B. Craves, Ph.D. and Carl S. Goldfischer M.D., are managing directors and managers of BCC and its affiliates. Michael S. Perry, D.V.M., Ph.D., our President and Chief Medical Officer, is a venture partner of BCC. Our receipt of the loan funds is a condition to Allozyne’s obligation to effect the merger, and the BCC Loan will continue as an obligation of the combined company following closing of the merger. We intend to use the loan proceeds to satisfy employee severance, change of control and other related employee obligations arising in connection with the Allozyne merger, which are expected to total approximately $2.4 million. We paid BCC a commitment fee of $50,000 in connection with BCC’s delivery of its binding commitment on June 22, 2011. The commitment fee is recorded as an issuance cost and will be amortized over the term of the loan.

The terms of the BCC Loan will be as set forth in a loan and security agreement and related instruments, or the Loan Documents, agreed upon by us and BCC at the time of delivery of the loan commitment. Under the loan and security agreement, BCC will lend us $2.4 million, against our issuance of a secured non-recourse promissory note. The BCC Loan will accrue interest at the rate of 18% per annum, with the principal amount of the BCC Loan, all accrued interest and all other amounts payable under the Loan Documents due and payable in full within one year after the date of the BCC Loan. Repayment and performance of the BCC Loan will be secured by a first priority exclusive security interest in our trademarks, patents, agreements and other rights and interests related to picoplatin, or the Collateral.

Upon the occurrence and continuation of any event of default under the Loan Documents, BCC will have the right, without notice or demand, to any or all of the following:

•	declare all obligations under the Loan Documents immediately due and payable;

•	take possession of the Collateral and take any action that BCC considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral; or

•	exercise all rights and remedies available to BCC under the Loan Documents or at law or equity.

In addition, BCC may during any event of default require us (or the combined company) to:

•	seek any consent required to transfer or assign all or part of the Collateral to BCC or its designee;

•	grant to BCC or its designee an exclusive license or sublicense to all or part of the Collateral; and

•	assign to BCC any investigational new drug application or other regulatory approval pertaining to the Collateral, to the extent assignable.

Any of the following would be deemed “event of default” under Loan Documents:

•	the failure to pay the principal amount of the BCC Loan and all accrued interest in full on the maturity date;

•	any breach of any term, covenant, condition or agreement contained in the Loan Documents;

•	the material inaccuracy of any representation or warranty made in the Loan Documents;

•	the occurrence of a change of control of the combined company without the prior written consent of BCC;

•	the failure to create a valid and perfected first priority security interest in any Collateral; and

•	any bankruptcy or insolvency proceedings of us (or the combined company).

The loan and security agreement provides that BCC will not enter into, and will require that any transferee or licensee of any interest in the Collateral not enter into, any agreement or arrangement with W.C. Heraeus GmbH, or Heraeus, or its affiliates for the supply of picoplatin active pharmaceutical ingredient, or API, without assuming our obligation to repay the costs to Heraeus for the purchase and set-up of dedicated equipment under the picoplatin API commercial supply agreement between us and Heraeus. This obligation is described below under the heading “Operating Agreements”.

During the time that any obligations under the Loan Documents are outstanding, we will agree not to take the following actions without first obtaining the written consent of BCC:

•

create, incur or allow any mortgage, lien, pledge, security interest or other encumbrance on any Collateral or permit any Collateral not to be subject to the first priority security interest granted under the Loan Documents;

•

transfer or otherwise assign, pledge, license, or encumber, or enter into any agreement (except with or in favor of BCC) that directly or indirectly prohibits or has the effect of prohibiting BCC from selling, transferring, assigning, pledging, or encumbering any of the intellectual property included in the Collateral;

•

file a petition for bankruptcy or permit or suffer any receiver, trustee or assignee for the benefit of creditors, or any other custodian to be appointed to take possession of all or any of the our assets;

•

change our state of organization, location of our chief executive office/chief place of business or remove its books and records from the location specified in the Loan Documents, or change its name, identity or structure to such an extent that any financing statement filed in connection with the Loan Documents would become ineffective or seriously misleading, except that we may change our name to “Allozyne, Inc.” upon closing of the merger;

•

take any action which could reasonably be expected to result in a material alteration or impairment of any of the assigned agreements included in the Collateral or of the Loan Documents which is materially adverse to the interests of BCC; and

•	deliver any notice of termination or terminate any of the assigned agreements included in the Collateral.

GE Business Financial Services, Inc. and Silicon Valley Bank Loan Agreement. In September 2008, we borrowed approximately $20.0 million of additional net cash proceeds under an amended and restated loan facility with GE Business Financial Services, Inc. and Silicon Valley Bank for an aggregate total principal amount of $27.6 million. The advances under the loan facility were repayable over 42 months, commencing on

October 1, 2008. Interest on the advances was fixed at 7.8% per annum. Final loan payments in the amounts of $1.1 million and $0.9 million were due upon maturity or earlier repayment of the loan advances. All final payment amounts were accreted to the note payable balance over the term of the loan facility using the effective interest rate method and reflected as additional interest expense. The loan facility was secured by a first lien on all of our non-intellectual property assets.

On December 20, 2010, we voluntarily prepaid the $12.4 million aggregate principal, interest and fees due under the loan facility. The payoff amount reflects approximately $9.9 million of aggregate outstanding principal and accrued but unpaid interest as of December 20, 2010, approximately $0.5 million remaining interest due to be paid in the future, and a final payment of approximately $2.0 million. We recorded a loss on extinguishment of debt of approximately $1.2 million in the fourth quarter of 2010 in connection with the prepayment of the loan facility. The prepayment discharged our material liabilities and obligations under the loan facility, and the loan facility, including the security interests of the lenders, terminated on the prepayment date.

Operating Agreements. We entered into clinical supply agreements with Heraeus and Baxter Oncology GmbH, or Baxter, pursuant to which they produce picoplatin API and finished drug product, respectively, for our clinical trials. The API clinical supply agreement with Heraeus continues in effect until terminated by mutual agreement of the parties or by either party in accordance with its terms. Manufacturing services under the Heraeus clinical supply agreement are provided on a purchase order, fixed-fee basis. Our finished drug product clinical supply agreement with Baxter had an initial term ending December 31, 2009, with two one-year renewal options. In December 2009, we exercised our first renewal option, extending the term to December 31, 2010. We did not exercise our second renewal option, and the agreement terminated on December 31, 2010. The total aggregate cost during the three and nine month periods ended September 30, 2011 attributable to follow-on activities for clinical supplies of picoplatin API and finished drug product produced in prior periods were approximately $10,000 and $157,000, respectively. We did not have any purchase commitments under these agreements and did not incur any penalty or other costs as a result of our election not to renew the Baxter agreement.

We entered into a picoplatin API commercial supply agreement with Heraeus in March 2008 and a finished drug product commercial supply agreement with Baxter in November 2008. Under these agreements, Heraeus and Baxter will produce picoplatin API and finished drug product, respectively, for commercial use. Manufacturing services are provided on a purchase order, fixed-fee basis, subject to certain purchase price adjustments and minimum quantity requirements. The API commercial supply agreement continues for an initial term ending December 31, 2013, and the finished drug product commercial supply agreement continues for an initial term ending November 22, 2013, in each case subject to extension. We are required to repay Heraeus for the purchase and set-up of dedicated manufacturing equipment costing approximately $1.5 million in the form of a surcharge on an agreed upon amount of the picoplatin API ordered and delivered on or before December 31, 2013. If we order and take delivery of less than the agreed upon amount of picoplatin API through December 31, 2013, we will be obligated to pay the balance of the equipment cost as of that date. Heraeus completed construction of the equipment as of December 31, 2009. We determined that the equipment should be accounted for as a capital lease and, accordingly, recognized an asset and long-term obligation for the equipment of approximately $1.5 million, respectively. We will reflect the surcharge payments as reductions in the capital lease balance outstanding and will accrete a finance charge to interest expense as specified under the agreement. The balance of the obligation at September 30, 2011, was approximately $1.6 million, including accreted interest of approximately $0.2 million. Due to the delay in our plans for the commercialization of picoplatin, which we do not anticipate will occur before 2014, if at all, we determined that our capital lease asset for equipment under the Heraeus agreement was impaired as of December 31, 2009, and, therefore, recognized an impairment charge of $1.5 million in 2009. We do not have any purchase commitments under these agreements.

On February 12, 2010, we entered into a sublease agreement with Veracyte, Inc., pursuant to which Veracyte leased from us, effective March 1, 2010, approximately 11,000 square feet of our 17,045 square feet of our former executive office space located at 7000 Shoreline Court, South San Francisco, California. Base

sublease rental income for this space was $17,600 per month. In September 2010, the subleased space expanded to encompass the entire 17,045 square feet of our former executive office space. Base sublease rental income on this space is $28,124 per month until expiration of the sublease on July 10, 2011, at which time Veracyte began leasing the entire space directly from the landlord. Additional rent under the sublease was payable monthly to us by Veracyte, based on Veracyte’s share of operating expenses attributable to the subleased space. We saved approximately $0.7 million in aggregate rental and operating expenses over the term of the sublease.

During the three and nine month periods ended September 30, 2011, total rent (also equal to total aggregate minimum lease payments) was approximately $38,000 and $114,000, respectively, under the operating leases for our San Francisco and Seattle facilities. As discussed above, on September 1, 2010, we sublet all of our former executive office space in South San Francisco to Veracyte. On September 15, 2010, we relocated our executive offices to 750 Battery Street, Suite 330, San Francisco, where we occupy approximately 1,500 square feet of office space under a one-year cost sharing agreement with VIA Pharmaceuticals, Inc., cancelable upon 30 days prior notice. Monthly costs and shared expenses payable by us under this arrangement are approximately $5,200. In November 2010, we relocated our Seattle office to approximately 3,800 square feet of leased space located at 300 Elliott Avenue West, Suite 530. Under the Seattle lease agreement, we pay base rent and shared costs of approximately $7,400 per month. The Seattle lease has a one-year term that is cancelable upon 30 days prior notice and may be renewed for an additional term of three years. We and the landlord mutually agreed to terminate our prior Seattle office lease, without penalty, effective November 24, 2010. If the proposed merger is consummated, we will terminate both our San Francisco and Seattle leases prior to year-end 2011. We do not expect to incur any penalties or additional costs in connections with such terminations.

Potential Milestone and Royalty Obligations. If we are successful in our efforts to commercialize picoplatin, we would, under our amended license agreement with Sanofi-Aventis (successor to Genzyme Corporation (successor to AnorMED, Inc.)), be required to pay Sanofi-Aventis up to $5.0 million in commercialization milestones upon the attainment of certain levels of annual net sales of picoplatin. Sanofi-Aventis also would be entitled to royalty payments of up to 9% of annual net sales of picoplatin related products.

Additional Capital Requirements. We will require substantial additional capital to support our future operations and the continued development of picoplatin. We may not be able to obtain required additional capital and/or enter into strategic transactions on a timely basis, on terms that ultimately prove favorable to us, or at all. Conditions in the capital markets in general, and in the life science capital markets specifically, may affect our potential financing sources and opportunities for strategic transactions. Uncertainty about current global conditions and the current financial uncertainties affecting capital and credit markets may make it particularly difficult for us to obtain capital market financing or credit on favorable terms, if at all, or to attract potential partners or enter into other strategic relationships. In addition, we have no assurance that any strategic transaction or financing would, once identified, be approved by our shareholders, if approval is required. We anticipate that any such transaction would be time-consuming and may require us to incur significant additional costs, even if not completed. Our current financial condition may make securing additional capital extremely difficult. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

We believe that our current cash resources and cash equivalents will be adequate to continue operations at substantially their current level into the fourth quarter of 2011. Our operating budget, however, does not include additional costs associated with the proposed merger with Allozyne or, if we are unable to complete the proposed merger, the costs of a liquidation and winding up the company. These costs may be substantial and include costs incurred in connection with the proposed merger, estimated to total approximately $1.6 million in addition to severance and accrued vacation expense, accelerated payments due under existing contracts, and legal, accounting and/or advisory fees. We can provide no assurance that we will have sufficient cash to cover these additional costs.

The amount of additional capital we will require in the future will depend on a number of factors, including:

•	our success in implementing the proposed merger with Allozyne and the costs and timing of such transaction;

•	the extent of our success in seeking a partnering and other strategic collaborations to support our current picoplatin program and the terms, costs and timing of any such arrangements;

•	if the merger with Allozyne is not consummated, the costs associated with the dissolution and winding up of the company;

•	the cost, timing and outcomes of any future picoplatin clinical studies and regulatory approvals;

•	the availability and cost of picoplatin API and finished drug product;

•	the timing and amount of any milestone or other payments we may receive from or be obligated to pay to potential collaborators and other third parties;

•	our degree of success in commercializing picoplatin;

•	the emergence of competing technologies and products, and other adverse market developments;

•	the acquisition or in-licensing of other products or intellectual property; and

•	the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights.

If the merger with Allozyne is not completed, our board of directors will be required to explore alternatives for our business and assets. These alternatives might include raising capital, seeking to merge or combine with another company, seeking dissolution and liquidation, or initiating bankruptcy proceedings. Although we may try to pursue an alternative transaction and would seek to continue our current efforts to enter into a partnership or other strategic collaboration to support the continued development of picoplatin, we likely will have very limited cash resources and, unless we raise additional capital, likely will be forced to file for federal bankruptcy protection. See “Risk Factors” in Part II of this report.

Our condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a reasonable period following the date of such financial statements. These statements do not include any adjustments that might result from the outcome of this uncertainty. The report of our independent registered public accountants issued in connection with our annual report on Form 10-K for the year ended December 31, 2010 contains a statement expressing substantial doubt regarding our ability to continue as a going concern.

Nasdaq Capital Market Listing. On July 20, 2010, we received a letter from the Nasdaq Listing Qualifications Staff, or the Staff, stating that the minimum bid price of our common stock had been below $1.00 per share for 30 consecutive business days and that we were not in compliance with the minimum bid price requirement for listing on The Nasdaq Global Market. We were provided an initial period of 180 calendar days, or until January 18, 2011, to regain compliance. We transferred the listing of our common stock to The Nasdaq Capital Market on December 17, 2010, at which time we were afforded the remainder of the initial compliance period. On January 19, 2011, we received a letter from the Staff notifying us that we have been granted an additional 180 calendar day period, or until July 18, 2011, to regain compliance with the minimum bid price requirement. The additional time period was granted based on our meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on The Nasdaq Capital Market, with the exception of the bid price requirement, and our written notice to Nasdaq of our intention to cure the deficiency during the additional compliance period by effecting a reverse stock split, if necessary. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for at least ten consecutive business days during the additional time period. Nasdaq may, in its discretion, require our common stock to maintain a closing bid price of at least $1.00 for a period in excess of ten consecutive trading days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance.

On June 9, 2011, after election of directors and ratification of auditors, we adjourned our 2011 annual meeting of shareholders to July 8, 2011 and further adjourned to July 22, 2011, to solicit additional proxies to vote in favor of a proposal to authorize our board of directors to, on or before August 1, 2011, implement a reverse stock split of our outstanding common stock at a ratio between 1-for-15 and 1-for-25, with the exact ratio to be set by the board in its discretion. The purpose of the reverse stock split proposal was to facilitate our efforts to regain compliance with The Nasdaq Capital Market minimum bid price requirement. We adjourned our reconvened annual meeting of shareholders on July 22, 2011, with an insufficient number of votes to approve the reverse stock split proposal. Although 91.6% of the shareholders who voted at the annual meeting voted in favor of the reverse stock split proposal, those shareholders held only 49.2% of our common stock outstanding and entitled to vote. A majority (50% plus one share) of our common stock outstanding and entitled to vote was required to approve the reverse stock split proposal.

On July 19, 2011, we received a letter from the Staff advising that we have not regained compliance with the $1.00 per share minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2) and, unless we request an appeal of this determination, our common stock would be delisted from The Nasdaq Capital Market. On August 25, 2011, our representatives attended a hearing to appeal the Staff decision and to present a plan for compliance. On September 2, 2011, the Nasdaq Hearings Panel determined to allow the continued listing of our common stock on The Nasdaq Capital Market subject to the conditions that on or before December 31, 2011, we must have (i) held a shareholders’ meeting; (ii) obtained shareholder approval for the merger with Allozyne and a reverse stock split in a ratio sufficient to allow the stock to trade above $4.00 per share; and (iii) obtained approval of the Staff for listing of the combined company on The Nasdaq Capital Market. We intend to regain compliance with the minimum bid price requirement by undertaking a reverse stock split of our outstanding common stock, at an exchange ratio of 1-for-40, in connection with the proposed merger with Allozyne. We are seeking shareholder approval of the proposed reverse stock split at the special meeting of our shareholders to be held on November 21, 2011 in connection with the merger. A detailed description of the reverse stock split proposal and other matters to be voted on at the special meeting is included in the definitive proxy statement/prospectus/consent solicitation dated October 10, 2011, which was mailed to our and Allozyne shareholders on or about October 13, 2011. See the section in Part I, Item 2 above entitled “Important Additional Information Filed with the SEC.” There can be no assurance that the proposed reverse stock split will be successfully implemented or that we will in the future continue to meet the $2.5 million shareholders’ equity and other requirements for continued listing on The Nasdaq Capital Market.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk

Our market rate risks at September 30, 2011 have not changed materially from those discussed in Item 7A of our Form 10-K for the year ended December 31, 2010 filed with the SEC on March 30, 2011.

Item 4.	Controls and Procedures

Under the supervision and with the participation of management, including the Chief Executive Officer and the Interim Chief Financial Officer, the Company has evaluated the effectiveness and design of its disclosure controls and procedures pursuant to Exchange Act Rule 13a-15(b) as of September 30, 2011. Based on that evaluation, the Chief Executive Officer and the Interim Chief Financial Officer have concluded that these disclosure controls and procedures were effective as of September 30, 2011.

There were no changes in the Company’s internal control over financial reporting that occurred during the fiscal quarter ended September 30, 2011 that have materially affected, or are reasonably likely to materially affect, the Company’s control over financial reporting.

Limitations on the Effectiveness of Controls

The Company’s management, including its Chief Executive Officer and its Interim Chief Financial Officer, does not expect that the Company’s disclosure controls or internal controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of that control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of control must be considered relative to their costs. Because of the inherent limitation in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the Company have been detected. These inherent limitations include the reality that judgments in decision-making can be faulty, and breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more persons, or by management override of the control. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with the policies and procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

PART II. OTHER INFORMATION

Item 1.	Legal Proceedings

On June 27, 2011, a putative class action lawsuit was filed in the Superior Court of California, San Francisco County, against Poniard, its board of directors and Allozyne. The action, titled Aronheim v. Poniard Pharmaceuticals, Inc., et al. (Case Number: CGC-11-512033) alleges in summary that, in connection with the proposed merger with Allozyne, the members of the Poniard board of directors breached their fiduciary duties by purportedly conducting an unfair sale process and agreeing to an unfair sale price, by purportedly making inadequate disclosures about the merger, and by purportedly engineering the proposed merger to provide them with improper personal benefits. The action also alleges that Poniard and Allozyne aided and abetted the Poniard board members’ purported breaches of fiduciary duty. The plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, a declaration that the Merger Agreement was entered into in breach of the Poniard board members’ fiduciary duties, rescission of the Merger Agreement, an injunction against the proposed merger, a directive that the Poniard board members exercise their fiduciary duties to obtain a transaction that is in the best interests of Poniard’s shareholders, the imposition of a constructive trust in favor of the plaintiff and the class upon any benefits improperly received by the Poniard board members as a result of their purportedly wrongful conduct and fees and costs. Poniard and its board of directors believe that the claims are without merit

On August 24, 2011, a putative class action lawsuit was filed in the Superior Court of California, San Francisco County, against Poniard and its board of directors, as well as against Poniard’s Chief Executive Officer, its President and Chief Medical Officer, its Interim Chief Financial Officer, its Senior Vice President of Corporate Development, and its Vice President, Legal and Corporate Secretary. The action, titled Wing Sze Wu v. Robert S. Basso, et al. (Case Number: CGC-11-513652), alleges in summary that the members of the Poniard board of directors breached their fiduciary duties by agreeing to pay purportedly excessive compensation and benefits to Poniard’s senior management, that such members of Poniard’s senior management were allegedly unjustly enriched when they received such executive compensation and benefits, that Poniard’s board of directors breached their fiduciary duties by conducting a purportedly unfair sale process in connection with the proposed transaction with Allozyne and agreeing to an allegedly unfair and dilutive sale price and a transaction that included improper “deal protection measures,” and by providing allegedly materially inadequate disclosures and material disclosure omissions to Poniard’s shareholders. The plaintiff seeks, among other things, a declaration that the suit can be maintained as a class action, an injunction against the proposed merger, rescission of the proposed merger to the extent it occurs before final judgment in the lawsuit or rescissory damages, a directive that the defendants account for all damages allegedly caused by them and account for all profits and special benefits obtained as a result of their alleged breaches of their fiduciary duties, and for costs, attorneys fees, expenses and such other relief as the court deems just and proper. Poniard, its board of directors and Poniard’s management believe that the claims are without merit.

The parties to both the Aronheim case and the Wu case have signed a Memorandum of Understanding dated October 19, 2011, providing for the settlement of both cases. The settlement is subject to final settlement documentation, court approval, and the closing of the merger transaction, among other things. The settlement would provide for dismissal of both the Aronheim and Wu cases, for certain additional disclosures, and for payment of plaintiffs’ attorneys’ fees. The Company has estimated a possible range of loss and has accrued a loss contingency equal to the minimum value of this range, or $215,000. There can be no assurance that the settlement will become effective. If the settlement does not become effective, the Aronheim and Wu cases will continue. If that should happen, the Company would vigorously defend the lawsuits. An estimate of the possible loss or range of loss in that event cannot be made at this time.

Item 1A.	Risk Factors

Our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 30, 2011, contains a detailed discussion of certain risk factors that could materially adversely affect our business, operating results and/or financial condition. In addition to other information contained in this report, you should carefully consider the potential risks or uncertainties that we have identified in Part I, “Item 1A, Risk Factors,” in our Form 10-K. You are also urged to carefully review the section entitled “Risk Factors” included in the definitive proxy statement/prospectus/consent solicitation dated October 10, 2011, filed with the SEC on October 12, 2011, with respect to risks related to the proposed merger and transactions contemplated thereby. Additional risks and uncertainties not currently deemed to be material also may materially or adversely affect our business, financial condition or results of operations.

We may not be able to complete the merger with Allozyne, in which case, we will need to explore other alternatives and may file for bankruptcy.

We cannot assure you that we will be able to complete the proposed merger with Allozyne in a timely manner or at all or that the proposed merger will return value to our shareholders. The Merger Agreement is subject to many closing conditions and termination rights. In addition to our picoplatin product candidate, our assets currently consist primarily of our limited cash and cash equivalents.

We estimate that our current cash resources will be sufficient to continue operations at substantially their current level into the fourth quarter of 2011. Our operating budget, however, does not include additional costs associated with the proposed merger with Allozyne or, if we are unable to complete the proposed merger, the costs of a liquidation and winding up the company. These costs may be substantial and include costs incurred in connection with the proposed merger, estimated to total approximately $1.6 million in addition to severance and accrued vacation expense, accelerated payments due under existing contracts, and legal, accounting and/or advisory fees.

If the merger with Allozyne is not completed, our board of directors will be required to explore alternatives for our business and assets. These alternatives might include raising capital, seeking to merge or combine with another company, seeking dissolution and liquidation, or initiating bankruptcy proceedings. There can be no assurance that any third party will be interested in merging with us or would agree to a price and other terms that we would deem adequate or that our shareholders would approve any such transaction. Although we may try to pursue an alternative transaction and would seek to continue our current efforts to enter into a partnership or other strategic collaboration to support the continued development of picoplatin, we likely will have very limited cash resources and likely will be forced to file for federal bankruptcy protection, unless we raise additional capital. If we file for bankruptcy protection, our picoplatin license agreement and commercial supply contracts would be subject to termination by the other parties to those agreements and the obligation for dedicated manufacturing equipment under the commercial supply agreement with Heraeus, in the amount of $1.6 million as of September 30, 2011, would accelerate. In the event we seek bankruptcy protection, our creditors would have first claim on the value of our assets which, other than any remaining cash, would most likely be liquidated in a bankruptcy sale. We can give no assurance of the magnitude of the net proceeds of any such sale and whether such proceeds would be sufficient to satisfy our obligations to our creditors, let alone permit any distribution to our equity holders.

Item 6.	Exhibits

(a) Exhibits – See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PONIARD PHARMACEUTICALS, INC. (Registrant)

Date: October 28, 2011	By:	/s/ MICHAEL K. JACKSON
Michael K. Jackson
Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

ALLOZYNE’S UNAUDITED INTERIM FINANCIAL STATEMENTS AT AND FOR

THE PERIODS ENDED SEPTEMBER 30, 2011

Allozyne, Inc.

Report of Independent Registered Public Accounting Firm

To Board of Directors and Stockholders Allozyne, Inc.

We have audited the accompanying balance sheet of Allozyne, Inc. (a development stage company) as of December 31, 2010, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Allozyne, Inc. (a development stage company) at December 31, 2010, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company has incurred recurring operating losses and negative cash flows from operations that, due to its limited working capital, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements as of and for the year ended December 31, 2010, do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young

Seattle, Washington

July 25, 2011

Report of Independent Accountants

Report of Independent Auditors

To Board of Directors and Stockholders of Allozyne, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Allozyne, Inc. (a development stage enterprise) at December 31, 2009, and the results of its operations and its cash flows for the year then ended, and cumulatively, for the period from March 19, 2004 (inception) to December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has an accumulated deficit at December 31, 2009. These considerations raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Seattle, WA

April 30, 2010

Allozyne, Inc.

(a development stage company)

Balance Sheets

(In thousands, except share data)

	December 31, 2009	December 31, 2010	September 30, 2011
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,019	$699	$1,164
Prepaid and other expenses	152	191	153

Total current assets	8,171	890	1,317

Property and equipment, net	3,778	3,320	2,886
Restricted cash	157	157	—

Total assets	$12,106	$4,367	$4,203

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$156	$213	$2,914
Accrued liabilities	474	245	229
Notes payable to a related party	240	—	—
Current portion of deferred rent	157	160	160
Current portion of equipment loan with a related party	105	116	116
Bridge loan-convertible promissory notes	—	1,453	7,185
Interest payable	—	21	243
Current portion of long-term debt	260	254	62

Total current liabilities	1,392	2,462	10,909
Preferred stock warrant liability	264	186	48
Deferred rent, net of current portion	1,289	1,204	1,115
Equipment loan with a related party, net of current portion	1,168	1,052	967
Long-term debt, net of current portion	259	—	—

Total liabilities	4,372	4,904	13,039
Redeemable convertible preferred stock, $0.001 par value
Series A, 6,801,499 shares designated, 6,492,999 shares issued and outstanding; liquidation preference of $7,755, $8,244 and $8,550 at December 31, 2009, 2010 and September 30, 2011, respectively	7,664	8,072	8,378
Series B-1, 18,200,000 shares designated, 18,000,000 issued and outstanding; liquidation preference of $20,364, $21,701 and $22,524 at December 31, 2009, 2010 and September 30, 2011, respectively	20,304	21,401	22,223
Series B-2, 20,200,000 shares designated, 12,016,168 issued and outstanding; liquidation preference of $12,322, $13,282 and $13,852 at December 31, 2009, 2010 and September 30, 2011, respectively	12,213	12,972	13,542
Stockholders’ deficit
Common stock, $0.001 par value; 65,825,000 shares authorized; 2,919,494, 3,012,860 and 3,013,660 shares issued and outstanding at December 31, 2009, 2010 and September 30, 2011 respectively	3	3	3
Additional-paid-in-capital	—	—	—
Deficit accumulated during the development stage	(32,450)	(42,985)	(52,982)

Total stockholders’ deficit	(32,447)	(42,982)	(52,979)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$12,106	$4,367	$4,203

The accompanying notes are an integral part of the financial statements

Allozyne, Inc.

(a development stage company)

Statements of Operations

(In thousands, except per share amounts)

	Year Ended December 31,		Nine months ended September 30,		Period from March 19, 2004 (Inception) through September 30, 2011
	2009	2010	2010	2011
			(unaudited)	(unaudited)	(unaudited)
Revenue	$—	$43	$43	$—	$43
Operating expenses:
Research and development	6,736	6,904	5,030	5,453	34,414
General and administrative	1,809	1,990	1,438	3,056	11,829

Total operating expenses	8,545	8,894	6,468	8,509	46,243

Loss from operations	(8,545)	(8,851)	(6,425)	(8,509)	(46,200)
Other income (expense)
Interest income	93	15	14	1	727
Interest expense	(338)	(183)	(118)	(519)	(1,370)
Loss on extinguishment of debt	(144)	—	—	—	(144)
Federal grant income	—	489	—	—	489
Preferred stock warrant revaluation	32	78	48	138	300

Total other income (expense)	(357)	399	(56)	(380)	2

Net loss	(8,902)	(8,452)	(6,481)	(8,889)	(46,198)

Accretion of redeemable convertible preferred stock	(1,828)	(2,264)	(1,698)	(1,698)	(8,032)

Net loss applicable to common stockholders	$(10,730)	$(10,716)	$(8,179)	$(10,587)	$(54,230)

Net loss per share applicable to common stockholders—basic and diluted	$(3.73)	$(3.62)	$(2.78)	$(3.51)

Weighted average common shares outstanding—basic and diluted	2,876	2,957	2,939	3,013

The accompanying notes are an integral part of the financial statements

Allozyne, Inc.

(a development stage company)

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

in thousands, except share and per share data

	Series A Redeemable Convertible Preferred Stock		Series B-1 Redeemable Convertible Preferred Stock		Series B-2 Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, March 19, 2004 (inception)	—	$—	—	$—	—	$—	—	$—	$—	$—	$—

Balances, December 31, 2004	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock to founders in October 2005	—	—	—	—	—	—	2,000,000	2	—	—	2
Issuance of Series A preferred stock, net of issuance costs of $115,517, in October 2005	3,400,000	3,284	—	—	—	—	—	—	—	—	—
Issuance of common stock for services	—	—	—	—	—	—	858,065	—	8	—	8
Issuance of common stock warrants for services valued at $0.005 per share	—	—	—	—	—	—	—	—	5	—	5
Accretion of Series A preferred stock	—	46	—	—	—	—	—	—	(13)	(33)	(46)
Net loss	—	—	—	—	—	—	—	—	—	(264)	(264)

Balances, December 31, 2005	3,400,000	3,330	—	—	—	—	2,858,065	2	—	(297)	(295)
Repurchase of unvested restricted stock, in March 2006	—	—	—	—	—	—	(412,500)	—	—	—	—
Compensation expense related to vesting of nonemployee stock options	—	—	—	—	—	—	—	—	1	—	1
Compensation expense related to vesting of employee stock options	—	—	—	—	—	—	—	—	2	—	2
Accretion of Series A preferred stock	—	223	—	—	—	—	—	—	(3)	(220)	(223)
Net loss	—	—	—	—	—	—	—	—	—	(1,780)	(1,780)

Balances, December 31, 2006	3,400,000	3,553	—	—	—	—	2,445,565	2	—	(2,297)	(2,295)
Issuance of Series A preferred stock at $1.00 per share upon conversion of convertible preferred note and interest in October 2007	3,092,999	3,036	—	—	—	—	—	—	—	—	—
Issuance of Series B-1 preferred stock, net of issuance costs of $100 in October 2007	—	—	18,000,000	17,901	—	—	—	—	—	—	—
Issuance of common stock warrants in connection with line of credit, exercisable at $1.00 per share, in February and August 2007	—	—	—	—	—	—	—	—	1	—	1
Issuance of common stock warrants for licensed technology in September 2007	—	—	—	—	—	—	—	—	3	—	3
Issuance of common stock warrants for services in April 2007	—	—	—	—	—	—	—	—	8	—	8
Issuance of common stock for licensed technology							416,429
Compensation expense related to vesting of employee stock options	—	—	—	—	—	—	—	—	3	—	3
Accretion of Series A preferred stock	—	258	—	—	—	—	—	—	(15)	(243)	(258)
Accretion of Series B-1 preferred stock	—	—	—	210	—	—	—	—	—	(210)	(210)
Net loss	—	—	—	—	—	—	—	—	—	(3,717)	(3,717)

Balances, December 31, 2007	6,492,999	6,847	18,000,000	18,111	—	—	2,861,994	2	—	(6,467)	(6,465)
Issuance of common stock warrants in connection with line of credit, exercisable at $0.19 per share, in July 2008	—	—	—	—	—	—	—	—	15	—	15
Compensation expense related to vesting of nonemployee stock options	—	—	—	—	—	—	—	—	61	—	61
Compensation expense related to vesting of employee stock options	—	—	—	—	—	—	—	—	157	—	157
Accretion of Series A preferred stock	—	409	—	—	—	—	—	—	(233)	(176)	(409)
Accretion of Series B-1 preferred stock	—	—	—	1,096	—	—	—	—	—	(1,096)	(1,096)
Net loss	—	—	—	—	—	—	—	—	—	(14,194)	(14,194)

Balances, December 31, 2008	6,492,999	7,256	18,000,000	19,207	—	—	2,861,994	2	—	(21,933)	(21,931)

The accompanying notes are an integral part of the financial statements

Allozyne, Inc.

(a development stage company)

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit—(Continued)

in thousands, except share and per share data

	Series A Redeemable Convertible Preferred Stock		Series B-1 Redeemable Convertible Preferred Stock		Series B-2 Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 2008	6,492,999	7,256	18,000,000	19,207	—	—	2,861,994	2	—	(21,933)	(21,931)
Redeemable Convertible preferred stock, $0.001 par value
Exercise of stock options	—	—	—	—	—	—	57,500	1	6	—	7
Common Stock adjustment-previously issued									—		—
Issuance of Series B-2 preferred stock, net of issuance costs of $130 in July 2009					12,016,168	11,890					—
Issuance of common stock warrants in connection with Series B-2,									104		104
exercisable at $0.17 per share, in July 2009											—
Compensation expense related to vesting of nonemployee stock options	—	—	—	—	—	—	—	—	11	—	11
Compensation expense related to vesting of employee stock options	—	—	—	—	—	—	—	—	92	—	92
Accretion of Series A preferred stock	—	408	—	—	—	—	—	—	(213)	(195)	(408)
Accretion of Series B-1 preferred stock	—	—	—	1,097	—	—	—	—	—	(1,097)	(1,097)
Accretion of Series B-2 preferred stock						323			—	(323)	(323)
Net loss	—	—	—	—	—	—	—	—	—	(8,902)	(8,902)

Balances, December 31, 2009	6,492,999	7,664	18,000,000	20,304	12,016,168	12,213	2,919,494	3	—	(32,450)	(32,447)
Exercise of stock options	—	—	—	—	—	—	68,366	—	15	—	15
Issuance of common stock under license agreement							25,000	0	—		0
Issuance of common stock warrants as a part of convertible promissory note issuance									61		61
Compensation expense related to vesting of nonemployee stock options	—	—	—	—	—	—		—	7	—	7
Compensation expense related to vesting of employee stock options	—	—	—	—	—	—	—	—	98	—	98
Accretion of Series A preferred stock	—	408	—	—	—	—	—	—	(181)	(227)	(408)
Accretion of Series B-1 preferred stock	—	—	—	1,097	—	—	—	—		(1,097)	(1,097)
Accretion of Series B-2 preferred stock						759				(759)	(759)
Net loss	—	—	—	—	—	—	—	—	—	(8,452)	(8,452)

Balances, December 31, 2010	6,492,999	8,072	18,000,000	21,401	12,016,168	12,972	3,012,860	3	—	(42,985)	(42,982)
Exercise of stock options	—	—	—	—	—	—	800
Issuance of common stock warrants as a part of convertible promissory note issuance “unaudited”									501		501
Compensation expense related to vesting of nonemployee stock options “unaudited”	—	—	—	—	—	—		—	14	—	14
Compensation expense related to vesting of employee stock options “unaudited”	—	—	—	—	—	—	—	—	75	—	75
Accretion of Series A preferred stock “unaudited”	—	306	—	—	—	—	—	—	(590)	284	(306)
Accretion of Series B-1 preferred stock “unaudited”	—	—	—	822	—	—	—	—		(822)	(822)
Accretion of Series B-2 preferred stock “unaudited”						570				(570)	(570)
Net loss “unaudited”	—	—	—	—	—	—	—	—	—	(8,889)	(8,889)

Balances, September 30, 2011 “unaudited”	6,492,999	$8,378	18,000,000	$22,223	12,016,168	$13,542	3,013,660	$3	$—	$(52.982)	$(52,979)

The accompanying notes are an integral part of the financial statements

Allozyne, Inc.

(a development stage company)

Statement of Cash Flows

(In thousands)

	Year Ended December 31,		Nine Months Ended September 30,		Period from March 19, 2004 (Inception) through September 30, 2011
	2009	2010	2010	2011
			unaudited	unaudited	unaudited
Operating activities
Net loss	$(8,902)	$(8,452)	$(6,481)	$(8,889)	$(46,198)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	573	590	442	439	2,066
Amortization of discount on notes payable	32	16	2	227	291
Loss on extinguishment of debt	144	—	—	—	144
Preferred stock warrant valuation	(32)	(78)	(48)	(138)	(300)
Stock-based compensation	103	105	80	89	539
Conversion of accrued interest into redeemable convertible preferred stock	16	—	—	—	261
Changes in operating assets and liabilities:
Prepaid and other expenses	(67)	(39)	(71)	38	(153)
Accounts payable	(159)	57	(40)	2,701	2,914
Accrued liabilities	(801)	(226)	(374)	(16)	231
Deferred rent	(80)	(85)	(55)	(89)	1,272
Interest payable	—	21	—	222	243

Net cash used in operating activities	(9,173)	(8,091)	(6,545)	(5,416)	(38,689)

Investing activities
Purchase of property and equipment	(104)	(132)	(127)	(5)	(3,520)
Purchases of short-term investments	—	—	—	—	(6,662)
Proceeds from maturities of short-term investments	4,564	—	—	—	6,662
Increase in restricted cash	—	—	—	157	—

Net cash provided by (used in) investing activities	4,460	(132)	(127)	152	(3,520)

Financing activities
Proceeds from issuance of common stock	7	15	11	—	32
Proceeds from issuance of common stock warrants	104	2	—	6	110
Proceeds from issuance of redeemable convertible preferred stock	8,873	—	—	—	30,057
Proceeds from issuance of bridge loan convertible promissory notes	3,000	1,500	—	6,000	13,502
Proceeds from issuance of long-term debt	—	—	—	—	5,731
Payments on related party notes	—	(250)	(250)	—	250
Payments on long-term debt	(5,258)	(364)	(194)	(192)	(5,709)
Payments on capital loan obligations to a related party	(78)	—	(77)	(85)	(100)

Net cash provided by (used in) financing activities	6,648	903	(510)	5,729	43,373

Net increase (decrease) in cash and cash equivalents	1,935	(7,320)	(7,182)	465	1,164
Cash and cash equivalents beginning of period	6,084	8,019	8,019	699	—

Cash and cash equivalents end of period	$8,019	$699	$837	$1,164	$1,164

Supplemental disclosures
Non-cash financing and investing activities:
Accretion of Series A redeemable convertible preferred stock	408	408	306	306	2,058
Accretion of Series B-1 redeemable convertible preferred stock	1,097	1,097	822	822	4,322
Accretion of Series B-2 redeemable convertible preferred stock	323	759	570	570	1,652
Conversion of notes payable to Series A redeemable convertible preferred stock	—	—	—	—	3,036
Conversion of notes payable to Series B redeemable convertible preferred stock	3,016	—	—	—	3,016
Purchase of equipment through tenant improvement allowance	—	—	—	—	3,007
Common stock warrant issuance	—	59	—	495	554
Supplemental disclosure of cash paid during the period for:
Interest	165	146	157	101	674

The accompanying notes are an integral part of the financial statements

Allozyne, Inc.

(A development stage company)

Notes to Financial Statements

(Information as of September 30, 2011 and for the nine months ended

September 30, 2010 and 2011 is unaudited)

1. Description of Business

Allozyne, Inc. was incorporated in the state of Delaware on March 19, 2004, and is located in Seattle, Washington. Allozyne is a biopharmaceutical company creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. Allozyne is conducting research and development to commercialize proprietary technology to optimize the performance characteristics of biologic therapeutics including proteins and peptides. AZ01 is Allozyne’s lead product candidate, which is a next-generation long-acting interferon beta for the treatment of RRMS. AZ01 is currently being evaluated in a Phase 1 clinical study.

Allozyne’s principal activities to date have included conducting research and development, developing intellectual property and raising capital. Allozyne has not generated significant revenues to date from its planned principal operations and has no assurance of future revenues. Accordingly, Allozyne is a development stage company.

Allozyne operates in a highly regulated environment. Allozyne’s business also involves inherent risks. These risks include, among others, dependence on key personnel, reliance on single-source vendors, availability of raw materials, patentability of Allozyne’s products and processes and clinical efficacy of Allozyne’s products under development. Any of the technologies covering Allozyne’s existing products under development could become obsolete or diminished in value by discoveries and developments at other organizations.

The accompanying financial statements have been prepared assuming Allozyne will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Allozyne has incurred losses since inception and expects to incur additional losses and negative cash flows for the foreseeable future. As of September 30, 2011, Allozyne had a net working capital deficit of $9,592,000, total stockholders’ deficit of $52,979,000 and cash and cash equivalents of $1,164,000. Taking into account Allozyne’s projected operating results, Allozyne believes that its current cash and cash equivalents balances will provide adequate resources to fund operations into the fourth quarter of 2011. As such, Allozyne will need to raise additional capital through the issuance of debt or equity securities to finance its ongoing operations. These considerations raise substantial doubt about Allozyne’s ability to continue as a going concern. If Allozyne fails to obtain additional capital when required, management would reduce Allozyne’s expenditures and may be required to modify, delay or abandon some or all of its business plans. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

Unaudited Interim Financial Information

The accompanying balance sheet as of September 30, 2011, the statements of operations and the statements of cash flows for the nine months ended September 30, 2010 and 2011 and the statement of redeemable convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2011 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly Allozyne’s financial position as of September 30, 2011 and results of operations and cash flows for the nine months ended September 30, 2010 and 2011. The financial data and other information disclosed in these notes to financial statements related to the nine-month periods are unaudited. The results of the nine months ended September 30, 2011 are not necessarily indicative of the results to be expected for the year ending December 31, 2011 or for any other interim period or for any other future year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue

Revenues represent amounts earned under a services agreement with a global pharmaceutical company. Revenue is recognized when the following four criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the selling price is fixed or determinable, and collectability is reasonably assured.

Federal Grant Income

Federal grant income in the total amount of $489,000 was received in 2010 as reimbursement of actual 2009 expenses under the Qualified Therapeutic Discovery grant program.

Cash and Cash Equivalents

Allozyne considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Allozyne’s cash equivalents consist principally of money market securities.

Concentration of Credit Risk

Allozyne is exposed to credit risk from its deposits of cash and cash equivalents in excess of amounts insured by the Federal Deposit Insurance Corporation. Allozyne has not experienced any losses on its deposits of cash and cash equivalents since inception.

Fair Value Measurements

Allozyne establishes the fair value of its assets and liabilities using the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and under a fair value hierarchy based on the inputs used to measure fair value. The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices in active markets for identical assets and liabilities;

Level 2—Observable inputs, other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to fair value of the assets or liabilities.

Allozyne’s cash equivalents and restricted cash held in money market funds represent Level 1 investments with fair values of $7,425,000, $779,000 and $8,000 (unaudited) as of December 31, 2009 and 2010 and September 30, 2011 respectively. Allozyne’s redeemable convertible preferred stock warrant liabilities are measured using level three inputs and had a fair value of $264,000, $186,000 and $48,000 (unaudited) as of December 31, 2009 and 2010 and September 30, 2011 respectively.

The table below summarizes the changes in Level 3 liabilities for the years ended December 31, 2009 and 2010 and the nine months ended September 30, 2011 (in thousands):

	Fair Value at January 1, 2011	Net Gains (unaudited)	Fair Value at September 30, 2011 (unaudited)
Preferred stock warrant liability	$186	$138	$48

	Fair Value at January 1, 2010	Net Gains	Fair Value at December 31, 2010
Preferred stock warrant liability	$264	$78	$186

	Fair Value at January 1, 2009	Net Gains	Fair Value at December 31, 2009
Preferred stock warrant liability	$296	$32	$264

The assumptions used in determining the Black-Scholes fair value of the preferred stock warrant liability are as follows:

	December 31, 2010	September 30, 2011
		(unaudited)
Estimated per share value of preferred stock	$0.88–0.91	$0.49
Risk-free interest rate	1.9%	0.06%–.69%
Expected life (in years)	1.3–4.4	0.6–3.7
Dividend yield	0.0%	0.0%
Expected volatility	76.6%	88.5%

The estimated per-share value of preferred stock was based on a valuation performed by Allozyne’s board of directors with the assistance of an independent a third-party valuation specialist. The change in estimated fair value of the preferred stock was primarily a result of the anticipated reverse merger with Poniard and anticipated conversion of preferred stock into common (see Note 13).

Net Loss Per Share

Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period. Because Allozyne has reported a net loss for the years ended December 31, 2009 and 2010 and for the nine months ended September 30, 2010 and 2011, diluted net loss per share is the same as basic net loss per share. Allozyne has excluded all outstanding common stock options and warrants and convertible preferred stock from the calculation of diluted net loss per share applicable to common shareholders because all such securities are anti-dilutive to the computation of net loss per share.

Historical outstanding dilutive securities not included in diluted loss per common share calculation are as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2009	2010	2010	2011
			(unaudited)	(unaudited)
Convertible preferred stock	36,509,167	36,509,167	36,509,167	36,509,167
Convertible promissory notes	—	1,500,000	—	7,500,000
Outstanding options to purchase common stock	5,770,227	5,718,112	5,699,778	7,273,187
Warrants to purchase common stock and convertible preferred stock	2,711,588	3,086,588	2,711,588	4,586,590

Total	44,990,982	46,813,867	44,920,533	55,868,944

Warrants to Purchase Redeemable Convertible Preferred Stock

Allozyne’s redeemable convertible preferred stock warrants are recognized at fair value and classified as liabilities because the warrants may conditionally obligate Allozyne to redeem the warrants for cash upon the occurrence of certain redemption events at some point in the future. Changes in fair value are recognized in the accompanying statements of operations.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the applicable remaining lease term or the estimated useful life of the related asset. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of operations in the year of disposition. Additions and improvements that increase the value or extend the life of an asset are capitalized. Repair and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets

Allozyne recognizes impairment losses on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. Allozyne has not experienced any impairment losses on its long-lived assets since inception.

Research and Development

Research and development costs consist primarily of salaries and benefits, occupancy, materials and supplies, contracted research, consulting arrangements and other expenses incurred to sustain Allozyne’s research and development programs. Research and development costs are expensed as incurred.

Patent Costs

Costs related to filing and pursuing patent applications are expensed as incurred, as recoverability of such expenditures is uncertain. These patent related legal costs are included as a component of general and administrative expenses.

Income Taxes

Allozyne accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and federal income tax bases of assets and liabilities and are measured using the tax rates that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be realized.

Allozyne accounts for uncertain tax positions in accordance with Financial Accounting Standards Board accounting standards which prescribe a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provide guidance on the various related matters such as de recognition, interest and penalties, and disclosure. Allozyne has been in a net operating loss position since its inception and, by providing a full valuation allowance, has not recognized any tax benefits. Allozyne has adopted a policy whereby amounts related to interest and penalties associated with tax matters are classified as additional income tax expense when incurred. Historically, Allozyne has not incurred any interest or penalties associated with tax matters and no interest or penalties were recognized for the years ended December 31, 2009 and 2010.

Stock-Based Compensation

Allozyne has an incentive plan that rewards employees and non-employee consultants with stock options. Share-based payments are accounted for in accordance with FASB accounting standards for equity instruments exchanged for services. Under the provisions of these standards, share-based compensation cost related to employee service is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period of the equity grant). The fair value of share-based awards to non-employees is measured at the grant date and as of each subsequent reporting period until the counterparty’s performance is complete, and stock-based compensation expense is recognized for the fair value of the vested portion of the awards during each reporting period. See Note 7 below for further details on share-based compensation.

Comprehensive Loss

Net loss is equal to comprehensive loss for the years ended December 31, 2009 and 2010 and for the nine-month periods ended September 30, 2010 and 2011.

Segments

Allozyne only has one operating business segment, therapeutics development.

Recently Issued Accounting Pronouncements

Effective January 1, 2010, Allozyne adopted new authoritative guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, Allozyne adopted this new guidance beginning January 1, 2010, except for the additional Level 3 requirements, which Allozyne adopted beginning January 1, 2011. Level 3 assets and liabilities are those whose fair value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance did not and is not expected to have a material impact on Allozyne’s financial statements.

Subsequent Events

Allozyne evaluated events occurring between the end of the most recent fiscal year and October 31, 2011, the date the financial statements were available to be issued.

3. Property and Equipment

The following table presents the detail of property and equipment as of the dates presented (in thousands):

	Estimated Useful Lives (years)	December 31, 2009	December 31, 2010	September 30, 2011
				(unaudited)
Computer and office equipment	3 – 7	$516	$525	$530
Laboratory equipment	7	1,239	1,338	1,338
Leasehold improvements	Shorter of lease term or useful life	3,060	3,084	3,084

		4,815	4,947	4,952
Less: Accumulated depreciation and amortization		(1,037)	(1,627)	(2,066)

		$3,778	$3,320	$2,886

Allozyne recorded amortization and depreciation expense related to property and equipment of $573,000 and $590,000, respectively, during the years ended December 31, 2009 and 2010, and $442,000 and $439,000, respectively, during the nine months ended September 30, 2010 and 2011. Depreciation and amortization expense for the period from March 19, 2004 (inception) to September 30, 2011, totaled approximately $2,066,000.

4. Financing Arrangements

In July 2011, Allozyne issued 6% convertible promissory notes for total gross proceeds of $1,500,000. These convertible promissory notes are convertible into Series B-2 redeemable convertible preferred stock at a rate of $1.00 per share. Additionally, Allozyne granted the note holders warrants to purchase 375,000 shares of common stock at an exercise price of $0.23 per share. The warrants are fully vested and immediately exercisable. The $154,000 estimated fair value of the warrants (see Note 5) resulted in a discount to the debt that will be amortized over the term of these notes, which mature July 28, 2012, $27,000 of which was amortized as of September 30, 2011.

In May 2011, Allozyne issued 6% convertible promissory notes for total gross proceeds of $2,500,000. These convertible promissory notes are convertible into Series B-2 redeemable convertible preferred stock at a rate of $1.00 per share. Additionally, Allozyne granted the note holders warrants to purchase 625,000 shares of common stock at an exercise price of $0.23 per share. The warrants are fully vested and immediately exercisable. The $257,000 estimated fair value of the warrants (see Note 5) resulted in a discount to the debt that will be amortized over the term of these notes, which mature January 6, 2012, $89,000 of which was amortized as of September 30, 2011.

In January 2011, Allozyne issued 6% convertible promissory notes for total gross proceeds of $2,000,000. These convertible promissory notes are convertible into Series B-2 redeemable convertible preferred stock at a rate of $1.00 per share. Additionally, Allozyne granted the note holders warrants to purchase 500,002 shares of common stock at an exercise price of $0.23 per share. The warrants are fully vested and immediately exercisable. The $89,000 estimated fair value of the warrants (see Note 5) resulted in a discount to the debt that will be amortized over the term of these notes, which mature January 6, 2012, $65,000 of which was amortized as of September 30, 2011.

In October 2010, Allozyne issued 6% convertible promissory notes for total gross proceeds of $1,500,000. These notes are convertible to Series B-2 convertible redeemable preferred stock at a rate of $1.00 per share. Additionally, Allozyne granted the note holders warrants to purchase 375,000 shares of common stock at an exercise price of $0.23 per share. The warrants are immediately exercisable and fully vested. The $61,000 estimated fair value of the warrants (see Note 5) resulted in a discount to the debt that will be amortized over the term of these notes, which mature October 14, 2011, $12,000 of which was amortized in 2010, and $46,000 was amortized in the period ending September 30, 2011.

As of September 30, 2011, the convertible promissory notes had a carrying value of $7,185,000. Allozyne has estimated the fair value of these notes to be approximately $6.1 million as of September 30, 2011 using the estimated fair value of common stock and the anticipated conversion of these notes into preferred stock and then subsequently into common stock in connection with the proposed merger with Poniard Pharmaceuticals (see Note 13).

In July 2008, Allozyne entered into a loan and security agreement (equipment line of credit and term loan) with a commercial bank (loan agreement). Under the terms of the loan agreement, Allozyne may borrow up to $1,000,000 under the equipment line of credit that bears interest at the prime rate (3.25% per annum at March 31, 2011), matures in December 2011 and is collateralized by a security interest in Allozyne. At September 30, 2011, the equipment line of credit had an outstanding balance of $68,000 (excluding $3,000 of unamortized discount). During 2008, Allozyne borrowed $5,000,000 under the term loan, which was repaid in 2009 and resulted in a $144,000 loss on the early extinguishment of debt.

The loan agreement also contains conditions of default that are customary for credit facilities of this type, including payment defaults, insolvency defaults and default upon the occurrence of certain material adverse effect events (“MAE”). The occurrence of an event of default could result in the acceleration of the obligations under the loan agreement. An MAE is defined in the loan agreement as an event having a material adverse effect upon (i) the business operations, condition, financial or otherwise, or prospects of Allozyne taken as a whole with respect to Allozyne’s viability, or that would result in Allozyne’s inability to repay the loan in accordance with the terms of the loan agreement and (ii) the commercial bank’s interest in the value, perfection or priority of its security interest in the collateral.

In connection with the equipment line of credit, Allozyne issued a warrant that was immediately exercisable and fully vested to purchase 105,263 shares of common stock at an exercise price of $0.19 per share (see Note 5). The $15,000 estimated fair value of the warrant resulted in a debt discount that is being amortized over the term of the equipment line of credit. A warrant to purchase 200,000 shares of Series B-1 redeemable convertible preferred stock at $1.00 per share was issued in conjunction with the term loan (see Note 6).

In November 2007, Allozyne entered into a lease agreement with a related party investor for 12,796 square feet of office and laboratory space at a new facility in Seattle, Washington. The lease commenced in March 2008 and expires on March 31, 2018. In connection with the lease, the landlord financed $1,432,000 of Allozyne’s tenant improvements and laboratory equipment. Allozyne pays 10% interest per annum on this financing and it is being amortized over the term of the lease agreement.

In February and August 2007, Allozyne obtained equipment secured by promissory notes totaling $250,000 from the lessor of Allozyne’s office facilities, who is also a stockholder in Allozyne. The promissory notes bear interest at the rate of 10% per annum. In connection with these promissory notes, Allozyne issued warrants to purchase 18,750 shares of common stock at an exercise price of $0.10 per share. The promissory notes were paid in full in 2010.

The future principal and interest payments due under the equipment financing arrangements were as follows as of December 31, 2010 (in thousands):

	Equipment Loan	Equipment Line of Credit
2011	$227	$264
2012	227	—
2013	227	—
2014	227	—
2015	227	—
Thereafter	511	—

Total principal and interest payments	$1,646	$264
Less: Portion representing interest	(478)	(4)

Total principal payments	1,168	260
Less: Current portion	(116)	(260)

Equipment loan obligations, net of current portion	$1,052	$—

5. Stockholders’ Equity

Common Stock and Warrants to Purchase Common Stock

A summary of common stock reserved for future issuance as of December 31, 2010, and September 30, 2011 is as follows:

	December 31, 2010	September 30, 2011
		(unaudited)
Stock option plan	7,237,292	7,280,687
Series A preferred stock	6,492,999	6,492,999
Series B-1 preferred stock	18,000,000	18,000,000
Series B-2 preferred stock	15,516,168	19,516,168
Common stock warrants	2,586,588	4,086,590
Preferred stock warrants	500,000	500,000

	50,333,047	55,876,444

In July 2011, Allozyne granted warrants to purchase 375,000 shares of common stock at a price of $0.23 per share in connection with the issuance of convertible notes (see Note 4). The fair value of the warrants of $154,000 was recognized as additional-paid-in capital. The warrants expire in 2018 and were valued using the Black-Scholes option pricing model with the following assumptions:

Estimated per share fair value of common stock	$0.49
Risk-free interest rate	2.3%
Expected life (in years)	7.0
Dividend yield	0%
Expected volatility	84.0%

In May 2011, Allozyne granted warrants to purchase 625,000 shares of common stock at a price of $0.23 per share in connection with the issuance of convertible notes (see Note 4). The fair value of the warrants of $257,000 was recognized as additional-paid-in capital. The warrants expire in 2018 and were valued using the Black-Scholes option pricing model with the following assumptions:

Estimated per share fair value of common stock	$0.49
Risk-free interest rate	2.4%
Expected life (in years)	7.0
Dividend yield	0%
Expected volatility	84.0%

In January 2011, Allozyne granted warrants to purchase 500,002 shares of common stock at a price of $0.23 per share in connection with the issuance of convertible notes (see Note 4). The fair value of the warrants of $89,000 was recognized as additional-paid-in capital. The warrants expire in 2018 and were valued using the Black-Scholes option pricing model with the following assumptions:

Estimated per share fair value of common stock	$0.23
Risk-free interest rate	2.9%
Expected life (in years)	7.0
Dividend yield	0%
Expected volatility	86.5%

In October 2010, Allozyne granted warrants to purchase 375,000 shares of common stock at a price of $0.23 per share in connection with the issuance of convertible notes (see Note 4). The fair value of the warrants of $61,000 was recognized as additional-paid-in capital. The warrants expire in 2017 and were valued using the Black-Scholes option pricing model with the following assumptions:

Estimated per share fair value of common stock	$0.23
Risk-free interest rate	1.9%
Expected life (in years)	7.0
Dividend yield	0%
Expected volatility	76.6%

In July 2009, Allozyne granted warrants to purchase 250,000 shares of common stock at a price of $0.23 per share in connection with the issuance of Series B-2 redeemable convertible preferred stock (see below). The fair value of the warrants of $104,000 was recognized as additional-paid-in capital. The warrants expire in 2016 and were valued using the Black-Scholes option pricing model with the following assumptions:

Estimated per share fair value of common stock	$0.17
Risk-free interest rate	1.9%
Expected life (in years)	7.0
Dividend yield	0%
Expected volatility	76.6%

From 2005 to 2008, Allozyne granted, to various service providers, warrants to purchase 1,416,330 shares of common stock at prices ranging from $0.10 to $0.19 per share. The warrants were valued using the following assumptions:

Estimated per share fair value of common stock	$0.01 –$0.19
Risk-free interest rate	4.3% – 4.7%
Expected life (in years)	7.0 – 10.0
Dividend yield	0%
Expected volatility	72.6% – 84.8%

In addition, in 2008, Allozyne granted a warrant to purchase 105,263 shares of common stock at a price of $0.19 per share in connection with an equipment line of credit (see Note 4). The fair value of the warrants of $15,000 was recognized as additional-paid-in capital. The warrants expire in July 2015. The warrant was valued using the Black Scholes option pricing model and the following assumptions:

Estimated per share fair value of common stock	$0.17
Risk-free interest rate	4.1%
Expected life (in years)	10.0
Dividend yield	0%
Expected volatility	76.6%

In October 2005, Allozyne issued 2,000,000 shares of common stock to its founders for cash of $2,000. In connection with a Series A preferred stock financing transaction in October 2005, the founders of Allozyne agreed to certain restrictions related to their shares of common stock including, but not limited to, certain repurchase rights of Allozyne. Such rights lapse over time as long as the founder remains employed. In March 2006, one founder resigned from employment with Allozyne. Allozyne repurchased the 412,500 unvested common shares for $400. At December 31, 2010, there were no shares subject to repurchase.

In October 2005, Allozyne sold 858,065 shares of common stock to the Institute for Systems Biology (“ISB”), a service provider, for cash proceeds of approximately $8,000, or $0.01 per share.

Redeemable Convertible Preferred Stock

In July 2009, Allozyne sold 12,016,168 shares of Series B-2 redeemable convertible preferred shares for $1.00 per share. Allozyne incurred expenses totaling $130,000 in connection with the issuance of these shares that resulted in a discount to the Series B redeemable convertible preferred shares that is being amortized through the stated redemption date of October 22, 2012.

On October 22, 2007, Allozyne entered into a Series B Convertible Preferred Stock Purchase Agreement (Series B Purchase Agreement) to sell shares of Series B redeemable convertible preferred stock for gross proceeds of $30,000,000. The initial closing in October 2007 was for 18,000,000 shares of Series B-1 preferred stock for gross proceeds of $18,000,000, or $1.00 per share. Allozyne incurred expenses totaling $100,000 in connection with the issuance of these shares that resulted in a discount to the Series B redeemable convertible preferred shares that is being amortized through the stated redemption date of October 22, 2012.

In April 2007, Allozyne issued 6% convertible promissory notes for total gross proceeds of $3,000,000. As a condition of initial closing of the Series B-1 convertible preferred stock purchase agreement in October 2007, Allozyne converted the outstanding principal of these notes of $3,000,000 plus accrued interest of $93,000 into 3,092,999 shares of Series A preferred stock.

On October 19, 2005, Allozyne sold 3,400,000 shares of Series A preferred stock for gross proceeds of $3,400,000, or $1.00 per share. Allozyne incurred expenses of approximately $116,000 in connection with the issuance of the Series A preferred stock and is amortizing this amount through the stated redemption date of October 22, 2012.

Conversion

Each share of Series A and Series B redeemable convertible preferred stock (collectively, “preferred stock”) is convertible into common stock as provided by Allozyne’s Certificate of Incorporation (currently at a one-for-one basis) and the holders of preferred stock have broad-based anti-dilution protection provisions that could change the conversion ratio as a result of certain future financing transactions. Preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock could be converted.

Preferred stock is convertible into common stock: (i) at the option of the holder, (ii) at the date and time, or the occurrence of an event, specified by vote or written consent of at least 75% of the preferred holders or (iii) the closing of an initial public offering of Allozyne’s common stock at a price not less than $3.00 per share and having aggregate gross proceeds not less than $40,000,000.

Dividends

Holders of preferred stock accrue cumulative, non-compounding annual dividends of $0.06 per share, whether or not such dividends are earned or declared. Cumulative dividends on outstanding preferred stock totaled $4,070,000 and $6,117,362 as of December 31, 2009 and 2010, respectively, and $7,755,774 as of September 30, 2011. Dividends are payable when and if declared by the Board of Directors. No dividends have been declared or paid by Allozyne to date.

Liquidation

In the event of a liquidation event, the preferred stockholders have preferential rights over common stockholders as to liquidation payments of their original issuance price per share plus any unpaid dividends (the “Liquidation Value”). Any additional distribution will be made to the holders of common stock and preferred stock on a pro rata as-converted basis.

In the event of a change of control whereby Allozyne: (a) is involved in any liquidation, or winding up of Allozyne, whether voluntary or not; (b) sells or disposes of all or substantially all of the assets of Allozyne; or (c) effects any other transaction or series of related transactions in which more than 50% of the voting power of Allozyne is disposed of, then a “deemed liquidation” event occurs, whereby the preferred stockholders are entitled to receive their liquidation preferences described above.

Redemption

At any time on or after October 22, 2012, holders of at least 75% of the then-outstanding shares of the preferred stock may request Allozyne to redeem all (and not less than all) of the outstanding shares of the preferred stock at an amount equal to the liquidation value, including all unpaid dividends thereon.

6. Preferred Stock Warrants

In July and December 2008, Allozyne granted warrants that were immediately exercisable and fully vested to a commercial bank to purchase 200,000 shares of Series B-1 convertible preferred stock at a purchase price of $1.00 per share in connection with a term loan agreement (see Note 4). Allozyne estimated the fair value of the Series B-1 convertible preferred stock warrants on the date of grant using the Black-Scholes option valuation model and the following assumptions:

Estimated per share fair value of Series B-1 preferred stock	$1.00
Risk-free interest rate	1.9% – 3.6%
Expected life (in years)	7.0
Dividend yield	0%
Expected volatility	76.6%

The $140,000 estimated fair value of these warrants resulted in a debt discount, which was amortized over the term of the loan.

In April 2007, in connection with a bridge note financing agreement, Allozyne issued five-year warrants, immediately exercisable and fully vested, to purchase a total of 300,000 shares of Allozyne’s Series A preferred stock at a purchase price of $1.00 per share. Allozyne estimated the fair value of the convertible preferred stock warrants using the Black-Scholes option valuation model and the following assumptions:

Estimated per share fair value of Series A preferred stock	$1.00
Risk-free interest rate	4.60%
Expected life (in years)	5.0
Dividend yield	0.0%
Expected volatility	84.8%

The estimated fair value of the preferred stock warrants of $209,000 at issuance resulted in a debt discount, which was amortized over the term of the loan.

At December 31, 2010 and September 30, 2011, 500,000 preferred warrants remained outstanding. Allozyne’s warrants to purchase redeemable convertible preferred shares are accounted for as liabilities because the warrants may conditionally obligate Allozyne to redeem the warrants for cash upon the occurrence of certain redemption events. The warrants are carried at fair value with changes in fair value recognized in the accompanying statements of operations (see note 2).

7. Stock Option Plan

Under Allozyne’s 2005 Stock Option Plan (the “Plan”), the Board of Directors may grant incentive and nonqualified stock options, restricted stock and other forms of stock-based compensation to employees, officers, directors, and consultants of Allozyne. Allozyne generally grants stock options with exercise prices equal to or greater than the value of common stock on the date of grant as determined by the Board of Directors. Options typically have a term of ten years from the date of grant. Options generally vest over four years with the first 25% vesting after 12 months of continuous employment or service beginning from the vesting commencement date, with the remaining shares vesting at the rate of 2.083% per month of continuous employment or service thereafter, such that the entire option is fully vested after four years of service from the vesting commencement date. The Plan also allows for performance and milestone based vesting of awards. As of December 31, 2009 and 2010, there were 1,469,954 common stock options outstanding subject to vesting upon predefined corporate milestones. The grant date fair value of the unvested performance options is approximately $184,000. Options that expire or otherwise terminate, revert to and become available for issuance under the Plan.

The following table summarizes the activity under the stock option Plan:

		Outstanding
	Number of Shares Available for Grant	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value (in thousands)
Balance at December 31, 2008	1,107,995	6,129,297	$0.18	9.00	$87
Options granted	(188,000)	188,000	$0.17
Options exercised		(57,500)	$0.10
Options canceled	489,570	(489,570)	$0.19

Balance at December 31, 2009	1,409,565	5,770,227	$0.18	8.00	—

Options granted	(323,000)	323,000	$0.23
Options exercised		(68,366)	$0.23
Options canceled	306,749	(306,749)	$0.19

Balance at December 31, 2010	1,393,314	5,718,112	$0.18	7.00	$298

Vested and expected to vest at December 31, 2010		5,445,074	$0.17	7.00	$288
Options granted	(1,718,375)	1,718,375	$0.49
Options exercised	—	(800)	$0.23
Authorized increase in plan	170,325	—	$—
Options canceled	162,500	(162,500)	$0.19

Balance at September 30, 2011 (unaudited)	7,764	7,273,187	$0.25	7.01	$1,736

Vested and expected to vest at September 30, 2011 (unaudited)		6,775,053	$0.24	6.13	$1,720

The total compensation expense, net of estimated forfeitures, recognized for options granted to employees is summarized in the following table (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,		Period from March 19, 2004 (Inception) through September 30, 2011
	2009	2010	2010	2011
			(unaudited)	(unaudited)	(unaudited)
Research and development	$48	$50	$36	$36	$224
General and administrative	44	48	37	39	$220

Total	$92	$98	$73	$75	$444

	As of December 31,		As of September 30,
	2009	2010	2010	2011
Unrecognized compensation cost	$159	$53	$69	$435
Remaining service period (years)	1.9	1.6	1.5	3.8

During the year ended December 31, 2010, Allozyne granted options to purchase 98,000 shares of Allozyne’s common stock to consultants and advisors, of which 623,236 shares are outstanding and 580,733 shares are exercisable at December 31, 2010. Stock based compensation expense, net of estimated forfeitures, related to stock options granted to non-employees is recognized as the underlying services are performed and the stock options are earned. In connection with the grant of stock options to non-employees, Allozyne recognized stock based compensation expense as follows (in thousands):

	Year Ended December 31,		Nine months Ended September 30,		Period from March 19, 2004 (Inception) through September 30, 2011
	2009	2010	2010	2011
			(unaudited)	(unaudited)	(unaudited)
Non-employee stock compensation expense	$11	$7	$7	$14	$95

The following table summarizes information about stock options (employee and non-employee) outstanding and exercisable at September 30, 2011:

	Outstanding			Exercisable
Exercise Prices	Number of Options	Weighted- Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
$ .10 – 0.493	7,273,187	7.0	$0.25	5,424,368	6.3	$1,694,037

A summary of stock option values is presented below:

	Year Ended December 31,		Nine Months Ended September 30,
	2009	2010	2010	2011
			(unaudited)
Weighted-average grant date fair value per stock option granted	$0.17	$0.17	$0.16	$0.35
Total fair value of stock options vested	100,934	91,423	22,933	19,186

The fair value of options granted to employees and non-employees was calculated using the Black Scholes option pricing model using the following assumptions:

	Year Ended December 31,		Period from March 19, 2004 (Inception) through September 30, 2011
	2009	2010
			(unaudited)
Employees
Estimated per share value of common stock	$0.17	$0.23	$ 0.01 – $0.23
Risk-free interest rate	2.80%	1.9% –2.5%	1.1% – 5.0%
Expected life (in years)	5.5 – 6.1	5.9 – 6.0	5.5 – 6.1
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	75.5% – 84.8%	86.00%	75.5% – 86.2%
Non-employees
Estimated per share value of common stock	$0.17	$0.23	$ 0.01 – $0.23
Risk-free interest rate	3.40%	2.5% –3.4%	1.5% – 5.0%
Remaining Contractual Life (in years)	5.5 – 6.1	9.4 – 10.0	1.0 – 10.0
Dividend yield	0.0%	0.0%	0.0%
Expected volatility	75.5% – 84.8%	87.4% – 89.0%	72.6% – 89.0%

The estimated per-share value of common stock was based on a valuation performed by Allozyne’s board of directors with the assistance of an independent a third-party valuation specialist. The risk-free interest rates are based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. Allozyne estimates the weighted average expected life of the options to employees, following the permitted simplified method, as the mid-point between the vesting date and the end of the contractual term of the awards, since Allozyne does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The actual contractual term was used for purposes of estimating the expected term for non-employees. Forfeiture rates were derived from historical employee termination behavior. There has been no trading activity in Allozyne’s stock and as such, volatility represents management’s best estimate of future volatility based on reviewing the average volatility of stock prices for similar publicly traded companies. Allozyne has not declared or paid dividends in the past and do not currently expect to do so in the foreseeable future.

8. Income Taxes

At December 31, 2009 and 2010, Allozyne has federal net operating loss carry-forwards of approximately $28,400,000 and $36,000,000, respectively, and research and development tax credits of approximately $418,000 and $556,000, respectively, which may be used to offset future taxable income. These carryforwards and credits expire beginning in 2024. Allozyne’s ability to utilize its net operating loss carry-forwards may be limited in the event that a change in ownership, as defined in Section 382 of the Internal Revenue Code of 1986, as amended, occurs. The effect of previous changes in ownership, if any, has not yet been determined. Future changes in Allozyne’s ownership may further limit the use of such carry-forward benefit.

The effects of temporary differences and carry-forwards that give rise to deferred tax assets are as follows (in thousands):

	Year Ended December 31,
(in thousands)	2009	2010
Deferred tax assets	$—	$—
Net operating loss carryforwards	9,677	12,231
Research and development tax credit carryforwards	418	556
Other	746	452

	10,841	13,239
Less: Valuation allowance	(10,841)	(13,239)

Net deferred tax assets	$—	$—

Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Allozyne has provided a full valuation allowance against the net deferred tax assets as of December 31, 2009 and 2010 because there is a significant degree of uncertainty around its ability to realize the deferred tax assets in the future. Accordingly, no tax benefits have been recorded in the accompanying statements of operations. The valuation allowance increased by $2,398,000 during 2010.

The guidance for accounting for uncertainties in income taxes requires that Allozyne recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination.

There are no material unrecognized tax benefits as of December 31, 2009 and 2010. Furthermore, Allozyne does not anticipate any significant changes in its unrecognized tax benefits over the next 12 months. Allozyne is subject to income taxes in the U.S. Allozyne is subject to tax examinations for 2007 and after. However, carryforward attributes that were generated prior to 2007 may still be adjusted by a taxing authority upon examination if the attributes have been or will be used in a future period.

9. Employee Savings Plan

Allozyne has a 401(k) savings plan (the Plan) for those employees who meet minimum eligibility requirements. Eligible employees may contribute up to 100% of their annual compensation to the Plan, subject to Internal Revenue Service limitations. Allozyne may also, at its sole discretion, make contributions to the Plan. To date, Allozyne has not made any contributions to the Plan.

10. Commitments and Contingencies

In November 2007, Allozyne entered into a lease agreement with Alexandria Real Estate Equities, Inc. (“Alexandria”), a related party investor for 12,796 square feet of office and laboratory space at a new facility in Seattle, Washington. The lease commenced in March 2008 and expires on March 31, 2018. In October of 2008, Allozyne amended the lease agreement to add an additional 2,486 square feet (“Expansion Space”) in the same building. In July 2009, Allozyne amended the lease agreement to surrender the Expansion Space back to the landlord on August 31, 2009. In connection with this amendment, Allozyne agreed to retake the Expansion Space on September 1, 2012. The lease agreement contains an annual rent adjustment of the greater of 3% or increase in the consumer price index not to exceed 5%. There is a one-time option for an early lease termination at the eighth year. Allozyne has one option to extend the lease for either an additional three-year or five-year term. Additionally, the landlord financed $1,432,000 of Allozyne’s tenant improvements and laboratory equipment in connection with the lease. Allozyne pays 10% interest per annum on this financing.

The lease agreement also contains conditions of default that are customary events of default, including payment defaults, insolvency defaults, and noncompliance with insurance coverages, liens, estoppel certificates or subordination agreements. The occurrence of an event of default could result in the acceleration of the obligations under the agreement. At December 31, 2010, and September 30, 2011 Allozyne was in compliance with these conditions.

The future minimum lease payments for the facility at December 31, 2010, are as follows (in thousands):

Operating Lease
2011	$680
2012	729
2013	807
2014	832
2015	856
Thereafter	2,020

Total minimum lease payments	$5,924

In connection with the lease, as a security deposit, Allozyne entered into a $157,000 standby letter of credit agreement. Allozyne pledged as collateral cash in its money market account up to the amount of the letter of credit. The standby letter of credit agreement automatically renews each year until July 1, 2018. In September 2011, Allozyne authorized Alexandria to draw down the letter of credit in full. On September 14, 2011 Alexandria drew down the funds on the letter of credit.

Rent expense totaled approximately $623,000 and $831,000 for the years ended December 31, 2009 and 2010, respectively. Rent expense totaled approximately $618,000 and $678,000 for the nine months ended September 30, 2010 and 2011, respectively. Rent expense totaled approximately $3,301,000 cumulatively for the period from March 19, 2004 (inception) to September 30, 2011.

Litigation

From time to time, Allozyne may become involved in litigation relating to claims arising from the ordinary course of business which the outcomes are subject to significant uncertainty. Allozyne’s policy is to assess the likelihood of any adverse judgments or outcomes related to legal matters, as well as ranges of probable losses. A determination of the amount of the liability required, if any, for these contingencies is made after an analysis of each known issue. A liability is recorded and charged to operating expense when it is determined that a loss is probable and the amount can be reasonably estimated. Additionally, Allozyne discloses contingencies for which a material loss is reasonably possible, but not probable.

On June 27, 2011, a putative class action lawsuit was filed in the Superior Court of California, San Francisco County, against Poniard, its board of directors, a wholly-owned subsidiary of Poniard and Allozyne. The action, titled Aronheim v. Poniard Pharmaceuticals, Inc., et al (Case Number: CGC-11-512033), alleged in summary that, in connection with the proposed merger with Allozyne, the members of the Poniard board of directors breached their fiduciary duties by purportedly conducting an unfair sale process and agreeing to an unfair sale price, and by purportedly engineering the proposed merger to provide them with improper personal benefits. The action also alleged that Poniard and Allozyne aided and abetted the Poniard board members’ purported breaches of fiduciary duty. The plaintiff sought, among other things, a declaration that the suit could be maintained as a class action, a declaration that the merger agreement was entered into in breach of the Poniard board members’ fiduciary duties, rescission of the merger agreement, an injunction against the proposed merger, a directive that the Poniard board members exercise their fiduciary duties to obtain a transaction that is in the best interests of Poniard’s shareholders, the imposition of a constructive trust in favor of the plaintiff and the class upon any benefits improperly received by the Poniard board members as a result of their purportedly wrongful conduct and fees and costs.

On August 24, 2011, a putative class action lawsuit was filed in the Superior Court of California, San Francisco County, against Poniard and its board of directors, as well as against Poniard’s Chief Executive Officer, its President and Chief Medical Officer, its Interim Chief Financial Officer, its Senior Vice President of Corporate Development, and its Vice President, Legal and Corporate Secretary. The action, titled Wing Sze Wu v. Robert S. Basso, et al (Case Number: CGC-11-513652), alleged in summary that the members of the Poniard board of directors breached their fiduciary duties by agreeing to pay purportedly excessive compensation and benefits to Poniard’s senior management, that such members of Poniard’s senior management were allegedly unjustly enriched when they received such executive compensation and benefits, that Poniard’s board of directors breached their fiduciary duties by conducting a purportedly unfair sale process in connection with the proposed transaction with Allozyne and agreeing to an allegedly unfair and dilutive sale price and a transaction that included improper “deal protection measures,” and by providing allegedly materially inadequate disclosures and material disclosure omissions to Poniard’s shareholders. The plaintiff sought, among other things, a declaration that the suit could be maintained as a class action, an injunction against the proposed merger, rescission of the proposed merger to the extent it occurs before final judgment in the lawsuit or rescissory damages, a directive that the defendants account for all damages allegedly caused by them and account for all profits and special benefits obtained as a result of their alleged breaches of their fiduciary duties, and for costs, attorneys fees, expenses and such other relief as the court deems just and proper.

The parties to both the Aronheim case and the Wing case, which involves just Poniard, signed a Memorandum of Understanding dated October 19, 2011 providing for the settlement of both cases. The settlement is subject to final settlement documentation, court approval, and the closing of the merger transaction, among other things. The settlement would provide for dismissal of both cases, for certain additional disclosures, and for payment of plaintiffs’ attorneys’ fees. Should the settlement not be accepted, the action could be continued in which case, Allozyne would vigorously defend the lawsuit. An estimate of the possible loss or range of loss in that event cannot be made at this time.

11. Other Related-Party Agreements

In October 2005, Allozyne entered into a services agreement with ISB for administrative and managerial services, as well as business development consulting in exchange for a monthly fee of $20,000 and warrants to purchase a total of 1,072,580 shares of common stock at an exercise price of $0.10 per share, which had an estimated fair value of $5,000 on the date of grant. The initial term of the agreement was one year with successive one-year renewal terms. In March 2007, Allozyne entered into an amended agreement that increased the monthly fee to $30,000 per month to account for Allozyne’s expanded activities. This arrangement terminated in 2008. For the period from March 19, 2004 (inception) to September 30, 2011, Allozyne paid $798,000 in management fees to ISB.

12. Significant Agreements

License Agreement—Scripps

In June 2010, Allozyne entered into a license agreement with Scripps Research Institute and issued 25,000 shares of common stock as part of the agreement. In connection with the agreement, Allozyne receives an exclusive, sub-licensable worldwide license to make, use, sell and import therapeutic and diagnostic products that are generated using a chemical reaction covered by Scripps’ IP. The agreement is structured as milestones, annual payments, royalty obligations and sublicensing terms. Allozyne is obligated to pay up to $1.9 million upon the achievement of certain development and regulatory milestones during the term of the agreement. Through September 30, 2011, no milestones have been achieved.

Annual payments, required to be paid by Allozyne, of $20,000 will increase to $30,000 beginning in 2014 and all such payments are creditable against royalty payments in such year. The term of the agreement will continue, unless earlier terminated per the terms of the agreement, or until the expiration, revocation, invalidation or unenforceability of the patents covered by this license.

License Agreement and Amendment—California Institute of Technology

In October 2005, Allozyne entered into a License Agreement with the California Institute of Technology (“Caltech”) to receive an exclusive worldwide license to certain exclusively licensed patent rights, improvement patent rights and a nonexclusive license to certain technology, all relating to research into the incorporation of non-natural amino acids into proteins. The License Agreement calls for royalty payments for direct sales and sublicensing revenues. Minimum annual royalty of $20,000 are required to be paid by Allozyne, beginning on the third anniversary of the effective date, October 2008, and each subsequent anniversary regardless if any product sales are made. In addition, Allozyne issued 416,429 shares of Allozyne’s common stock to Caltech upon the consummation of Allozyne’s Series B financing (see Note 6). The term of the agreement will continue until the expiration, revocation, invalidation or unenforceability of the patents covered by this license.

In February 2007, Allozyne entered into an amendment to the Caltech License Agreement. This amendment grants Allozyne all improvement rights to technology covered in the original license for a period of four years. In consideration for these additional rights, Allozyne paid $273,000. In addition to these payments, Allozyne will grant to Caltech 110,000 shares of common stock, of which 80,000 shares will be granted upon the completion of a project and the remaining 30,000 will be granted at the point Allozyne acts on the results. No grants of common stock were due or have been made as of September 30, 2011.

License Agreement and Amendment—Sigma-Aldrich Inc.

In September 2007, Allozyne entered into a license agreement (“License Agreement”) with Sigma-Aldrich, Inc. under which it received an exclusive worldwide license to certain licensed patent rights relating to the methods of modifying proteins and peptides. In consideration of the license and rights granted, Allozyne issued to Sigma-Aldrich a warrant to purchase a total of 100,000 shares of common stock at $0.10 per share, valued at

$3,000. The License Agreement requires Allozyne to make royalty payments on future licensed product sales and milestone payments ranging from $25,000 to $600,000 over the life of the agreement upon achieving certain development milestones. The term of the license agreement will continue, unless earlier terminated per the terms of the license agreement, until the later of the time at which there are no valid claims and all patent applications contained within the license agreement have been abandoned, lapsed or expired, or there are no more royalties payable to Sigma-Aldrich, Inc. No amounts were due or paid under the agreement during the years ended December 31, 2009 or 2010, the nine month periods ended September 30, 2010 or 2011 or inception to date.

13. Merger

On June 22, 2011, Allozyne entered into an Agreement and Plan of Merger and Reorganization with Poniard Pharmaceuticals, Inc. (“Poniard”), and FV Acquisition Corp., a wholly owned subsidiary of Poniard (“Merger Sub”), which provides for the merger of Merger Sub with and into Allozyne, with Allozyne surviving the merger and becoming a wholly owned subsidiary of Poniard. Upon the terms and subject to the conditions set forth in the merger agreement, Poniard will issue shares of its common stock to Allozyne stockholders based on an exchange ratio to be determined prior to closing of the transaction. Under the exchange ratio formula in the Merger Agreement, the former Allozyne stockholders are expected to own approximately 65% of the combined company, and the former Poniard shareholders are expected to own approximately 35% of the combined company, each on a fully diluted basis. The exact percentages will reflect Poniard’s and Allozyne’s respective net cash or net debt as well as post-signing financing as of the closing of the Merger, as defined and calculated under the Merger Agreement. If the Merger is consummated, the combined company will be renamed Allozyne, Inc. and will be based in Seattle. The transaction has been approved by the Board of Directors of both companies and is subject to customary closing conditions, including the approval of the stockholders of Allozyne. The merger is expected to close in the fourth quarter of 2011.

14. Subsequent Events

In October 2011, Allozyne amended its loan agreement with Comerica, pursuant to which Allozyne is able to borrow up to $1,000,000, with an interest rate equal to the prime rate (3.25% per annum at October 7, 2011) plus 2.00% and a maturity date of January 7, 2012. The amendment is collateralized by a security interest in Allozyne, and contains a covenant to raise $10,000,000 from investors on or before December 7, 2011 and contains other covenants and conditions of default that are customary for credit facilities of this type, including payment defaults, insolvency defaults and the occurrence of certain material adverse change events. In addition, the credit facility provides for the issuance to the Comerica of a warrant to purchase up to 40,000 shares of Allozyne’s Series B-2 Preferred Stock. Allozyne intends to use this credit facility to fund its operations.

ALLOZYNE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and results of operations together with Allozyne’s financial statements and the related notes included elsewhere in this supplement to the proxy statement/prospectus/consent solicitation. This discussion and analysis contains forward-looking statements about Allozyne’s business and operations, based on current expectations and related to future events and Allozyne’s future financial performance, that involve risks and uncertainties. Allozyne’s actual results may differ materially from those it currently anticipates as a result of many important factors, including the factors described under “Risk Factors” and elsewhere in the proxy statement/prospectus/consent solicitation and this supplement thereto.

Overview

Allozyne is a biopharmaceutical company creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. Allozyne’s current product development efforts are based on its proprietary biocipher™ technology platforms which allow for the union of biological protein engineering and medicinal chemistry in order to create novel and enhanced protein therapeutics. The technology underlying Allozyne’s biocipher™ platforms is comprised of three components:

•	the ability to site-specifically modify the amino acid sequence of any protein;

•	the ability to insert stable chemical hinges into these modified sites within the protein; and

•	the utilization of these hinges to attach bioconjugates such as polymers, toxic drugs, and antibodies in order to create novel and enhance existing protein therapeutics.

Allozyne’s mission is to leverage its platform technologies to develop best-in-class and first-in-class product candidates customized to optimize safety, efficacy and dosing convenience, drug characteristics that Allozyne believes may lead to enhanced patient compliance and disease modification.

Allozyne’s biocipher™ platforms allow for the modification of proteins that are manufactured in both Escherichia coli, or E. coli, and mammalian cells. The CAESAR biocipher™ uses E. coli expression systems, and the VIGENÈRE biocipher™ uses mammalian expression systems. Another distinction between the biociphers™ is that the CAESAR biocipher™ allows for site-specific substitution of a non-natural amino acid in exchange for a naturally occurring amino acid anywhere along the protein sequence. In contrast, the VIGENÈRE biocipher™ allows for a site-specific addition of a non-natural amino acid anywhere along the protein sequence.

The non-natural amino acids serve as chemical hinges to subsequently attach a multitude of bioconjugates designed to optimize the therapeutic performance of the protein. Bioconjugation is accomplished through a specific set of medicinal chemistry tools that enable the attachment of various bioconjugates such as polyethylene glycol, or PEG, antibody Fc domains and other therapeutic drugs such as cancer chemotherapeutics.

Allozyne’s lead product candidate, AZ01, is a next-generation long-acting interferon beta for the treatment of RRMS. Through the application of the CAESAR biocipher™, a PEG polymer is attached to the modified interferon beta creating a long-acting version of this molecule. Allozyne believes AZ01’s therapeutic profile has the potential to result in a less frequent dosing regimen, superior tolerability, and greater efficacy, thereby improving patient compliance. Allozyne has completed a Phase 1a single ascending dose trial for AZ01 in normal healthy volunteers. The results of the Phase 1a trial showed that AZ01 was generally safe and tolerable and exhibited a longer half life than currently marketed interferon beta drugs. A Phase 1b multiple ascending dose trial in normal healthy volunteers is currently under way and will evaluate the safety, tolerability, pharmacokinetic and pharmacodynamic response of AZ01 in normal healthy volunteers with subcutaneous administrations of AZ01 at two- and four- week intervals. Patient dosing commenced in June 2011. Allozyne received initial results from this trial in October 2011, which indicated that AZ01 has a comparable half-life after each administration and the half-life is two to three times longer than other PEGylated interferon beta therapeutics known currently to be in clinical development. In addition to establishing a pharmacokinetic profile, neopterin levels were measured as a pharmacodynamic biomarker for interferon activity. The initial data indicate a neopterin response that is greater in duration than the PK response thereby suggesting a prolonged biological effect of interferon beta. Overall AZ01 was well tolerated and subjects dosed experienced typical symptoms associated with interferon beta treatment, most resolving within 24 hours. Additional dosing cohorts are still being evaluated, and Allozyne expects to receive final data from the completed Phase 1b trial by the end of 2011.

Allozyne’s second product candidate, AZ17, is a bispecific antibody under investigation for the treatment of various autoimmune and inflammatory diseases, including Crohn’s disease and RRMS. Through the application of the CAESAR biocipher™, a PEG polymer is used to link two single-chain variable fragments, or scFvs, of antibodies that target separate upstream and downstream cytokines in the Th17 inflammatory pathway. This pathway is thought to play a key role in the pathogenesis of multiple autoimmune and inflammatory diseases. Unlike currently approved drugs for treatment of Crohn’s disease and RRMS, AZ17 is not expected to be broadly immunosuppressive. Instead, AZ17 is designed to specifically inhibit the pathological inflammatory process without suppressing the normal immune response. AZ17 is currently in preclinical development.

Allozyne’s AZ05 program utilizes the VIGENÈRE biocipher™ to site-specifically conjugate cytotoxic drugs to monoclonal antibodies for the treatment of solid tumors. Through this site-specific attachment, the full biological activity of the antibody can be retained in order to provide a potent and highly targeted delivery of the cytotoxic drug to the solid tumors. The AZ05 program is currently in discovery phase of development.

On June 22, 2011, Allozyne entered into an Agreement and Plan of Merger and Reorganization with Poniard and Merger Sub, which provides for the merger of Merger Sub with and into Allozyne, with Allozyne surviving the merger and becoming a wholly owned subsidiary of Poniard. Upon the terms and subject to the conditions set forth in the merger agreement, Poniard will issue shares of its common stock to Allozyne stockholders based on an exchange ratio to be determined prior to closing of the transaction. Under the exchange ratio formula in the merger agreement, the former Allozyne stockholders are expected to own in the aggregate approximately 65% of the combined company, and the former Poniard shareholders are expected to own in the aggregate approximately 35% of the combined company, each on a fully diluted basis. The exact percentages will reflect Poniard’s and Allozyne’s respective net cash or net debt as well as financing as of the closing of the merger, as defined and calculated under the merger agreement. If the merger is consummated, the combined company will be renamed Allozyne, Inc. and will be based in Seattle, Washington. The transaction has been approved by the Board of Directors of both companies and is subject to customary closing conditions, including the approval of the stockholders of Allozyne and the shareholders of Poniard. The merger is expected to close in the fourth quarter of 2011.

Since its formation, Allozyne has received funding of approximately $43.9 million, through private placements of preferred stock and convertible promissory notes, which has been used to develop biociphering™ platforms in order to build a pipeline of potential protein therapeutic product candidates that demonstrate the vast application and breadth of the CAESAR and VIGENÈRE biociphering™ platforms while focusing on addressing areas of unmet medical need in autoimmune and inflammatory diseases and cancer. During the years ended December 31, 2009 and 2010, Allozyne has expended $6.7 million and $6.9 million, respectively, on research and development activities.

Allozyne has not generated any significant revenues since its inception in March 2004. Due to the time required to conduct clinical trials and obtain regulatory approval for any of Allozyne’s product candidates, Allozyne anticipates it will be some time before it generates any substantial revenues, if ever.

The continued research and development of Allozyne’s product candidates will require significant additional expenditures, including for preclinical studies, clinical trials and manufacturing costs, and the expenses of seeking regulatory approval. Allozyne relies on third parties to conduct a significant portion of its preclinical studies, all of its clinical trials and all of the manufacturing of current Good Manufacturing Process, or cGMP, material. Allozyne expects expenditures associated with these activities to increase in future years as Allozyne continues developing its product candidates.

Allozyne has incurred significant net losses since inception and Allozyne expects to continue to experience significant losses as Allozyne invests in the development of its product candidates. As of September 30, 2011, Allozyne’s accumulated deficit was $53 million. Allozyne’s net losses were $8.5 million, $8.9 million and $14.2 million in the years ended December 31, 2010, 2009 and 2008, respectively. Allozyne expects its net losses to increase in the future as it continues its existing and anticipated preclinical studies, manufacturing, and clinical trials, expands its research and development efforts, and adds the necessary infrastructure to support operating as a publicly-held company following the merger with Poniard.

Taking into account Allozyne’s projected operating results, Allozyne believes that its current cash and cash equivalents balances will provide adequate resources to fund operations into the fourth quarter of 2011. However, there is no assurance Allozyne can achieve its projected operating results. The key assumption underlying this estimate is that expenditures related to salaries and wages, continued preclinical, manufacturing, and clinical development of its product candidates and legal and accounting fees associated with the merger with Poniard during this period will be within forecasted levels. Allozyne’s forecast, however, reflects use of available cash only to fund current operations and does not include additional costs of a liquidation and winding up of Allozyne if it is unable to raise additional funds or if it is unable to complete the merger with Poniard. These costs may be substantial and would include severance and accrued vacation expenses, accelerated payments due under existing contracts, and legal and accounting fees. Allozyne can provide no assurance that it will have sufficient cash to cover these additional costs.

The amount of capital Allozyne will require in the future will depend on many factors, including:

•	the ability to raise capital in the debt/equity markets or through strategic partnerships;

•	the costs and timing associated with the closing of the merger;

•	the scope, rate of progress, results and costs of its preclinical testing, clinical trials, and other research and development activities;

•	the hiring of a number of new employees at salary levels consistent with its estimates to support operating as a publicly-held company following the merger;

•	the number of programs Allozyne pursues;

•	the cost of preparing, filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights;

•	the cost of establishing clinical and commercial supplies of its product candidates;

•	the extent to which Allozyne acquires or invests in businesses, products, or technologies; and

•	the cost, timing, and outcomes of regulatory approvals.

Further, it may be necessary for Allozyne to raise additional capital in order to meet the minimum cash and cash equivalents condition to complete the merger. Allozyne’s current financial condition may make securing additional capital extremely difficult. If Allozyne is unable to secure additional capital to fund working capital and capital expenditure requirements or complete the merger with Poniard in a timely manner, Allozyne may be forced to explore liquidation alternatives, including seeking protection from creditors through the application of bankruptcy laws. These factors, among others, raise substantial doubt about its ability to continue as a going concern.

Allozyne’s consolidated financial statements for the year ended December 31, 2010, contained in the proxy statement/prospectus/consent solicitation, have been prepared assuming Allozyne will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for a reasonable period following the date of such financial statements. Allozyne’s financial statements do not include any adjustments that might result from the outcome of this uncertainty. The report of Allozyne’s independent auditors contains a statement expressing substantial doubt regarding Allozyne’s ability to continue as a going concern.

Critical Accounting Policies and Significant Judgments and Estimates

Allozyne’s management’s discussion and analysis of financial condition and results of operations are based on its financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires Allozyne to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported revenues and expenses during the reporting periods. Allozyne bases its estimates on historical experience and on other factors that Allozyne believes are reasonable under the circumstances. An accounting policy is considered to be critical if it is important to a company’s financial condition and results of operations, and if it requires the exercise of significant judgment and the use of estimates on the part of management in its application. Although Allozyne believes its judgments and estimates are appropriate, actual results may differ from those estimates.

Allozyne’s significant accounting policies are described in Note 2 to its financial statements included in this supplement to the proxy statement/prospectus/consent solicitation. Of Allozyne’s significant accounting policies, Allozyne believes that the following accounting policies relating to preclinical study, clinical trial and manufacturing accruals, stock-based compensation and warrants to purchase convertible preferred stock are the most critical to understanding and evaluating its reported financial results.

Preclinical Study, Clinical Trial and Manufacturing Accruals

Allozyne estimates its preclinical study, clinical trial and manufacturing accrued expenses based on its estimates of the services received pursuant to contracts with multiple research organizations and contract manufacturers that conduct, manage and provide materials for preclinical studies and clinical trials on its behalf. The financial terms of these agreements vary from contract to contract and may result in uneven payment flows. Research and development costs are expensed as the related goods are delivered or the related services are performed. Allozyne’s preclinical study, clinical trial and manufacturing expenses include fees paid to the following:

•	contract research organizations in connection with preclinical studies;

•	clinical research organizations and other clinical sites in connection with clinical trials; and

•	contract manufacturers in connection with the production of components and drug materials for preclinical studies and clinical trials.

Allozyne records accruals for these preclinical study, clinical trial and manufacturing expenses based on the estimated amount of work completed. All such costs are included in research and development expenses based on these estimates. Costs of setting up a preclinical study or clinical trial are expensed as the related services are performed. If Allozyne has incomplete or inaccurate information, Allozyne may, however, underestimate or overestimate activity levels associated with various preclinical studies and clinical trials at a given point in time. In the event Allozyne underestimates such activity levels, Allozyne could record significant research and development expenses in future periods when the actual activity level becomes known. Allozyne makes good-faith estimates that it believes to be accurate, but the actual costs and timing of preclinical studies, clinical trials and manufacturing runs are highly uncertain, subject to risks, and may change depending on a number of factors, including Allozyne’s clinical development plan. If any of Allozyne’s product candidates enter Phase 2 or Phase 3 clinical trials, the process of estimating clinical trial costs will become more difficult because the trials will involve larger numbers of patients and clinical sites. No material changes to estimates for preclinical study, clinical trial and manufacturing expenses were made in the years ended December 31, 2010 and 2009 or in the nine-month periods ended September 30, 2011 and 2010.

Stock-Based Compensation

Allozyne measures compensation expense for all share-based awards at fair value on the date of grant and recognizes compensation expense over the service period for awards expected to vest. Allozyne uses the Black-Scholes option-pricing model to determine the fair-value for awards and recognizes compensation expense on a straight-line basis over the awards’ vesting periods. Allozyne’s management has determined the Black-Scholes fair value of Allozyne’s stock option awards and related share-based compensation expense with the assistance of third-party valuation specialists. Determining the fair value of stock options at the grant date requires the use of highly subjective assumptions, including the expected term of the option and the expected volatility of Allozyne’s stock price. The determination of the grant date fair value of options using an option-pricing model is affected by Allozyne’s estimated common stock fair value as well as assumptions regarding a number of other complex and subjective variables. If any of the assumptions used in the Black-Scholes model changes significantly, share-based compensation for future awards may differ materially compared with the awards granted previously. In valuing Allozyne’s options, Allozyne makes assumptions about risk-free interest rates, dividend yields, volatility, and weighted-average expected lives, of the options. In addition, Allozyne estimates forfeitures of options at the grant date based on its historical forfeiture rate since the initial plan’s inception and revises the estimate if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Risk-free rate. Risk-free interest rates are derived from U.S. Treasury securities as of the option grant date.

Expected dividend yields. Expected dividend yields are based on Allozyne’s historical dividend payments, which have been zero to date.

Volatility. Absent a public market for its shares, Allozyne has historically estimated volatility of its share price based on the published historical volatilities of industry peers in the protein based therapeutics space in which Allozyne operates.

Expected term. Allozyne estimates the weighted-average expected life of options as the average of the vesting option schedule and the term of the award, which is known as the simplified method, since, due to the limited period of time share-based awards have been exercisable, Allozyne does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The actual contractual term was used for purposes of estimating the expected term for non-employees.

Forfeiture rate. Forfeiture rates are estimated using historical actual forfeiture trends as well as Allozyne’s judgment of future forfeitures. These rates are evaluated at least annually and any change in compensation expense is recognized in the period of the change. The estimation of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from Allozyne’s current estimates, such amounts will be recorded as a cumulative adjustment in the period in which the estimates are revised. Allozyne considers many factors when estimating expected forfeitures, including the types of awards and employee class. Actual results, and future changes in estimates, may differ substantially from management’s current estimates.

Valuation of common stock. The following table sets forth the exercise prices of options granted in 2009 and 2010 and the nine months ended September 30, 2011, and the fair value of Allozyne common stock, as determined by Allozyne’s board of directors, on the dates of the option grants:

Date of Option Grant	Number of Shares	Exercise Price	Fair Value per Share on grant date
May 28, 2009	188,000	$0.17	$0.17
May 18, 2010	207,200	$0.23	$0.23
August 4, 2010	40,000	$0.23	$0.23
September 21, 2010	35,800	$0.23	$0.23
December 2, 2010	40,000	$0.23	$0.23
July 19, 2011	75,000	$0.49	$0.49
September 9, 2011	1,643,375	$0.49	$0.49

On each of the above dates, Allozyne granted its employees stock options at exercise prices equal to the estimated fair value of the underlying common stock, as determined on a contemporaneous basis by Allozyne’s board of directors with input from management and independent valuation firms. Without a public market for Allozyne’s common stock, Allozyne’s board of directors determined the fair value of its common stock on each grant date by considering a number of objective and subjective factors, including:

•	the per share value of any recent preferred stock financing and the amount of convertible preferred stock liquidation preferences;

•	the illiquid nature of Allozyne’s common stock and the opportunity for any future liquidity events;

•	Allozyne’s current and historical projections;

•	Allozyne’s achievement of milestones;

•	Allozyne’s competitive position within the RRMS market and protein therapeutics space;

•	general market conditions in the life sciences sector as well as in the broader economy;

•	the stock price performance of a peer group comprised of selected publicly-traded companies identified as being comparable to Allozyne; and

•	the present value of possible future cash flows.

To assist it in determining the fair value of its common stock, Allozyne obtained valuation analyses prepared by third-party valuation firms. In obtaining these third-party valuation analyses of its common stock, Allozyne’s management provided the third-party valuation firms with projections for revenue and expenses on a cash basis, information about Allozyne’s prospects, and Allozyne’s performance and economic and financial market conditions, which the valuation firms used, along with other information, to perform the valuation analysis.

To determine the fair value of its common stock as of each valuation date, Allozyne estimated its enterprise value and allocated its enterprise value to its series of preferred stock and common stock. The approaches, methodologies and assumptions utilized by Allozyne’s board of directors were consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Guide.

Allozyne determined its enterprise value based on the market approach, using the guideline public company method and the guideline transaction method, and on the income approach, using the discounted cash flow method.

Under the guideline public company method, Allozyne derived its enterprise value by applying valuation multiples of comparable publicly held biotechnology companies or acquired biotechnology companies to certain of Allozyne’s historical and forecasted financial metrics. The comparable publicly held companies were NeurogesX, Inc., Pharmasset, Inc., Orexigen Therapeutics, Inc., Optimer Pharmaceuticals, Inc., Synta Pharmaceuticals, and Molecular Insight Pharmaceuticals, Inc., and the comparable acquired companies were Enzon Pharmaceuticals, Inc., Memory Pharmaceuticals, Inc., Prestwick Pharmaceuticals, Inc., Cogenesys, Inc., Evogenix Pty, Ltd., Hypnion, Inc. and Syntonix Pharmaceuticals, Inc. Under the guideline transaction method, Allozyne derived its enterprise value from recent cash transactions with independent third parties involving Allozyne’s equity securities.

Under the discounted cash flow method, which Allozyne used in 2010 only, Allozyne determined the present value of its estimated future cash flows, using revenues of drugs comparable to AZ01, by applying an appropriate discount rate, such as a weighted average cost of capital. The comparable drugs were Tysabri®, Betaseron®, Rebif®, Avonex® and Copaxone®. As there is inherent uncertainty in making these estimates, Allozyne assessed the risks associated with achieving the forecasts in selecting an appropriate discount rate of 20%. If a different discount rate had been used, the valuations would have been different.

Allozyne then allocated its estimated enterprise value to its series of preferred stock and its common stock based on the probability-weighted expected return method, or PWERM, and the option-pricing method, or OPM. These equity allocation methods account for the preferential rights of holders of preferred stock, such as liquidation preferences and conversion rights. Under these equity allocation methods, Allozyne treated preferred stock as equivalent to common stock when its enterprise value exceeded the liquidation preferences of its preferred stock.

Under the OPM, Allozyne treated common stock, preferred stock and other equity instruments as call options on Allozyne’s enterprise value, as this equity allocation model relies on the principle that any group of stakeholders in a company has the option to acquire Allozyne by paying the remaining stakeholders a fair price for their securities. The options were valued using the Black-Scholes formula, which required Allozyne to estimate the volatility of the price of Allozyne’s equity securities. Estimating the volatility of Allozyne’s stock price is complex because there is no readily available market price for Allozyne’s stock. Therefore, Allozyne based the volatility of its stock on the volatility of the stocks of comparable publicly held companies. Had Allozyne used different estimates of volatility, the allocations between preferred and common stock would have been different.

Under the PWERM, Allozyne estimated the present value of its common stock based upon the anticipated timing of potential liquidity events, such as an initial public offering, a strategic merger or sale after successful Phase 1 trials in 2010, a strategic merger or sale after successful Phase 2 trials in 2012, a dissolution in which holders of preferred stock receive back their investment, or a dissolution in which holders of preferred stock receive back one-fourth of their investment. The anticipated timing and likelihood of each liquidity event were based on the plans of Allozyne’s board of directors and management as of the respective valuation dates. Allozyne estimated the future value of its enterprise under each liquidity event using both an income approach and market approaches. Allozyne discounted the future values to present value and then weighted the liquidity events based on the probability of their occurring. Because of the difficulty in determining Allozyne’s stock price volatility, Allozyne’s board of directors relied more heavily on the PWERM than on the OPM.

Allozyne reduced the fair value per share of its common stock, as determined by the equity allocation methods, by a lack of marketability discount. This discount served to account for the fact that there was no public market for Allozyne’s common stock as of the various grant dates. Allozyne determined the appropriate level of discount by comparing attributes of Allozyne and its equity securities to benchmarks in empirical studies of nonmarketable securities and calculating the hypothetical cost to hedge Allozyne’s common stock with put options over the period in which Allozyne common stock was expected to remain illiquid and not marketable. The following summarizes Allozyne’s approaches and methodologies for determining the fair value of its common stock for each grant date since January 1, 2009:

2009 Grants

Allozyne estimated that the fair value of its common stock in connection with option grants made on May 28, 2009 was $0.17 per share on a minority, non-marketable interest basis.

Allozyne estimated its enterprise value using the guideline transaction method, under which Allozyne derived its enterprise value from Allozyne’s then-anticipated sale of shares of Series B preferred stock at approximately $1.00 per share, that Allozyne closed on July 29, 2009, Allozyne issued shares of Series B-2 preferred stock at $1.10 per share, with total proceeds of approximately $12.0 million.

Allozyne then estimated the fair value of its common stock using the OPM, assuming a time to liquidity of two years, asset volatility of 60% and a risk-free interest rate of 0.76%. Allozyne applied a 19.9% discount for lack of marketability to arrive at its estimate of the fair value of its common stock on the date of grant.

2010 Grants

Allozyne estimated that the fair value of its common stock in connection with option grants made throughout 2010 was $0.23 per share on a minority, non-marketable interest basis.

Allozyne estimated the fair value of its common stock and its enterprise using the PWERM as its primary and only allocation method. Allozyne utilized a PWERM that contemplated five scenarios – an initial public offering, a strategic merger or sale after successful Phase 1 trials in 2010, a strategic merger or sale after successful Phase 2 trials in 2012, a dissolution in which holders of preferred stock receive back their investment, or a dissolution in which holders of preferred stock receive back one-fourth of their investment. Allozyne derived its enterprise value under the five scenarios by discounting anticipated future cash flows to their present value as of the grant date using a discount rate of 25% as of the date of grant, 22.5% after Phase 1 trials and 20% after Phase 2 trials. This rate was determined based on the returns to venture capitalist investors in early stage companies. Allozyne estimated enterprise values under the PWERM future liquidity event scenarios using financial projections and market-based valuation multiples derived from publicly traded comparable companies, sales of businesses similar to Allozyne, and valuation multiples implied by the sale of Allozyne’s Series B preferred stock. Allozyne allocated the future enterprise values to options, warrants and various series of preferred stock based on their future liquidation preferences or conversion values, whichever would be greater, and allocated the remainder to its common stock. The allocated value was discounted to present value at the grant date. Allozyne then weighted the initial public offering event at 5%, the merger or sale after successful Phase 2 trials at 10%, the merger or sale after successful Phase 1 trials at 25%, and the dissolution in which holders of preferred stock receive back their investment at 30%, and the dissolution in which holders of preferred stock receive back one-fourth of their investment at 30%. The board of directors also took into account Allozyne’s sale on July 29, 2009 of shares of Series B-2 preferred stock at $1.10 per share, with total proceeds of approximately $12.0 million.

Allozyne applied a 25% discount for lack of marketability to arrive at its estimate of the fair value of its common stock on the various dates of grant in 2010.

2011 Grants

Allozyne estimated that the fair value of its common stock in connection with option grants made throughout 2011 was $0.49 per share on a minority, non-marketable interest basis.

Allozyne estimated the fair value of its common stock and its enterprise using the PWERM as its primary and only allocation method. Allozyne utilized a PWERM that contemplated only the reverse merger scenario which was assumed to occur on August 31, 2011 with 100% probability. Allozyne estimated the enterprise valued under the PWERM reverse merger scenario using financial projections and market-based valuation multiples derived from publicly traded companies and sales of businesses similar to Allozyne and the future ownership of Allozyne and the acquiring company, with an assumed price of $0.23 per share.

Allozyne applied a 16.4% discount for lack of marketability to arrive at its estimate of the fair value of its common stock on the various dates of grant in 2011.

Warrants to Purchase Convertible Preferred Stock

Allozyne accounts for freestanding warrants related to shares that are redeemable as liabilities at fair value because the warrants may conditionally obligate Allozyne to transfer assets at some point in the future. The warrants are subject to re-measurement at each balance sheet date, and any changes in fair value are recognized as a component of net loss in the statements of operations. Allozyne estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option-pricing model. A number of assumptions used in the Black-Scholes option pricing model, especially the volatility and the fair value of the underlying common stock, are highly subjective and could differ materially in the future.

Allozyne will continue to record adjustments to the fair value of the warrants until they are exercised, expire or, upon the closing of the merger, convert into warrants to purchase shares of Poniard common stock, at which time the warrants will no longer be treated as liabilities. At that time, the then-current aggregate fair value of the warrants will be reclassified from a liability to additional paid-in capital, a component of stockholders’ deficit, and Allozyne will cease to record any related periodic fair value adjustments. Upon the closing of the merger, warrants to purchase Allozyne’s preferred stock will be assumed by Poniard and converted into warrants to purchase Poniard common stock. The number of shares of Poniard common stock subject to each assumed warrant will be determined by multiplying the number of shares of Allozyne common stock (for Allozyne common stock warrants), or the number of shares of Allozyne common stock issuable upon conversion of the shares of Allozyne preferred stock issuable upon exercise of such warrant (for Allozyne preferred stock warrants), as applicable, that were subject to such warrant prior to the effective time of the merger by the exchange ratio and rounding the result down to the nearest whole number of shares of Poniard common stock. The per share exercise price for the assumed warrants will be determined by dividing the per share exercise price of the warrant as in effect immediately prior to the effective time of the merger by the exchange ratio and rounding that result up to the nearest whole cent.

Financial Operations Overview

Research and Development Expenses

Research and development costs are expensed as incurred. These expenses primarily consist of the following:

•	Salaries, benefits, travel and related expense of personnel associated with research and development activities;

•	Fees paid to professional service providers for services related to the conduct and analysis of clinical trials, contract manufacturing of Allozyne’s product candidates and preclinical studies;

•	Allocated costs of facilities and infrastructure;

•	Laboratory supplies and materials;

•	Depreciation of equipment; and

•	Share-based compensation expense.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related expenses for personnel in executive, finance and accounting, business development and administrative functions. Other costs include facility costs not otherwise included in research and development expenses and professional fees for legal, accounting and information technology services.

Following the merger, Allozyne anticipates increases in general and administrative expenses for activities associated with operating as a publicly traded company, including costs incurred in connection with compliance with the Sarbanes-Oxley Act of 2002. These increases also will likely include the hiring of additional personnel.

Interest Income

Allozyne receives interest income from cash, cash equivalents and restricted cash held with certain financial institutions.

Interest Expense

Allozyne incurs interest expense on the outstanding balances from its equipment line of credit and term loan with a commercial bank, promissory notes from the lessor of its office facilities and interest expense on its convertible promissory notes.

Income Taxes

Allozyne is subject to U.S. federal income taxes. As of December 31, 2010 and September 30, 2011, Allozyne did not have taxable income and, therefore, no tax liability or expense has been recorded in Allozyne’s financial statements. Allozyne has provided a full valuation allowance against its net deferred tax assets as of December 31, 2009 and 2010 and September 30, 2011 because there is significant uncertainty surrounding its ability to realize the deferred tax assets in the future.

Results of Operations

Comparison of the Nine Months Ended September 30, 2011 and 2010

The following table summarizes results of operations with respect to the items set forth below for the nine months ended September 30, 2011 and 2010, in thousands, together with the percentage change in those items.

	For the Nine Months Ended September 30,
	2011	2010	$ Change	% Change
Revenue	$—	$43	$(43)	-100%
Research and development	5,453	5,030	423	8%
General and administrative	3,056	1,438	1,618	113%
Interest income	1	14	(13)	-93%
Interest expense	(519)	(118)	(401)	340%
Preferred stock warrant revaluation	138	48	90	187%

Revenue

Revenues of $43,000 during the first nine months of 2010 represent amounts earned under a services agreement with a global pharmaceutical company. No similar service agreements were in place during the first nine months of 2011.

Research and Development Expenses

Research and development expenses increased to $5,453,000 for the nine months ended September 30, 2011 from $5,030,000 for the nine months ended September 30, 2010. The increase was due primarily to higher contract manufacturing costs for AZ01 and higher preclinical study costs, offset partially by a decrease in clinical trial costs for AZ01 due to the completion of the Phase 1a trial. Allozyne expects research and development expenses to increase in the future due to increases in manufacturing and clinical development costs related to its AZ01 product candidate, as well as due to the growth of its research and development organization and advancement of its preclinical studies.

At any time, Allozyne may have multiple ongoing research projects. Allozyne’s internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects. As a result of Allozyne’s ability to utilize resources across several projects, Allozyne does not record or maintain information regarding the costs incurred for Allozyne’s research and preclinical programs on a program-specific basis.

Research and development activities can be divided into research and preclinical programs and clinical development programs, which is currently only AZ01. The estimated costs associated with research and preclinical programs and clinical development programs are as follows:

	For the Nine Months Ended September 30,
	2011	2010	$ Change	% Change
Research and preclinical programs	$3,173	$3,061	$112	4%
Clinical development program	2,280	1,969	311	16%

Total Research and development	5,453	5,030	423	8%

Research and preclinical program costs consist of costs associated with research efforts, conducting preclinical studies, personnel costs, lab supplies and indirect costs such as rent, utilities and depreciation. Clinical development costs consist of clinical manufacturing, clinical trial site and investigator fees and lab supplies.

General and Administrative Expenses

General and administrative expenses increased to $3,056,000 for the nine months ended September 30, 2011 from $1,438,000 for the nine months ended September 30, 2010. The increase was due primarily to increased legal and consulting expenses related to the merger with Poniard. Allozyne expects its general and administrative expenses to increase in the future as Allozyne adds additional personnel and incurs additional expense as a result of becoming a publicly traded company following the merger.

Interest Income

Interest income decreased to $1,000 for the nine months ended September 30, 2011 from $14,000 for the nine months ended September 30, 2010. The decrease was due primarily to lower average cash balances and lower interest rates.

Interest Expense

Interest expense increased to $519,000 for the nine months ended September 30, 2011 from $118,000 for the nine months ended September 30, 2010. The increase was due primarily to interest expense related to the issuance of 6% convertible promissory notes in the amounts of $1.5 million in October 2010, $2.0 million in January 2011, $2.5 million in May 2011 and $1.5 million in July 2011.

Preferred Stock Warrant Revaluation

Preferred stock warrant revaluation was a gain of $138,000 for the nine months ended September 30, 2011, compared to a gain of $48,000 for the nine months ended September 30, 2010. The increase was based on the change in the fair value of the warrants outstanding. Allozyne estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option-pricing model. The change in estimated fair value of the preferred stock warrant liability was primarily driven by a decline in the fair value of the preferred stock as a result of the anticipated reverse merger with Poniard and anticipated conversion of preferred stock into common stock. Allozyne expects the value of the preferred stock warrant liability to continue to fluctuate in the future.

Comparison of the Twelve Months Ended December 31, 2010 and 2009

The following table summarizes results of operations with respect to the items set forth below for the twelve months ended December 31, 2010 and 2009, in thousands, together with the percentage change in those items.

	For the Twelve Months Ended December 31,
	2010	2009	$ Change	% Change
Revenue	$43	$—	$43	100%
Research and development	6,904	6,736	168	2%
General and administrative	1,990	1,809	181	10%
Interest income	15	93	(78)	-84%
Interest expense	(183)	(338)	155	46%
Loss on extinguishment of debt	—	(144)	144	-100%
Federal grant income	489	—	489	100%
Preferred stock warrant revaluation	78	32	46	144%

Revenue

Revenues of $43,000 during 2010 represent amounts earned under a services agreement with a global pharmaceutical company. No similar service agreements were in place during 2009.

Research and Development Expenses

Research and development expenses increased to $6.9 million for the twelve months ended December 31, 2010 from $6.7 million for the twelve months ended December 31, 2009. The increase was due primarily to higher clinical trial costs related to AZ01 and higher personnel costs, offset partially by a decrease in preclinical study costs.

At any time, Allozyne may have multiple ongoing research projects. Allozyne’s internal resources, employees and infrastructure are not directly tied to any individual research project and are typically deployed across multiple projects. As a result of Allozyne’s ability to utilize resources across several projects, Allozyne does not record or maintain information regarding the costs incurred for Allozyne’s research and preclinical programs on a program specific basis.

Research and development activities can be divided into research and preclinical programs and clinical development programs, which is currently only AZ01. The estimated the costs associated with research and preclinical programs and clinical development programs approximate the following:

	For the Twelve Months Ended December 31,
	2010	2009	$ Change	% Change
Research and preclinical programs	$4,345	$4,229	$116	3%
Clinical development program	2,559	2,507	52	2%

Total Research and development	6,904	6,736	168	2%

Research and preclinical program costs consist of costs associated with research efforts, conducting preclinical studies, personnel costs, lab supplies and indirect costs such as rent, utilities and depreciation. Clinical development costs consist of clinical manufacturing, clinical trial site and investigator fees and lab supplies.

General and Administrative Expenses

General and administrative expenses increased to $2.0 million for the twelve months ended December 31, 2010 from $1.8 million for the twelve months ended December 31, 2009. The increase was due primarily to increased legal and consulting fees.

Interest Income

Interest income decreased to $15,000 for the twelve months ended December 31, 2010 from $93,000 for the twelve months ended December 31, 2009. The decrease was due primarily to lower average cash balances and lower interest rates.

Interest Expense

Interest expense decreased to $183,000 for the twelve months ended December 31, 2010 from $338,000 for the twelve months ended December 31, 2009. The decrease was due primarily to the pay off of a $5.0 million term loan during 2009 and the pay off of equipment secured promissory notes in 2010, both of which reduced interest expense during 2010 as compared to 2009.

Loss on Extinguishment of Debt

During 2009, Allozyne paid off a $5.0 million term loan with a commercial bank with the difference between the carrying value and the balance repaid of $144,000 recognized as a loss on the early extinguishment of debt.

Federal Grant Income

During 2010, Allozyne applied for and was awarded a grant in the total amount of $489,000 under the Qualifying Therapeutic Discovery Project tax credit provided under section 48D of the Code.

Preferred Stock Warrant Revaluation

Preferred stock warrant revaluation was a gain of $78,000 for the twelve months ended December 31, 2010 compared to a gain of $32,000 for the twelve months ended December 31, 2009. The increase was based on the change in the fair value of the warrants outstanding. Allozyne estimated the fair value of these warrants at the respective balance sheet dates using the Black-Scholes option-pricing model. The change in estimated fair value of the preferred stock warrant liability was primarily a result of a decline in the fair value of the preferred stock. Allozyne expects the value of the preferred stock warrant liability to continue to fluctuate in the future.

Liquidity and Capital Resources

Since inception, Allozyne has financed its operations primarily through private placements of preferred stock and convertible promissory notes, receiving aggregate proceeds from such sales totaling $43.9 million. Allozyne has received additional funding from asset-based debt financing, interest income, and federal grant income. As of September 30, 2011, Allozyne had $1.2 million in cash and cash equivalents. Allozyne’s cash equivalents consist principally of money market securities. Cash in excess of immediate requirements is invested with regard to liquidity and capital preservation. As of September 30, 2011, Allozyne had a net working capital deficit of $9.6 million and will need to raise additional capital through the issuance of debt or equity capital to finance its ongoing operations.

	September 30, 2011	December 31, 2010
	($ in thousands)
Cash and cash equivalents	$1,164	$699
Working capital deficit	(9,592)	(1,572)
Stockholders’ deficit	52,979	42,982

	Nine Months Ended September 30,
	2011	2010
	($ in thousands)
Cash provided by (used in):
Operating activities	$(5,416)	$(6,545)
Investing activities	(152)	(127)
Financing activities	5,729	(510)

	Twelve Months Ended December 31,
	2010	2009
	($ in thousands)
Cash provided by (used in):
Operating activities	$(8,091)	$(9,173)
Investing activities	(132)	4,460
Financing activities	903	6,648

Operating Activities

Net cash used in operating activities was $5.4 million for the nine months ended September 30, 2011, compared to $6.5 million for the nine months ended September 30, 2010. Net cash used in operating activities was $8.1 million and $9.2 million for the years ended December 31, 2010 and 2009, respectively. Net cash used in operating activities for these periods consisted primarily of Allozyne’s net loss adjusted for noncash items such as depreciation, stock-based compensation charges and noncash interest expense, as well as net changes in working capital. Accounts payable increased to $2.9 million as of September 30, 2011 from $213,000 as of December 31, 2010, due to significant unpaid legal fees associated with the merger agreement with Poniard Pharmaceuticals as well as an increase in unpaid research and development and clinical development expenses incurred in the normal course of business. Allozyne expects net cash used in operations to increase in the future as it continues to expand its research and development activities.

Investing Activities

Net cash used in investing activities was $152,000 for the nine months ended September 30, 2011 and $127,000 for the nine months ended September 30, 2010. The cash used in investing activities during the nine months ended September 30, 2011 and 2010 were related to purchases of property and equipment. Net cash used in investing activities was $132,000 for the year ended December 31, 2010, compared to net cash provided by investing activities of $4.5 million for the year ended December 31, 2009. The $132,000 used for the year ended December 31, 2010 was due to purchases of property and equipment. The $4.5 million of cash provided by investing activities for the year ended December 31, 2009 was due primarily to maturities of marketable securities of $4.6 million, partially offset by $104,000 for purchases of property and equipment.

Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2011 was $5.7 million, compared to net cash used in financing activities during the nine months ended September 30, 2010 of $510,000. In the nine months ended September 30, 2011, financing activities consisted of $6.0 million of proceeds from the issuance of bridge loan convertible promissory notes, partially offset by $277,000 of debt repayment. In the nine months ended September 30, 2010, financing activities consisted primarily of $509,000 of debt repayment. Net cash provided by financing activities was $903,000 and $6.6 million for the years ended December 31, 2010 and 2009, respectively. In 2010, financing activities consisted primarily of proceeds of $1.5 million from the issuance of bridge loan convertible promissory notes, partially offset by $614,000 of debt repayment. In 2009, financing activities consisted of proceeds of $8.9 million from the issuance of Series B-2 preferred stock, $3.0 million from the issuance of bridge loan convertible promissory notes, partially offset by $5.3 million of debt repayment. In July 2008, Allozyne entered into a loan and security agreement (equipment line of credit and term loan) with Comerica Bank (loan agreement). Under the terms of the loan agreement, Allozyne may borrow up to $1,000,000 under the equipment line of credit that bears interest at the prime rate (3.25% per annum at October 7, 2011), matures in December 2011 and collateralized by a security interest in Allozyne. At September 30, 2011, the equipment line of credit had an outstanding balance of $65,000 (excluding $3,000 of unamortized discount). During 2008, Allozyne borrowed $5,000,000 under the term loan, which was repaid in 2009 and resulted in a $144,000 loss on the early extinguishment of debt.

The loan agreement also contains conditions of default that are customary for credit facilities of this type, including payment defaults, insolvency defaults and the occurrence of certain material adverse change events, or MAC. The occurrence of an event of default could result in the acceleration of the obligations under the loan agreement. A MAC is defined in the loan agreement as an event having a material adverse effect on (i) the business operations, condition, financial or otherwise, or prospects of Allozyne taken as a whole with respect to Allozyne’s viability, or that would result in Allozyne’s inability to repay the loan in accordance with the terms of the loan agreement and (ii) the commercial bank’s interest in the value, perfection or priority of its security interest in the collateral. The loan agreement could restrict Allozyne’s ability to, among other things, sell certain assets, engage in a merger or change in control transaction, incur debt, pay cash dividends, and make investments without first obtaining the bank’s consent.

In February and August 2007, Allozyne obtained equipment secured by promissory notes totaling $250,000 from the lessor of Allozyne’s office facilities, who is also a stockholder of Allozyne. The promissory notes bear interest at the rate of 10% per annum. In connection with these promissory notes, Allozyne issued warrants to purchase 18,750 shares of Allozyne common stock at an exercise price of $0.10 per share. The promissory notes were paid in full in 2010. Additionally, the lessor financed $1,432,000 of the Allozyne’s tenant improvements and laboratory equipment. Allozyne pays 10% interest per annum on this financing and it is being amortized over the term of the lease agreement, which expires on March 31, 2018.

Between October 2010 and January 2011, Allozyne issued 6% convertible promissory notes for total gross proceeds of $3,500,000. Between May and July 2011, Allozyne issued additional 6% convertible promissory notes for total gross proceeds of $4,000,000. These notes are convertible to Allozyne’s Series B-2 preferred stock at a rate of $1.00 per share. Additionally, Allozyne granted warrants to purchase 1,875,000 shares of Allozyne common stock that are immediately exercisable and fully vested in connection with the issuance of these notes.

In October 2011, Allozyne amended its loan agreement with Comerica, pursuant to which Allozyne is able to borrow up to $1,000,000, with an interest rate equal to the prime rate (3.25% per annum at October 7, 2011) plus 2.00% and a maturity date of January 7, 2012. The amendment is collateralized by a security interest in Allozyne, and contains a covenant to raise $10,000,000 from investors on or before December 7, 2011 and contains other covenants and conditions of default that are customary for credit facilities of this type, including payment defaults, insolvency defaults and the occurrence of certain material adverse change events. In addition, the credit facility provides for the issuance to the Comerica of a warrant to purchase up to 40,000 shares of Allozyne’s Series B-2 Preferred Stock. Allozyne intends to use this credit facility to fund its operations.

Allozyne will need to raise additional capital to support its operations, and such financing may not be available to Allozyne on acceptable terms, if at all. The capital markets have been experiencing extreme volatility. The scope and extent of this volatility could make it difficult or impossible to raise additional capital in public or private capital markets until conditions stabilize. If Allozyne is unable to raise additional capital when needed, it may be unable to continue development of its product candidates or could be required to delay, scale back, or eliminate some or all of its development programs and other operations.

Allozyne is continuously evaluating measures to reduce its costs and preserve additional capital. It intends to seek additional capital through public or private financing, strategic partnerships, or other arrangements. Any additional equity financing may be dilutive to stockholders and debt financing, if available, may involve restrictive covenants. If Allozyne raises capital through collaborative or licensing arrangements, it may be required to relinquish, on terms that are not favorable to it, rights to some of its technologies or product candidates that it would otherwise seek to develop or commercialize on its own. Allozyne’s failure to raise capital when needed may harm its business and results of operations. Allozyne needs to raise additional capital in order to meet the minimum cash and cash equivalents condition to complete the merger. Allozyne’s current financial condition may make securing additional capital extremely difficult. If Allozyne is unable to secure additional capital to fund working capital and capital expenditure requirements or complete the merger with Poniard in a timely manner, it may be forced to explore liquidation alternatives, including seeking protection from creditors through the application of bankruptcy laws.

Allozyne believes that its current cash and cash equivalents will be adequate to fund operations into the fourth quarter of 2011. The key assumption underlying this estimate is that expenditures related to salaries and wages, continued preclinical, manufacturing and clinical development of its product candidates and legal and accounting fees associated with the merger with Poniard during this period will be within forecasted levels. Allozyne’s forecast, however, reflects use of available cash only to fund its current operations and does not include additional costs of a liquidation and winding up of Allozyne if it is unable to raise additional capital or if it is unable to complete the merger with Poniard. These costs may be substantial and would include severance and accrued vacation expenses, accelerated payments due under existing contracts, and legal and accounting fees. Allozyne cannot provide assurance that it will have sufficient cash to cover these additional costs.

Allozyne’s forecast of the period of time that its financial resources will be adequate to support operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in the section entitled “Risk Factors” beginning on page 24 of the proxy statement/prospectus/consent solicitation. In light of the numerous risks and uncertainties associated with the development and commercialization of Allozyne’s product candidates, Allozyne is unable to estimate the amounts of increased capital outlays and operating expenditures will be associated with product development. Allozyne’s future funding requirements will depend on many factors, including:

•	the ability to raise capital in the debt/equity markets or through strategic partnerships;

•	the costs and timing associated with the closing of the merger;

•	the scope, rate of progress, results and costs of its preclinical testing, clinical trials, and other research and development activities;

•	the hiring of a number of new employees at salary levels consistent with its estimates to support operating as a publicly held company following the merger;

•	the number of programs Allozyne pursues;

•	the cost of preparing, filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the cost of establishing clinical and commercial supplies of its product candidates;

•	the extent to which Allozyne acquires or invests in businesses, products or technologies; and

•	the cost, timing, and outcomes of regulatory approvals.

Related-Party Transactions

Under Allozyne’s policies applicable to transactions involving related persons, transactions involving related persons are assessed by the independent directors on Allozyne’s board of directors. Related persons include Allozyne directors and executive officers, as well as immediate family members of directors and officers. If the determination is made that a related person has a material interest in any Allozyne transaction, then Allozyne’s independent directors would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable law and NASDAQ listing requirements. If the related person at issue is a director of Allozyne, or a family member of a director, then that director would not participate in those discussions. Other than transactions with respect to compensation otherwise described in the proxy statement/prospectus/consent solicitation, Allozyne has not engaged in any related party transactions with individuals expected to serve as directors or executive officers of the combined company.

Off-Balance Sheet Arrangements

Since its inception, Allozyne has not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Recently Issued Accounting Pronouncements

Effective January 1, 2010, Allozyne adopted new authoritative guidance on fair value measurements and disclosures. The new guidance requires additional disclosures regarding fair value measurements, amends disclosures about postretirement benefit plan assets, and provides clarification regarding the level of disaggregation of fair value disclosures by investment class. This guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for certain Level 3 activity disclosure requirements that will be effective for reporting periods beginning after December 15, 2010. Accordingly, Allozyne adopted this new guidance beginning January 1, 2010, except for the additional Level 3 requirements, which Allozyne adopted beginning January 1, 2011. Level 3 assets and liabilities are those whose fair value inputs are unobservable and reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The adoption of this guidance did not and is not expected to have a material impact on Allozyne’s financial statements.

Impact of Inflation

Allozyne does not believe that inflation has had a material impact on its business and results of operations during the periods presented.

Internal Control Over Financial Reporting

Allozyne is not currently required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and is therefore not required to make an assessment of the effectiveness of Allozyne’s internal control over financial reporting. Further, Allozyne’s independent auditors have not been engaged to express, nor have they expressed, an opinion on the effectiveness of Allozyne’s internal control over financial reporting as of any balance sheet date or for any period reported in their financial statements. Had Allozyne performed such an evaluation or had its independent auditors performed an audit of Allozyne’s internal control over financial reporting, control deficiencies, including material weaknesses and significant deficiencies, in addition to those described below may have been identified.

In connection with Allozyne’s 2010 financial statement audit, Allozyne and its independent auditors identified a material weakness in Allozyne’s internal controls. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness consisted of a lack of financial accounting and reporting personnel and a lack of sufficient levels of review and approval of Allozyne’s financial statement close process for the year ended December 31, 2010.

Allozyne plans to continue to assess its internal controls and procedures and intends to take action as necessary or appropriate to address these matters, including to effect compliance with Section 404 of the Sarbanes-Oxley Act of 2002 when Allozyne is required to make an assessment of its internal controls. Remedying the deficiencies and maintaining proper and effective internal controls will require substantial management time and attention and may result in Allozyne incurring substantial incremental expenses, including costs to increase the breadth and depth of its finance organization to ensure that it has personnel with the appropriate qualifications and training in certain key accounting roles and adherence to certain control disciplines within the accounting and reporting function. In June 2011, Allozyne hired its Chief Financial Officer, who has experience managing a company’s internal controls and procedures to effect compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Allozyne does not know the specific timeframe needed to remediate the material weakness identified in Allozyne’s 2010 audit and Allozyne may incur incremental costs associated with this remediation. Allozyne plans on expending significant resources to improve the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act and expanding the financial accounting and reporting personnel to address the identified material weakness.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

DATA

The following tables present summary historical and unaudited pro forma condensed combined financial data for Poniard and Allozyne. The selected financial data does not give effect to the 1-for-40 reverse stock split of Poniard common stock to be implemented upon approval of Poniard shareholders and prior to consummation of the merger.

Selected Historical Financial Data of Poniard

The following selected financial data should be read together with Poniard’s financial statements and accompanying notes and “Poniard’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this supplement to the proxy statement/prospectus/consent solicitation. The selected financial data in this section is not intended to replace Poniard’s financial statements and the accompanying notes. Historical results are not necessarily indicative of operating results to be expected in the future.

The statement of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2010 and 2009 was derived from Poniard’s audited financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2010, which is included in the proxy statement/prospectus/consent solicitation. The statement of operations data for the years ended December 31, 2008, 2007 and 2006 and balance sheet data as of December 31, 2008, 2007 and 2006 was derived from audited financial statements not included or incorporated by reference in the proxy statement/prospectus/consent solicitation. The statement of operations data for the nine months ended September 30, 2011 and 2010 and the balance sheet data as of September 30, 2011 was derived from unaudited financial statements contained in Poniard’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 included in this supplement to the proxy statement/prospectus/consent solicitation. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Poniard considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected in future periods.

	Years Ended December 31,					Nine Months Ended September 30,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands, except per share data)
Statement of Operations Data
Revenues	$—	$—	$—	$—	$—	$—	$—
Operating Expenses
Research and development	7,975	25,739	34,714	23,373	13,356	1,062	7,870
General and administrative	17,140	14,698	14,443	12,085	7,548	9,756	13,747
Restructuring	1,626	468	—	—	—	—	1,626
Loss on extinguishment of debt	1,217	—	—	—	—	—	—
Asset impairment loss	—	2,073	—	—	403	—	—
Gain on sale of real estate and equipment	—	—	—	(105)	(73)	—	—

Total operating expenses	27,958	42,978	49,157	35,353	21,234	10,818	23,243

Loss from operations	(27,958)	(42,978)	(49,157)	(35,353)	(21,234)	(10,818)	(23,243)
Other income (expense), net	(2,093)	(2,737)	592	2,571	(2,060)	(57)	(1,641)

Net loss	(30,051)	(45,715)	(48,565)	(32,782)	(23,294)	(10,875)	(24,884)
Preferred stock dividends	(736)	(500)	(500)	(500)	(500)	(144)	(688)

Net loss applicable to common shareholders	$(30,787)	$(46,215)	$(49,065)	$(33,282)	$(23,794)	$(11,019)	$(25,572)

Net loss per share applicable to common shareholders—basic and diluted	$(0.66)	$(1.31)	$(1.41)	$(1.08)	$(1.37)	$(0.20)	$(0.55)

Weighted average common shares outstanding—basic and diluted	46,860	35,272	34,686	30,762	17,376	54,506	46,357

	As of December 31,					As of September 30,
	2010	2009	2008	2007	2006	2011
	(In thousands, except per share data)
Selected Balance Sheet Data
Cash, cash equivalents, marketable securities and restricted cash	$4,488	$43,670	$73,036	$92,902	$53,846	$2,006
Total assets	11,643	52,442	84,232	105,140	69,067	7,736
Long-term obligations	1,574	11,671	17,445	6,561	9,975	1,640
Accumulated deficit	(438,943)	(408,156)	(361,941)	(312,876)	(279,594)	(449,962)
Total shareholders’ equity	8,453	23,644	47,647	89,105	46,891	3,117

Selected Historical Financial Data of Allozyne

The following selected financial data should be read together with Allozyne’s financial statements and accompanying notes and “Allozyne’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this supplement to the proxy statement/prospectus/consent solicitation. The selected financial data in this section is not intended to replace Allozyne’s financial statements and the accompanying notes. Historical results are not necessarily indicative of operating results to be expected in the future.

The statement of operations data for the years ended December 31, 2010 and 2009 and the balance sheet data as of December 31, 2010 and 2009 was derived from Allozyne’s audited financial statements that are included in the proxy statement/prospectus/consent solicitation. The statement of operations data for the years ended December 31, 2008, 2007 and 2006 and balance sheet data as of December 31, 2008, 2007 and 2006 was derived from financial statements not included or incorporated by reference in the proxy statement/prospectus/consent solicitation. The statement of operations data for the nine months ended September 30, 2010 and 2011 and the balance sheet data as of September 30, 2011 was derived from unaudited condensed financial statements also included in this supplement to the proxy statement/prospectus/consent solicitation. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Allozyne considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 2011 are not necessarily indicative of the results that may be expected in future periods.

	Years Ended December 31,					Nine Months Ended September 30,
	2010	2009	2008	2007	2006	2011	2010
	(In thousands, except per share data)
Statement of Operations Data
Revenues	$43	$—	$—	$—	$—	$—	$43
Operating expenses
Research and development	6,904	6,736	11,397	2,388	1,336	5,453	5,030
General and administrative	1,990	1,809	3,083	1,284	523	3,056	1,438
Total operating expenses	8,894	8,545	14,480	3,672	1,859	8,509	6,468
Loss from operations	(8,851)	(8,545)	(14,480)	(3,671)	(1,859)	(8,509)	(6,425)
Other income (expense), net	399	(357)	286	(46)	80	(380)	(56)
Net loss	(8,452)	(8,902)	(14,194)	(3,717)	(1,779)	(8,889)	(6,481)
Accretion of preferred stock	(2,264)	(1,828)	(1,505)	(468)	(223)	(1,698)	(1,698)
Net loss applicable to common stockholders	$(10,716)	$(10,730)	$(15,699)	$(4,185)	$(2,002)	$(10,587)	$(8,179)
Net loss per share applicable to common stockholders—basic and diluted	$(3.62)	$(3.73)	$(5.49)	$(1.52)	$(0.80)	$(3.51)	$(2.78)
Weighted average common shares outstanding—basic and diluted	2,957	2,876	2,862	2,759	2,512	3,013	2,939

	As of December 31,					As of September 30,
	2010	2009	2008	2007	2006	2011
	(In thousands)
Selected Balance Sheet Data
Cash, cash equivalents, marketable securities and restricted cash	$856	$8,176	$6,241	$18,660	$1,170	$1,164
Total assets	4,367	12,106	15,337	19,425	1,340	4,203
Long-term obligations	1,052	1,427	3,925	250	—	967
Deficit accumulated during the development stage	(42,985)	(32,450)	(21,933)	(6,467)	(2,297)	(52,982)
Total stockholders’ deficit	(42,982)	(32,447)	(21,931)	(6,465)	(2,295)	(52,979)

Selected Unaudited Pro Forma Condensed Combined Financial Data of Poniard and Allozyne

The following unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and the accompanying notes of Poniard and Allozyne, and “Poniard’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Allozyne’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this supplement to the proxy statement/prospectus/consent solicitation, and the other information contained in the proxy statement/prospectus/consent solicitation. See “Where You Can Find Additional Information” beginning on page 255 of the proxy statement/prospectus/consent solicitation and the financial statements of Poniard and Allozyne beginning on pages 13 and 50, respectively, of this supplement to the proxy statement/prospectus/consent solicitation.

The following selected unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting. For accounting purposes, Allozyne is considered to be acquiring Poniard in this merger. The Poniard and Allozyne unaudited pro forma condensed combined balance sheet data assume that the merger of Poniard and Allozyne took place on September 30, 2011, and combines Poniard’s historical balance sheet at September 30, 2011 with Allozyne’s historical balance sheet at September 30, 2011. The Poniard and Allozyne unaudited pro forma condensed combined statement of operations data assume that the merger of Poniard and Allozyne took place as of the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2010 combines Poniard’s historical statement of operations for the year then ended with Allozyne’s statement of operations for the year ended December 31, 2010 and reflects only ongoing operations. The unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2011 combines Poniard’s historical statement of operations for the nine months then ended with Allozyne’s historical statement of operations for the nine months ended September 30, 2011 and reflects only ongoing operations.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the nine months ended September 30, 2011 and for the year ended December 31, 2010 are derived from the unaudited pro forma condensed combined financial information starting at page 101 of this supplement to the proxy statement/prospectus/consent solicitation and should be read in conjunction with those statements and the related notes. See “Unaudited Pro Forma Condensed Combined Financial Information.”

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations Data:
Revenue	$43	$—
Net loss applicable to common shareholders	(38,297)	(19,644)
Net loss per share applicable to common shareholders—basic and diluted	$(0.23)	$(0.11)
Weighted average common shares outstanding—basic and diluted	165,305	173,007

As of September 30, 2011
(in thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$3,148
Working capital	(6,246)
Total assets	19,230
Total liabilities	13.537
Shareholders’ equity	5,693

Comparative Historical and Unaudited Pro Forma Per Share

The following information does not give effect to the proposed reverse stock split that is presented in the proxy statement/prospectus/consent solicitation previously mailed to holders of Poniard’s common stock and to holders of Allozyne’s common stock, Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock under separate cover on or about October 13, 2011.

The information below reflects:

•

the historical net loss and book value per share of Allozyne and the historical net loss and book value per share of Poniard common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of Poniard with Allozyne on a purchase basis; and

•	the equivalent historical net loss per share attributable to shares of Poniard common stock which will be issued in the merger.

You should read the tables below in conjunction with the respective audited and unaudited financial statements of Poniard and Allozyne included elsewhere in this document and the related notes and the unaudited pro forma condensed financial information and notes related to such financial information included elsewhere in this supplement to the proxy statement/prospectus/consent solicitation.

ALLOZYNE

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Historical Per Common Share Data:
Basic and diluted net loss per common share	$(3.62)	$(3.51)
Book value per common share	(14.26)	(17.58)

PONIARD

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Historical Per Common Share Data:
Basic and diluted net loss per common share	$(0.66)	$(0.20)
Book value per common share	0.17	0.05

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Pro Forma Equivalent Data (1):
Basic and diluted net loss per common share	$(0.56)	$(0.27)
Book value per common share	N/A	0.10

ALLOZYNE AND PONIARD

	Year Ended December 31, 2010	Nine Months Ended September 30, 2011
Combined Pro Forma Per Common Share Data:
Basic and diluted net loss per combined pro forma common share	$(0.23)	$(0.11)
Book value per combined pro forma common share	N/A	0.04

(1)	Poniard pro forma equivalent amounts are calculated by multiplying pro forma combined per share amounts by the exchange ratio of 2.4394.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Except where specifically noted, the following information and all other information contained in this supplement to the proxy statement/prospectus/consent solicitation does not give effect to the proposed reverse stock split described in the section entitled “Matters Being Submitted to a Vote of Poniard Shareholders –Proposal No. 2: Approval of Amendment to Articles of Incorporation to Effect a Reverse Stock Split of Poniard’s Outstanding Common Stock to an Exchange Ratio of 1-for-40” beginning on page 212 of the proxy statement/prospectus/consent solicitation.

The following unaudited pro forma condensed combined financial information gives effect to the proposed merger of Poniard and Allozyne. For accounting purposes Allozyne is considered to be acquiring Poniard because the existing shareholders of Allozyne will have a controlling interest in the combined company and the management of Allozyne will be the management of the combined company.

The merger will be accounted for as a reverse acquisition under the acquisition method of accounting. Under the acquisition method of accounting, the estimated consideration transferred will be allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair value as of the acquisition date. The acquisition date is expected to be the date the merger is consummated or, effective time of the merger. The excess of consideration transferred over the fair value of the assets acquired and liabilities assumed is allocated to goodwill. The consideration transferred used in the pro forma information below is primarily based on the closing price and number of Poniard common shares outstanding on October 4, 2011 and the Poniard RSUs that are expected to be vested at the acquisition date. Significant changes in the fair value of Poniard common shares or RSUs between the date of this supplement to the proxy statement/prospectus/consent solicitation and the acquisition date could have a material impact on the consideration transferred and, as a result, the residual amount recognized as goodwill after recognizing the fair values of identifiable assets acquired and liabilities assumed as of the acquisition date. In addition, transactions by either Poniard or Allozyne such as additional borrowings or stock issuances, including those discussed below, could also have a material impact on the fair values of assets acquired and liabilities assumed at the acquisition date.

The unaudited pro forma condensed combined financial information presented below is based on the historical financial statements of Poniard and Allozyne, adjusted to give effect to the acquisition of Poniard by Allozyne for accounting purposes. The pro forma adjustments are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined balance sheet as of September 30, 2011 gives effect to the proposed merger as if it occurred on September 30, 2011 and combines the historical balance sheets of Poniard and Allozyne as of September 30, 2011. The Allozyne balance sheet information was derived from its unaudited condensed balance sheet as of September 30, 2011 included herein. The Poniard balance sheet information was derived from its unaudited condensed consolidated balance sheet included in its Form 10-Q for the quarterly period ended September 30, 2011 and also included herein. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2011 and the year ended December 31, 2010 are presented as if the merger was consummated on January 1, 2010, and combines the historical results of Poniard and Allozyne for the nine months ended September 30, 2011 and the year ended December 31, 2010. The historical results of Allozyne were derived from its unaudited condensed statement of operations for the nine months ended September 30, 2011 and its audited statement of operations for the year ended December 31, 2010 included herein. The historical results of Poniard were derived from its unaudited condensed consolidated statement of operations for the nine months ended September 30, 2011 included in its Form 10-Q for the quarterly period ended September 30, 2011 included herein, and its audited statement of operations for the year ended December 31, 2010 included in its Annual Report on Form 10-K for the year ended December 31, 2010 and also included in the proxy statement/prospectus/consent solicitation.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes and is not intended to represent the condensed combined financial position or results of operations in future periods or what the results actually would have been had Poniard and Allozyne been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this supplement to the proxy statement/prospectus/consent solicitation. The unaudited pro forma condensed combined financial information and accompanying notes are qualified by reference to and should be read in conjunction with (i) the Allozyne historical financial statements and notes thereto as of and for the nine months ended September 30, 2011 and the year ended December 31, 2010 included elsewhere herein, and (ii) the historical financial statements and notes thereto for the nine months ended September 30, 2011 included in Poniard’s Quarterly Report on Form 10-Q and for the year ended December 31, 2010 included in Poniard’s Annual Report on Form 10-K for the year ended December 31, 2010, in each case, filed with the Securities and Exchange Commission and also included in the proxy statement/prospectus/consent solicitation and this supplement thereto.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of September 30, 2011

(in thousands)

	Allozyne Historical	Poniard Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,164	$1,984			$3,148
Cash—restricted	—	22			22
Prepaid expenses & other current assets	153	246			399

Total current assets	1,317	2,252			3,569
Property and equipment, net	2,886	18	$(18)	(a)	2,886
Licensed product, net	—	5,466			5,466
Restricted cash	—	—			—
Goodwill	—	—	8,236	(d)	7,309
			18	(a)
			(945)	(e)

Total assets	$4,203	$7,736			$19,230

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND SHAREHOLDERS’ EQUITY
Accounts payable	$2,914	$1,483	$940	(f)	$5,337
Accrued and other current liabilities	632	1,496	(228)	(b)	1,900
Current portion equipment loan with a related party	116	—			116
Note payable	—	—	2,400	(b)	2,400
Bridge loan-convertible promissory notes	7,185	—	(7,185)	(c)	—
Current portion of long-term debt	62	—			62

Total current liabilities	10,909	2,979			9,815
Long-term liabilities:
Capital lease, noncurrent portion	—	1,640			1,640
Preferred stock warrant liability	48	—	(48)	(c)	—
Deferred rent, net of current portion	1,115	—			1,115
Equipment loan with a related party, net of current portion	967	—			967

Total liabilities	13,039	4,619			13,537
Redeemable convertible preferred stock	44,143	—	(44,143)	(c)	—
Convertible, exchangeable preferred stock	—	2	(2)	(e)	—
Common stock	3	1,199	44	(c)	2,357
			(1,199)	(e)
			2,310	(d)
Additional paid-in-capital	—	451,878	51,647	(c)	57,573
			(451,878)	(e)
			5,926	(d)
Accumulated deficit	(52,982)	(449,962)	452,134	(e)	(54,237)
			(2,172)	(b)
			(315)	(c)
			(940)	(f)

Total shareholders’ (deficit) equity	(52,979)	3,117			5,693

Total liabilities, redeemable convertible preferred stock, and shareholders’ (deficit) equity	$4,203	$7,736			$19,230

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS for the Nine Months Ended September 30, 2011 (in thousands, except per share amounts)

	Allozyne Historical	Poniard Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$—	$—			$—
Operating expenses:
Research and development	5,453	1,062	$(55	)(g)	6,460
General and administrative	3,056	9,756	(389	)(g)	12,423

Total operating expenses	8,509	10,818			18,883

Loss from operations	(8,509)	(10,818)			(18,883)
Other income (expense):
Interest expense	(519)	(70)	(324	)(h)	(913)
Interest income	1	13			14
Other income (expense), net	138	—			138

Total other income (expense), net	(380)	(57)			(761)

Net loss	(8,889)	(10,875)			(19,644)
Accretion of redeemable convertible preferred stock	(1,698)	—	1,698	(j)	—
Preferred stock dividends	—	(144)	144	(j)	—

Net loss applicable to common shareholders	$(10,587)	$(11,019)			$(19,644)

Net loss per share applicable to common shareholders—basic and diluted	$(3.51)	$(0.20)			$(0.11)

Weighted average shares used in calculation of basic and diluted net loss per common share	3,013	54,506	115,488	(i)	173,007

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS for the Year Ended December 31, 2010 (in thousands, except per share amounts)

	Allozyne Historical	Poniard Historical	Pro Forma Adjustments		Pro Forma Combined
Revenue	$43	$—			$43
Operating expenses:
Research and development	6,904	7,975	$(178	)(g)	14,701
General and administrative	1,990	17,140	(460	)(g)	18,670
Restructuring	—	1,626			1,626
Loss on extinguishment of debt	—	1,217			1,217

Total operating expenses	8,894	27,958			36,214

Loss from operations	(8,851)	(27,958)			(36,171)
Other income (expense):
Interest expense	(183)	(2,210)	(432	)(h)	(2,825)
Interest income	15	86			101
Other income (expense), net	567	31			598

Total other income (expense), net	399	(2,093)			(2,126)

Net loss	(8,452)	(30,051)			(38,297)
Accretion of redeemable convertible preferred stock	(2,264)	—	2,264	(j)	—
Preferred stock dividends	—	(166)	166	(j)	—
Preferred stock dividends, in-kind	—	(570)	570	(j)	—

Net loss applicable to common shareholders	$(10,716)	$(30,787)			$(38,297)

Net loss per share applicable to common shareholders—basic and diluted	$(3.62)	$(0.66)			$(0.23)

Weighted average shares used in calculation of basic and diluted net loss per common share	2,957	46,860	115,488	(i)	165,305

See accompanying notes to the unaudited pro forma condensed combined financial information

Note 1. Basis of Presentation

On June 22, 2011, Poniard and Allozyne entered into an Agreement and Plan of Merger and Reorganization (the Merger Agreement) under which FV Acquisition Corp., a wholly owned subsidiary of Poniard formed by Poniard in connection with the merger, will merge with and into Allozyne (the Merger) and Allozyne will become a wholly owned subsidiary of Poniard. Upon completion of the Merger, Poniard will be renamed Allozyne, Inc.

At the effective time of the merger, the outstanding shares of Allozyne common and preferred stock will be converted into the right to receive the number of shares of Poniard common stock representing approximately 65% of the shares of outstanding common stock of the combined company, after giving effect to the issuance of shares pursuant to Allozyne’s and Poniard’s outstanding options, warrants and other securities convertible into capital stock. The actual number of shares of Poniard common stock to be issued in respect of each share of Allozyne common or preferred stock, or the actual exchange ratio, will be adjusted to reflect Poniard’s and Allozyne’s net debt or net cash, respectively, and certain permitted financings completed prior to the closing of the Merger. The Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code and is subject to customary closing conditions, including approval by Poniard and Allozyne shareholders.

Because Allozyne shareholders will own approximately 65% of the common shares of the combined company immediately following consummation of the Merger, Allozyne is deemed to be the acquirer for accounting purposes. Accordingly, the assets and liabilities of Poniard will be recognized at fair value upon consummation of the Merger, which is expected to be the acquisition date for accounting purposes, and any direct costs of the Merger will be charged to expense in the period incurred.

Note 2. Estimated Consideration Transferred

As of October 4, 2011, there were approximately 59,944,000 shares of Poniard common stock outstanding. Based on the closing price of $0.13 per share on October 4, 2011, the fair value of such Poniard common shares was approximately $7.8 million. The estimated consideration transferred of $8.2 million used in the accompanying pro forma financial information primarily consists of the $7.8 million fair value of Poniard common shares outstanding on October 4, 2011 and the $434,000 fair value of Poniard restricted stock units, or RSUs, expected to vest at the acquisition date, each valued based on the $0.13 per share closing price on October 4, 2011. Outstanding preferred stock, stock options, and warrants did not have a material impact on the estimated consideration transferred. The estimated consideration transferred consists of the following (in thousands):

Fair value of Poniard common stock at $0.13 per share	$7,793
Fair value of Poniard preferred stock at $0.0247 per share	2
Fair value of Poniard stock options	—
Fair value of Poniard RSUs	434
Fair value of Poniard warrants	7

Total preliminary estimated purchase price	$8,236

The per share price of Poniard common stock is subject to change until the acquisition date and, as a result, the estimated consideration transferred and resultant goodwill, if any, will fluctuate. Below are the significant changes to the pro forma condensed combined balance sheet that would occur upon a 10% increase or decrease in the price of Poniard common stock based on an estimated stock price of $0.13 per share at October 4, 2011:

Stock Price	% Change in Stock Price	Total Preliminary Estimated Purchase Price	Goodwill
		(in millions)	(in millions)
$0.1170	-10%	$7.4	$6.5
$0.1300	0%	$8.2	$7.3
$0.1430	10%	$9.1	$8.1

Under the acquisition method of accounting, identifiable assets acquired and liabilities assumed will be recognized and measured at fair value at the acquisition date, with any residual amount from the consideration transferred recognized as goodwill. For purposes of this unaudited pro forma condensed combined financial information, Poniard and Allozyne have made an estimate of the acquisition date fair values of assets acquired and liabilities assumed, with the residual value recognized as goodwill, as follows (in thousands):

Current assets	$2,252
Licensed product, net	5,466
Goodwill	7,309
Current liabilities	(5,151)
Non-current liabilities	(1,640)

Total estimated consideration transferred	$8,236

Poniard believes the carrying value as of September 30, 2011 of its licensed product approximates fair value as stated above. Given Poniard’s limited operations and staff, no other intangible assets have been identified. A final determination of estimated consideration transferred and fair value, which cannot be made prior to the acquisition date, will be based on the actual net assets of Poniard that exist as of the acquisition date. The assets identified and amounts recorded at the acquisition date may differ materially from the information presented in this pro forma financial information as a result of:

•	the fair value of Poniard common stock at the acquisition date;

•	the final valuation of the tangible and intangible assets of Poniard, including the licensed product;

•	Poniard’s net debt (as defined in the Merger Agreement) as of the acquisition date;

•	Allozyne’s net cash (as defined in the Merger Agreement) as of the acquisition date;

•	the timing of the acquisition date; and

•	other changes in Poniard’s net assets that occur prior to the acquisition date, which could cause material differences in the information presented herein.

Allozyne believes the merger with Poniard results in goodwill based on a number of factors, including the following:

•

the expectation that the merger with Poniard would be a more time- and cost-effective means to access sufficient capital than other options considered, including an initial public offering or an additional round of private equity financing, given the stage of development of Allozyne and the challenging state of the markets for initial public offerings and venture financings of private biotechnology companies;

•

the view that the range of options available to the combined company to access private and public equity markets should additional capital be needed in the future will likely be greater as a public company than continuing as a privately held company;

•	the belief that the combined company will have an increased ability to attract and retain technical talent compared to a privately held company; and

•

the conclusion, based on the foregoing, that the combined company could more effectively maximize the commercial potential of the Allozyne pipeline than the continuation of Allozyne as a separate, stand-alone entity.

Note 3. Pro Forma Adjustments

The unaudited pro forma condensed combined financial information includes pro forma adjustments to reflect the estimated purchase price, to reflect a note payable to pay certain contractual compensation liabilities owed to Poniard’s remaining employees for the impact of change of control provisions, to adjust certain amounts related to Poniard’s net tangible assets to preliminary estimates of fair value, and to eliminate Poniard’s equity accounts as follows:

(a)	Adjustment to reduce the carrying value of Poniard’s property and equipment to estimated fair value. Poniard believes the carrying value as of September 30, 2011 of its licensed product approximates fair value as stated above. Given Poniard’s limited operations and staff, no other intangible assets have been identified. A final determination of estimated consideration transferred and fair value, which cannot be made prior to the acquisition date, will be based on the actual net assets of Poniard that exist as of the acquisition date. The assets identified and amounts recorded at the acquisition date may differ materially from the information presented in this pro forma financial information;

(b)	Adjustment to record the non-recourse note payable to BCC, a Poniard shareholder, which will be effective immediately prior to the acquisition date. The note has a term of one year and interest thereon accrues at the rate of 18% per annum. The proceeds from the note will be used to pay certain contractual compensation liabilities owed to Poniard’s remaining employees upon a change of control;

(c)	Adjustment to record conversion of the Allozyne bridge loan convertible promissory notes to Allozyne preferred stock and conversion of Allozyne preferred stock into Allozyne common stock. The $7.5 million balance of these notes is assumed to convert to an estimated 19.1 million shares of Poniard common stock upon consummation of the Merger, at which time the related preferred stock warrant liability will also be eliminated. Adjustment also reflects recognition of the associated loan discount to accumulated deficit;

(d)	Adjustment to reflect the issuance of approximately 115,488,000 shares of Poniard common stock in exchange for all outstanding shares of Allozyne common and preferred stock and assumption of all Allozyne stock options and warrants. The actual number of Poniard common shares to be issued will be adjusted to reflect Poniard’s and Allozyne’s net cash or net debt and certain permitted financings completed prior to the closing of the Merger;

(e)	Adjustment to eliminate Poniard’s common stock, preferred stock, additional paid-in capital, and accumulated deficit;

(f)	Adjustment for non-recurring transaction related expenses, less amounts already incurred at September 30, 2011. Poniard and Allozyne will incur certain non-recurring expenses in connection with the Merger. These expenses are reflected in the unaudited pro forma condensed combined balance sheet but are not reflected in the accompanying unaudited pro forma condensed combined statements of operations because such expenses are directly attributable to the Merger, but are not recurring expenses. Poniard’s and Allozyne’s non-recurring transaction costs incurred or expected to be incurred subsequent to September 30, 2011 are currently estimated as follows (in thousands):

Accounting, legal and financial advisor fees	$880
Printing and filing fees	60

$940

(g)	Adjustment to reduce Poniard historical depreciation expense associated with the reduction to the carrying value of the property and equipment described in Note 3(a) above and, as a result of the proposed merger, to reduce amortization expense for the change in useful life of the licensed product, since Poniard believes the fair value of the licensed product would be based on cash flows through the first extension of the underlying patent which is longer than the historical period of amortization utilized by Poniard;

(h)	Adjustment to record interest expense attributable to the non-recourse note payable to BCC described in Note 3(b) above;

(i)	Pro forma combined basic and diluted net loss per share is based on Poniard’s historical weighted average common shares outstanding, plus approximately 115,488,000 of Poniard common shares to be issued upon consummation of the Merger as if such shares were issued on January 1, 2010. The actual number of Poniard common shares to be issued will be adjusted to reflect Poniard’s and Allozyne’s net cash or net debt and certain permitted financings completed prior to the closing of the Merger; and

(j)	Adjustment to eliminate accretion of preferred shares, preferred stock dividends, and preferred stock dividends-in kind upon conversion of Allozyne preferred stock and elimination of Poniard preferred stock described in Note 3(c) and Note 3(e) above.

ANNEX A

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of October 31, 2011, by and between COMERICA BANK (“Bank”) and ALLOZYNE, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of July 30, 2008, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of June 10, 2009 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1. The following defined terms in Section 1.1 of the Agreement are hereby added or amended and restated in their entirety, as applicable, as follows:

“Equity Event” means the receipt by Borrower after October 31, 2011 of net proceeds of not less than $10,000,000 in the aggregate from the sale(s) or issuance(s) of Borrower’s equity securities, in one or more closings, on terms and conditions and from investors reasonably acceptable to Bank, and/or from the incurrence of Subordinated Debt.

“Merger” means the merger of Borrower into FV ACQUISITION CORP., a Delaware corporation with Borrower remaining as the surviving entity pursuant to that certain Agreement and Plan of Merger ad Reorganization by and between Poniard Pharmaceuticals, Inc., a Washington corporation, FV ACQUISITION CORP. and Borrower, dated June 22, 2011.

“Term Line” means a Credit Extension of $1,000,000.

“Term Line Maturity Date” means January 7, 2012.

2. Section 2.1(c) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(c) Term Advance.

(i) Subject to and upon the terms and conditions of this Agreement, on the Second Amendment Effective Date, Bank shall make a Term Advance to Borrower in an aggregate principal amount equal to the Term Line. The Term Advance shall be used to refinance all existing Obligations owing from Borrower to Bank (other than Equipment Advances) and for general working capital purposes.

(ii) Interest shall accrue from the date of the Term Advance at the rate specified in Section 2.3(a), and shall be payable in accordance with Section 2.3(c). On the Term Line Maturity Date, all amounts due in connection with the Term Advance shall be immediately due and payable. The Term Advance, once repaid, may not be reborrowed. Borrower may prepay the Term Advance without penalty or premium.”

3. Section 2.3(a)(ii) of the Agreement hereby is amended and restated in its entirety to read as follows:

“(ii) Interest Rate for Term Advance. Except as set forth in Section 2.3(b), the Term Advance shall bear interest, on the outstanding daily balance thereof, as set forth in the Prime Referenced Rate Addendum to Loan and Security Agreement attached hereto as Exhibit E.”

4. Section 4.4 of the Agreement hereby is amended and restated in its entirety to read as follows:

“4.4 Intentionally Omitted.”

5. Section 6.7 of the Agreement hereby is amended and restated in its entirety to read as follows:

“6.7 Equity Event. Borrower shall consummate the Equity Event by no later than December 7, 2011.”

6. Section 7.2 of the Agreement hereby is amended and restated in its entirety to read as follows:

“7.2 Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without 30 days prior written notification to Bank; replace its chief executive officer or chief financial officer without written notification to Bank no later than ten (10) days after such replacement; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control; provided that Borrower shall be permitted to consummate the Merger.”

7. Section 7.3 of the Agreement hereby is amended and restated in its entirety to read as follows:

“7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed $250,000 during any fiscal year, (ii) no Event of Default has occurred and is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity; provided that Borrower shall be permitted to consummate the Merger.”

8. New Exhibit E is hereby added to the Agreement in the form attached hereto.

9. No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

10. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

11. Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

12. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Amendment, duly executed by Borrower;

(b) a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c) an Affirmation of Subordination Agreement from each holder of Subordinated Debt;

(d) a warrant to purchase stock;

(e) all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(f) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

13. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ALLOZYNE, INC.

By:	/s/ JOHN BENCICH
Title:	CHIEF FINANCIAL OFFICER

COMERICA BANK

By:	/s/ NATHANIEL R. HIGHLANDER
Title:	SENIOR VICE PRESIDENT

[Signature Page to Second Amendment to Loan and Security Agreement]

EXHIBIT E

PRIME REFERENCED RATE ADDENDUM TO LOAN AND SECURITY AGREEMENT

[please see attached]

Prime Referenced Rate Addendum To

Loan and Security Agreement

This Prime Referenced Rate Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of October 31, 2011, by and between Comerica Bank (“Bank”) and ALLOZYNE, INC. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement dated as of July 30, 2008, as may amended by that certain First Amendment to Loan and Security Agreement dated as of June 10, 2009 and that certain Second Amendment to Loan and Security Agreement dated as of October 31, 2011 (as the same may be further amended, modified, supplemented, extended or restated from time to time, collectively, the “Agreement”).

1. Definitions. As used in this Addendum, the following terms shall have the following meanings. Initially capitalized terms used and not defined in this Addendum shall have the meanings ascribed thereto in the Agreement.

a. “Applicable Margin” means two percent (2.00%) per annum.

b. “Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

c. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)	for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 8:00 a.m. (California time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 8:00 a.m. (California time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the outstanding principal amount of the Obligations and for a period equal to one (1) month;

divided by

(2)	1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

d. “LIBOR Lending Office” means Bank’s office located in the Cayman Islands, British West Indies, or such other branch of Bank, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to Borrower.

e. “Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

e. “Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

2. Interest Rate. Subject to the terms and conditions of this Addendum, the Obligations under the Agreement shall bear interest at the Prime Referenced Rate plus the Applicable Margin.

3. Payment of Interest. Accrued and unpaid interest on the unpaid balance of the Obligations outstanding under the Agreement shall be payable monthly, in arrears, on the first day of each month, until maturity (whether as stated herein, by acceleration, or otherwise). In the event that any payment under this Addendum becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, to the extent applicable, interest shall continue to accrue and be payable thereon during such extension at the rates set forth in this Addendum. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

4. Bank’s Records. The amount and date of each advance under the Agreement, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve Borrower of its obligations to repay Bank all amounts payable by Borrower to Bank under or pursuant to this Addendum and the Agreement, when due in accordance with the terms hereof.

5. Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of five percent (5%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, a late payment charge equal to five percent (5%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Addendum and the Agreement at any time exceed the maximum rate permitted by law.

6. Prepayment. Borrower may prepay all or part of the outstanding balance of any Obligations at any time without premium or penalty. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

7. Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

a. If the adoption after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation (whether domestic or foreign) of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof: (a) shall subject Bank to any tax, duty or other charge with respect to this Addendum or any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest under this Addendum or any other amounts due under this Addendum in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its LIBOR Lending Office imposed by the jurisdiction in which Bank’s principal executive office or LIBOR Lending Office is located); or (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Addendum or the Obligations hereunder; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations hereunder or to reduce the amount of any sum received or receivable by Bank under this Addendum by an amount deemed by the Bank to be material, then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

b. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk-based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations hereunder, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation’s) capital as a consequence of such obligations or the maintaining of such Obligations hereunder to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy), then Borrower shall pay to Bank, within fifteen (15) days of Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of the Bank hereunder or to maintaining any Obligations hereunder. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by the Bank and submitted by Bank to the undersigned, shall be conclusive and binding for all purposes absent manifest error.

8. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Agreement remain in full force and effect.

9. Conflicts. As to the matters specifically the subject of this Addendum, in the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall control.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

COMERICA BANK		ALLOZYNE, INC.

By:	/s/ NATHANIEL R. HIGHLANDER	By:	/s/ JOHN BENCICH
Name:	NATHANIEL R. HIGHLANDER	Name:	JOHN BENCICH
Title:	SENIOR VICE PRESIDENT	Title:	CHIEF FINANCIAL OFFICER

ANNEX B

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE STOCK

Corporation:	ALLOZYNE, INC., a Delaware corporation
Number of Shares:	40,000
Class of Stock:	Series B-2 Preferred
Warrant Price:	$1.00 per share
Issue Date:	October 31, 2011
Expiration Date:	October 31, 2018 (Subject to Section 4.1)

THIS WARRANT TO PURCHASE STOCK (THIS “WARRANT”) CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK, a Texas banking association, or its assignee (“Holder”), is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of ALLOZYNE, INC. (the “Company”) at the Warrant Price, all as set forth above and as adjusted pursuant to the terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

ARTICLE 1

EXERCISE

1.1 Method of Exercise. Holder may exercise this Warrant by a duly executed Notice of Exercise in substantially the form attached as Appendix I to the principal office of the Company (or such other appropriate location as Holder is so instructed by the Company). Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company) or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2 Intentionally Omitted.

1.3 Delivery of Certificate and New Warrant. Within 30 days after Holder exercises this Warrant and the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant representing the Shares not so acquired.

1.4 Replacement of Warrants. In the case of loss, theft or destruction of this Warrant, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.5 Acquisition of the Company.

1.5.1 “Acquisition.” For the purpose of this Warrant, “Acquisition” means (a) any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or (b) any reorganization, consolidation, merger, sale of the voting securities of the Company or other transaction or series of related transactions where the holders of the Company’s securities before the transaction or series of related transactions beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction or series of related transactions.

1.5.2 Treatment of Warrant in the Event of an Acquisition. The Company shall give Holder written notice at least 20 days prior to the closing of any proposed Acquisition. The Company will use commercially reasonable efforts to cause (i) the acquirer of the Company, (ii) successor or surviving entity or (iii) parent entity in an Acquisition (the “Acquirer”) to assume this Warrant as a part of the Acquisition.

(a) If the Acquirer assumes this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly, and the Warrant Price and number and class of Shares shall continue to be subject to adjustment from time to time in accordance with the provisions hereof.

(b) If the Acquirer refuses to assume this Warrant in connection with the Acquisition, the Company shall give Holder an additional written notice at least ten (10) days prior to the closing of the Acquisition of such fact. In such event, notwithstanding any other provision of this Warrant to the contrary, Holder may immediately exercise this Warrant in the manner specified in this Warrant with such exercise effective immediately prior to closing of the Acquisition. If Holder elects not to exercise this Warrant, then this Warrant will terminate immediately prior to the closing of the Acquisition. Notwithstanding any other provision of this Warrant to the contrary if the Acquirer refuses to assume this Warrant in connection with such Acquisition, other than in connection with an Excluded Acquisition (as defined below), then effective as of the date that is ten (10) days prior to the closing of such Acquisition, the Holder shall have the option to elect (i) that the Warrant Price be adjusted, without further action of any party, to $0.01 per share or (ii) to put this Warrant to the Company for a per Share amount equal to the difference between the Acquisition consideration payable for one Share and the Warrant Price. As used herein, an “Excluded Acquisition” means, an Acquisition where the consideration that the holders of the Shares are entitled to receive on account of the Shares consists entirely of cash and/or shares of common stock that are publicly traded on a national exchange and where the shares, if any, receivable by the Holder of this Warrant were the Holder to exercise this Warrant in full immediately prior to the closing of such Acquisition may be publicly re-sold by the Holder in their entirety within the three (3) months following such closing pursuant to Rule 144 or an effective registration statement under the Act.

ARTICLE 2

ADJUSTMENTS TO THE SHARES

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, or subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Certificate of Incorporation upon the closing of a registered public offering of the Company’s common stock. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price, the number of securities or property issuable upon exercise of the new warrant and expiration date. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification, reverse split or otherwise, into a lesser Number of Shares, the Warrant Price shall be proportionately increased. If the outstanding Shares are split or multiplied, by reclassification or otherwise, into a greater Number of Shares, the Warrant Price shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. In the event of the issuance (a “Diluting Issuance”) by the Company, after the Issue Date of this Warrant, of securities at a price per share less than the Warrant Price, then the number of shares of common stock issuable upon conversion of the Shares shall be adjusted in accordance with those provisions of the Company’s Certificate of Incorporation, a copy of which is attached hereto as Exhibit A, which apply to Diluting Issuances as if the Shares were outstanding on the date of such Diluting Issuance. The provisions set forth for the Shares in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the same series and class as the Shares granted to the Holder Under no circumstances shall the aggregate Warrant Price payable by the Holder upon exercise of this Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.5 No Impairment. The Company shall not, by amendment of its Articles or Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article 2 against impairment.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate signed by its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

2.7 Fractional Shares. No fractional Shares shall be issuable upon exercise of this Warrant and the Number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value, as determined by the Company’s Board of Directors, of a full Share.

ARTICLE 3

REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1 Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

3.1.1 The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

3.1.2 All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.1.3 The Company’s capitalization table delivered to Holder as of the Issue Date is true and complete as of the Issue Date.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of stock will be entitled to exchange their stock for securities or other property deliverable upon the occurrence of such event). Upon request, the Company shall provide Holder with such information reasonably necessary for Holder to evaluate its rights as a holder of this Warrant or Warrant Shares in the case of matters referred to (a), (b), (c) and (d) herein above.

3.3 Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communications, information and/or communiqués to the shareholders of the Company, (b) within one hundred eighty (180) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements. In addition, and without limiting the generality of the foregoing, so long as the Holder holds this Warrant and/or any of the Shares, the Company shall afford to the Holder the same access to information concerning the Company and its business and financial condition as would be afforded to a holder of the class of Shares under applicable state law and/or any agreement with any holder of the class of Shares.

3.4 Registration Under the Act. The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be deemed “Registrable Securities” or otherwise entitled to “piggy back” and “S-3” registration rights in accordance with the terms of that certain Amended and Restated Investor Rights Agreement between the Company and its shareholder(s) dated as of October 22, 2007 (the “Agreement”), a copy of which is attached hereto as Exhibit B. The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights hereunder this provision unless such amendments affect the rights associated with the Shares in the same manner as such amendments affect the rights associated with all other shares of the same series as the Shares. Holder shall be deemed to be a party to the Agreement solely for the purpose of the above-mentioned registration rights.

ARTICLE 4

MISCELLANEOUS

4.1 Term; Exercise Upon Expiration. This Warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering. The Company shall give Holder written notice of Holder’s right to exercise this Warrant not less than 90 days before the Expiration Date. If the notice is not so given, the Expiration Date shall automatically be extended until 90 days after the date the Company delivers such notice to Holder. The Company agrees that Holder may terminate this Warrant, upon notice to the Company, at any time in its sole discretion.

4.2 Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 4 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO RULE 144 OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

4.3 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee. The Company shall not require Comerica Bank (“Bank”) or a Bank Affiliate (as defined herein) to provide an opinion of counsel or investment representation letter if the transfer is to Bank’s parent company, Comerica Incorporated (“Comerica”), or any other affiliate of Bank (“Bank Affiliate”).

4.4 Transfer Procedure. After receipt of the executed Warrant, Bank will transfer all of this Warrant to Comerica Ventures Incorporated, a non-banking subsidiary of Comerica and a Bank Affiliate (“Ventures”). Subject to the provisions of Section 4.3, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of this Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this Warrant to its affiliates, including, without limitation, Ventures, at any time without notice or the delivery of any other instrument to the Company, and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this Warrant is issued in the name of the affiliate that exercises this Warrant. The terms and conditions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or sent via a nationally recognized overnight courier service, fee prepaid, or on the first business day after transmission by facsimile, at such address or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. Effective upon the receipt of executed Warrant and initial transfer described in Article 4.4 above, all notices to the Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

All notices to the Company shall be addressed as follows:

ALLOZYNE, INC.

1600 Fairview Ave E, Suite 300

Seattle, WA 98102

4.6 Amendments; Waiver. This Warrant and any term hereof may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such amendment, change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Confidentiality. The Company hereby agrees to keep the terms and conditions of this Warrant confidential. Notwithstanding the foregoing confidentiality obligation, the Company may disclose information relating to this Warrant as required by law, rule, regulation, court order or other legal authority, provided that (i) the Company has given Holder at least ten (10) days’ notice of such required disclosure, and (ii) the Company only discloses information that is required, in the opinion of counsel reasonably satisfactory to Holder, to be disclosed.

ALLOZYNE, INC.

By:	/s/ JOHN BENCICH
Name:	JOHN BENCICH
Title:	CHIEF FINANCIAL OFFICER

APPENDIX I

NOTICE OF EXERCISE

1. The undersigned hereby elects to purchase                              shares of the                              stock of ALLOZYNE, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Ventures Incorporated

Attn: Warrant Administrator

1717 Main Street, 5th Floor, MC 6406

Dallas, Texas 75201

Facsimile No. (214) 462-4459

3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA VENTURES INCORPORATED or Assignee

(Signature)

(Name and Title)

(Date)

Exhibit A

Anti-Dilution Provisions

Certificate of Incorporation (including all amendments thereto) – ATTACHED HERETO

Exhibit B

Registration Rights

Amended and Restated Investor Rights Agreement (including all amendments thereto) – ATTACHED HERETO